UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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INFINERA CORPORATION

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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Infinera Corporation

140 Caspian Court

Sunnyvale, California 94089

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 24, 2018

10:00 a.m. Pacific Time

Dear Stockholder:

You are cordially invited to attend the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) of Infinera Corporation, a Delaware corporation. Notice is hereby given that the meeting will be held on Thursday, May 24, 2018, at 140 Caspian Court, Sunnyvale, California 94089 at 10:00 a.m. Pacific Time, for the following purposes:

1.	To elect to the Board of Directors the two nominees for Class II directors named in the Proxy Statement;

2.	To approve an amendment and restatement of the Infinera Corporation 2016 Equity Incentive Plan to (i) increase the number of shares authorized for issuance thereunder by 1,500,000 shares and (ii) effect various technical revisions and improvements;

3.	To approve an amendment and restatement of the Infinera Corporation 2007 Employee Stock Purchase Plan to (i) increase the number of shares authorized for issuance thereunder by 4,500,000 shares and (ii) effect various technical revisions and improvements;

4.	To approve, on an advisory basis, the compensation of Infinera’s named executive officers, as described in the Proxy Statement;

5.	To ratify the appointment of Ernst & Young LLP as Infinera’s independent registered public accounting firm for the fiscal year ending December 29, 2018; and

6.	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is April 3, 2018. Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any postponement or adjournment thereof. A list of our stockholders will be maintained and open for examination by any of our stockholders, for any purpose germane to the Annual Meeting, during regular business hours at the address listed above for ten days prior to the meeting.

We are pleased to inform you that we will again be utilizing the U.S. Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders via the Internet. We believe that these rules allow us to provide our stockholders with the information they need more quickly and conveniently, while lowering the cost of delivery and reducing the environmental impact of the Annual Meeting.

As a stockholder, your vote is important. Whether or not you expect to attend the Annual Meeting in person, it is important that you vote as soon as possible so that your shares are represented. To vote your shares, please follow the instructions in the Notice of Internet Availability of Proxy Materials, which is being mailed to you on or about April 12, 2018.

On behalf of the Board of Directors, thank you for your participation in this important annual process.

By Order of the Board,
/s/ JAMES L. LAUFMAN
James L. Laufman
Senior Vice President, General Counsel and Secretary

Sunnyvale, California
April 11, 2018

INFINERA CORPORATION

PROXY STATEMENT SUMMARY

This summary highlights selected information contained elsewhere in this Proxy Statement. The summary does not contain all of the information that you should consider, and you should read and consider carefully the complete Proxy Statement before voting. Infinera Corporation is referred to herein as “Infinera,” “we,” “us” and “our.”

2018 Annual Meeting of Stockholders

Time and Date:	10:00 a.m. Pacific Time, on Thursday, May 24, 2018
Place:	Infinera Corporation, 140 Caspian Court, Sunnyvale, California 94089
Record Date:	April 3, 2018
Voting:	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on.

Meeting Agenda and Voting Matters

Agenda Items	Board Vote Recommendation	Page Reference (for more detail)
1. To elect to the Board of Directors the two nominees for Class II directors named in the Proxy Statement.	FOR EACH DIRECTOR NOMINEE	11
2. To approve an amendment and restatement of the Infinera Corporation 2016 Equity Incentive Plan to (i) increase the number of shares authorized for issuance thereunder by 1,500,000 shares and (ii) effect various technical revisions and improvements.	FOR	60
3. To approve an amendment and restatement of the Infinera Corporation 2007 Employee Stock Purchase Plan to (i) increase the number of shares authorized for issuance thereunder by 4,500,000 shares and (ii) effect various technical revisions and improvements.	FOR	69
4. To approve, on an advisory basis, the compensation of Infinera’s named executive officers, as described in the Proxy Statement.	FOR	74
5. To ratify the appointment of Ernst & Young LLP as Infinera’s independent registered public accounting firm for the fiscal year ending December 29, 2018.	FOR	75
6. To transact such other business that may properly come before the meeting or any postponement or adjournment thereof.

Board Nominees

Name	Age	Director Since	Independent(1)	Committee Memberships
				AC	CC	NGC	TAC
Paul J. Milbury	69	2010	X	C	M	—	—
David F. Welch, Ph.D.	57	2010	—	—	—	—	M

AC = Audit Committee; CC = Compensation Committee; NGC = Nominating and Governance Committee

TAC = Technology and Acquisition Committee; C = Chairman; M = Member

(1)	Under the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) and the listing standards of The Nasdaq Stock Market (“Nasdaq”).

Board and Governance Highlights

Board Independence. Six out of eight of our directors are independent.

Board Composition. The size of the Board of Directors (the “Board”) of Infinera is fixed at eight and is divided into three classes. The Board annually assesses its performance through a board self-evaluation.

Board Tenure. The average tenure of our current Board members is 5.9 years. We have appointed three new directors in the last four years.

Board Diversity. The Board consists of a diverse group of professionals who bring significant leadership and distinct qualities and skill sets to Infinera. We believe the current composition of the Board is culturally and ethnically diverse, which provides a diverse range of perspectives and experience to engage each other and management to effectively represent our stockholders.

Board Committees. We have four standing committees of the Board – Audit, Compensation, Nominating and Governance, and Technology and Acquisition. With the exception of the Technology and Acquisition Committee (David F. Welch, Ph.D., our Chief Strategy and Technology Officer, serves on this committee), all other committees are composed entirely of independent directors.

Leadership Structure. We have separated the positions of Chairman and Chief Executive Officer (“CEO”).

Director Stock Ownership. Each non-employee director is required to own shares of Infinera common stock having a value of at least four times the annual cash retainer.

Risk Oversight. Members of our senior management team are responsible for implementation of our day-to-day risk management processes, while the Board, as a whole and through its committees, has responsibility for the oversight of overall risk management.

Executive Compensation Program Highlights

The design of our executive compensation program for fiscal 2017 reflects our ongoing commitment to pay-for-performance and the continued strong alignment of the interests of our named executive officers (“NEOs”) with those of our stockholders. At the beginning of fiscal 2017, when a majority of executive compensation decisions were made, the Compensation Committee considered the performance of our company as we exited fiscal 2016 and the expectation of a challenging fiscal 2017. The decisions made were a proactive effort to maintain a strong pay-for-performance profile and support accountability of our leadership team for our financial performance. Highlights of our executive compensation program for fiscal 2017 included:

•	There were no increases in target cash compensation for our NEOs.

•

During the Compensation Committee’s traditional review in February 2017, the Compensation Committee approved no increases in base salary or annual incentive targets for our NEOs in fiscal 2017. This decision was based on an analysis of competitive market data provided by the Compensation Committee’s independent consultant, with consideration given to the challenging business environment expected during fiscal 2017.

•	Our CEO’s salary was reduced in October 2017.

•

In connection with our restructuring in November 2017, our CEO voluntarily reduced his salary by 20%, from $650,000 to $520,000. This change was approved by the Compensation Committee and became effective as of October 31, 2017.

•	The majority of our CEO’s fiscal 2017 target total direct compensation was in equity.

•

70% of our CEO’s target total direct compensation (the sum of base salary, target cash incentive opportunity and target equity incentive compensation) was in the form of equity awards, which closely links our CEO’s compensation directly to the value of our common stock. In fiscal 2017, our CEO received a performance-based restricted stock unit (“PSU”) award for 172,247 shares of our common stock (at target attainment) and a time-based restricted stock unit (“RSU”) award for 114,831 shares of our common stock. For the purpose of this discussion and in the chart below, the grant date value of the PSUs reflects the face value of the target number of shares awarded on the grant date, which differs from the accounting value presented in the Summary Compensation Table below.

•

Our long-term incentive program continues to emphasize performance-based awards. For our CEO, 60% of the target value of equity granted in fiscal 2017 was in the form of PSUs that will vest based upon our total stockholder return (“TSR”) performance relative to a networking sector benchmark (the “2017 TSR Award”). The 2017 TSR Award is mostly consistent with prior year awards that measured our stock performance against an index of networking companies with one change. Instead of measuring overall performance against the entire index, our TSR performance is measured relative to the TSR of each of the companies (the “Index Companies”) listed in the Standard & Poor’s North American Technology Multimedia Networking Index (“S&P Networking Index”). To support our “pay-for-performance” philosophy and further emphasize the importance of creating long-term stockholder value, the 2017 TSR Award contained several features we consider best practices.

•

Stretch goal for maximum performance. To earn the maximum number of shares under the 2017 TSR Award, which is 200% of the target number of shares, our TSR must exceed the 85th percentile of the companies included in the index. In addition, to earn the maximum number of shares, our TSR must sustain at least 85th percentile performance for each of the one-, two- and three-year measurement periods (coinciding with the end of our fiscal 2017, 2018 and 2019).

•

Payment cap. Regardless of our performance versus the Index Companies in the S&P Networking Index, the number of shares that may be earned under the 2017 TSR Award is capped at 100% of target for any period in which our TSR is negative. Therefore, even if we significantly outperform the Index Companies in challenging market conditions, this award only provides rewards above the target performance level if incremental stockholder value is created.

•

Our fiscal 2017 payouts reflect our pay-for-performance philosophy. Our fiscal 2017 payouts reflect the alignment of our executive compensation program to the performance of Infinera. As indicated above, a significant portion of our executive compensation program is designed to align the compensation outcomes for our NEOs on performance against measurable objectives. This resulted in no payout to our NEOs under our 2017 bonus plan (the “2017 Bonus Plan”), as we did not meet the minimum threshold established by the Compensation Committee for the financial objectives under the 2017 Bonus Plan. Further, during fiscal 2017, there were portions of three PSU awards for which payout was based entirely or in part on our performance during the year, which included the 2017 TSR Award. We underperformed as compared to the S&P Networking Index for each of our fiscal 2016 PSU awards and fiscal 2015 PSU awards, which resulted in no payouts for each of the performance periods that concluded at the end of fiscal 2017. In addition, we underperformed relative to the Index Companies in the S&P Networking Index, which resulted in no payouts under the 2017 TSR Award.

•

We continue to maintain sound corporate governance policies and practices. We seek to maintain sound corporate governance standards and during fiscal 2017, the following policies and practices continued to be in effect:

• No Guaranteed Bonuses • Executive Clawback Policy • Anti-Hedging Policy • No Pledging of our Common Stock by NEOs • Fully Independent Compensation Committee • Stock Ownership Policy

•     Majority Voting for the Election of Directors

•     “Double-Trigger” Change-of-Control Agreements

•     Annual Compensation Risk Assessment

•     No Executive Perquisites

•     Independent Compensation Consultant Reporting Directly to Compensation Committee

•     No Tax Gross-Ups

PROXY STATEMENT

2018 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS

AND VOTING PROCEDURAL MATTERS

Annual Meeting

Q:	Why am I being provided access to these proxy materials?

A:	The Board of Infinera is providing you access to these proxy materials in connection with the solicitation of proxies by the Board for use at the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, May 24, 2018 at 10:00 a.m. Pacific Time, and at any adjournment or postponement thereof, for the purpose of considering and acting upon the matters described herein. These materials were first sent or given to stockholders on or about April 12, 2018.

Q:	What is the Notice of Internet Availability of Proxy Materials?

A:	In accordance with rules and regulations adopted by the SEC, instead of mailing a printed copy of our proxy materials to all stockholders entitled to vote at the Annual Meeting, Infinera is furnishing the proxy materials to its stockholders via the Internet. If you received a Notice of Internet Availability of Proxy Materials (the “Notice”) by mail, you will not receive a printed copy of the proxy materials. Instead, the Notice will instruct you as to how you may access and review the proxy materials and submit your vote via the Internet. If you received a Notice by mail and would like to receive a printed copy of the proxy materials, please follow the instructions for requesting such materials included in the Notice.

Choosing to receive the Notice by email will save us the cost of printing and mailing the documents to you and will reduce the impact of the Annual Meeting on the environment. If you choose to receive the Notice by email, you will receive an email next year with instructions containing a link to the proxy materials and a link to the proxy voting site. Your election to receive the Notice by email will remain in effect until you terminate it.

On the date of mailing of the Notice, all stockholders of record and beneficial owners will have the ability to access all of our proxy materials on a website referred to in the Notice. These proxy materials will be available free of charge.

Q:	Where is the Annual Meeting?

A:	The Annual Meeting will be held at our principal executive offices, located at 140 Caspian Court, Sunnyvale, California 94089.

Q:	Can I attend the Annual Meeting?

A:	You are invited to attend the Annual Meeting if you were a stockholder of record or a beneficial owner as of the close of business on April 3, 2018 (the “Record Date”). If you are a stockholder of record, please bring a form of personal identification to be admitted to the meeting. If your shares are held in the name of your broker, trustee or other nominee, you must obtain a legal proxy issued in your name from the broker, trustee or other nominee that holds your shares, together with a form of personal identification, to be admitted to the meeting. The Annual Meeting will begin promptly at 10:00 a.m. Pacific Time.

Q:	What proposals will be voted on at the Annual Meeting?

A:	At the Annual Meeting, stockholders will be asked to vote on:

•	The election of two Class II directors to serve until the 2021 Annual Meeting of Stockholders or until their successors have been duly elected and qualified;

•

The approval of an amendment and restatement of the Infinera Corporation 2016 Equity Incentive Plan (the “2016 Plan”) to (i) increase the number of shares authorized for issuance thereunder by 1,500,000 shares and (ii) effect various technical revisions and improvements;

•

The approval of an amendment and restatement of the Infinera Corporation 2007 Employee Stock Purchase Plan (the “2007 ESPP”) to (i) increase the number of shares authorized for issuance thereunder by 4,500,000 shares and (ii) effect various technical revisions and improvements;

•	The approval, on an advisory basis, of the compensation of Infinera’s NEOs, as described in the Proxy Statement; and

•	The ratification of the appointment of Ernst & Young LLP as Infinera’s independent registered public accounting firm for the fiscal year ending December 29, 2018.

We are not currently aware of any other business to be acted upon at the Annual Meeting. If any other matters are properly submitted for consideration at the Annual Meeting, including any proposal to adjourn the Annual Meeting, the persons named as proxies will vote the shares represented thereby at their discretion. Adjournments of the Annual Meeting may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of common stock representing a majority of the votes present in person or by proxy at the Annual Meeting, whether or not a quorum exists, without further notice other than by an announcement at the Annual Meeting.

Q:	What is the voting requirement to approve each of the proposals and how does the Board recommend that I vote?

A:	Proposal 1—Directors are elected by a majority vote, which requires the affirmative vote of a majority of the total votes cast by holders of shares present in person, or represented by proxy, and entitled to vote for each nominee at the Annual Meeting. You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Abstentions are deemed to be votes cast and have the same effect as a vote “AGAINST” this proposal. Broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results on this proposal and will not affect the outcome of the vote. The Board unanimously recommends that you vote your shares “FOR” the nominees listed in Proposal 1.

Proposal 2—The approval of an amendment and restatement of the 2016 Plan to (i) increase the number of shares authorized for issuance thereunder by 1,500,000 shares and (ii) effect various technical revisions and improvements, requires the affirmative vote of a majority of the total votes cast by holders of shares present in person, or represented by proxy, and entitled to vote on this proposal at the Annual Meeting. You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Abstentions are deemed to be votes cast and have the same effect as a vote “AGAINST” this proposal. Broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results on this proposal and will not affect the outcome of the vote. The Board unanimously recommends that you vote your shares “FOR” Proposal 2.

Proposal 3—The approval of an amendment and restatement of the 2007 ESPP to (i) increase the number of shares authorized for issuance thereunder by 4,500,000 shares and (ii) effect various technical revisions and improvements, requires the affirmative vote of a majority of the total votes cast by holders of shares present in person, or represented by proxy, and entitled to vote on this proposal at the Annual Meeting. You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Abstentions are deemed to be votes cast and have the same effect as a vote “AGAINST” this proposal. Broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results on this proposal and will not affect the outcome of the vote. The Board unanimously recommends that you vote your shares “FOR” Proposal 3.

Proposal 4—The approval, on an advisory basis, of the compensation of Infinera’s NEOs requires the affirmative vote of a majority of the total votes cast by holders of shares present in person, or represented by proxy, and entitled to vote on this proposal at the Annual Meeting. You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Abstentions are deemed to be votes cast and have the same effect as a vote “AGAINST” this proposal. Broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results on this proposal and will not affect the outcome of the vote. The Board unanimously recommends that you vote your shares “FOR” Proposal 4.

Proposal 5—The ratification of the appointment of Ernst & Young LLP as Infinera’s independent registered public accounting firm for the fiscal year ending December 29, 2018, requires the affirmative vote of a majority of the total votes cast by holders of shares present in person, or represented by proxy, and entitled to vote on this proposal at the Annual Meeting. You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal.

Abstentions are deemed to be votes cast and have the same effect as a vote “AGAINST” this proposal. Broker non-votes, if any, are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results on this proposal and will not affect the outcome of the vote. The Board unanimously recommends that you vote your shares “FOR” Proposal 5.

Stock Ownership

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Stockholders of Record—If your shares are registered directly in your name with our transfer agent, Computershare, Inc., you are the stockholder of record with respect to those shares, and the Notice has been sent directly to you.

Beneficial Owners—Many stockholders hold their shares through a broker, trustee or other nominee, rather than directly in their own name. If your shares are held in a brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in “street name.” The Notice has been forwarded to you by your broker, trustee or other nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, trustee or other nominee on how to vote your shares. For directions on how to vote shares beneficially held in street name, please refer to the voting instruction card provided by your broker, trustee or other nominee. Because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a legal proxy issued in your name from the broker, trustee or other nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.

Quorum and Voting

Q:	Who is entitled to vote at the Annual Meeting?

A:	Stockholders of record of our common stock at the close of business on the Record Date are entitled to receive notice of and to vote their shares at the Annual Meeting. Such stockholders are entitled to cast one vote for each share of common stock held as of the Record Date. As of the close of business on the Record Date, there were 151,164,854 shares of common stock outstanding and entitled to vote at the Annual Meeting. Shares held as of the Record Date include shares that are held directly in your name as the stockholder of record and those shares held for you as a beneficial owner through a broker, trustee or other nominee.

Q:	How many shares must be present or represented to conduct business at the Annual Meeting?

A:	The presence of the holders of a majority of the shares of our common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Such stockholders are counted as present at the meeting if they (i) are present in person at the Annual Meeting or (ii) have properly submitted a proxy.

Under the General Corporation Law of the State of Delaware, as amended, abstentions and broker non-votes are counted as present and entitled to vote and are included for purposes of determining whether a quorum is present at the Annual Meeting.

Q:	What is a broker non-vote and how are they counted at the Annual Meeting?

A:	A broker non-vote occurs when the broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not exercise available discretionary voting power with respect to that proposal or, in the absence of discretionary voting power, has not received instructions from the beneficial owner on how to vote the shares. Broker non-votes will be counted towards the presence of a quorum, but will not be counted towards the vote total for any proposal.

Q:	Which proposals are considered “routine” or “non-routine?”

A:

The election of directors (Proposal 1), the amendment and restatement of the 2016 Plan (Proposal 2), the amendment and restatement of the 2007 ESPP (Proposal 3) and the non-binding advisory vote on Infinera’s

NEO compensation (Proposal 4) are “non-routine” matters for which discretionary voting power does not exist under applicable rules. A broker, trustee or other nominee cannot vote without instructions on non-routine matters, and therefore, broker non-votes may exist in connection with Proposals 1 through 4. Thus, if you hold your shares beneficially in street name and you do not instruct your broker, trustee or other nominee how to vote with respect to Proposals 1 through 4, no votes will be cast on your behalf.

The ratification of Ernst & Young LLP as our independent registered public accounting firm (Proposal 5) is considered a “routine” matter for which discretionary voting power exists under applicable rules. A broker, trustee or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal 5.

Q:	How can I vote my shares in person at the Annual Meeting?

A:	Stockholders of Record—Shares held in your name as the stockholder of record may be voted in person at the Annual Meeting, even if previously voted by another method. To vote in person, please bring a form of personal identification to be admitted to the meeting.

Beneficial Owners—Shares held beneficially in street name may be voted in person at the Annual Meeting only if you obtain a legal proxy issued in your name from the broker, trustee or other nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting. Otherwise, you will not be permitted to vote at the Annual Meeting.

Even if you plan to attend the Annual Meeting, we recommend that you submit your vote as described in the Notice and below, so that your vote will be counted if you later decide not to attend the Annual Meeting.

Q:	How can I vote my shares without attending the Annual Meeting?

A:	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may vote by submitting a proxy (please refer to the voting instructions in the Notice or below). If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or other nominee (please refer to the voting instructions provided to you by your broker, trustee or other nominee).

Internet—Stockholders of record with Internet access may submit proxies by following the instructions on the Notice. Most of our stockholders who hold shares beneficially in street name may vote by accessing the website specified in the voting instructions provided by their brokers, trustees or other nominees.

Telephone—Depending on how your shares are held, you may be able to vote by telephone. If this option is available to you, you will receive information explaining this procedure.

Mail—If you are a stockholder of record and have not already received one, you may request a proxy card from Infinera, and indicate your vote by completing, signing and dating the card where indicated and returning it in the prepaid envelope that will be included with the proxy card.

Q:	How will my shares be voted if I submit a proxy via the Internet, by telephone or by mail and do not make specific choices?

A:	If you are a stockholder of record or have obtained a proxy voting form from your broker, trustee or other nominee that holds your shares giving you the right to vote the shares, and you submit a proxy via the Internet, by telephone or by mail and do not make voting selections, the shares represented by that proxy will be voted “FOR” the nominees listed in Proposal 1 and “FOR” Proposals 2, 3 and 4. If you are a beneficial owner of shares and your broker, trustee or other nominee does not receive instructions from you about how your shares are to be voted, the shares represented by that proxy will not be voted with respect to Proposals 1 through 4 and will be counted as broker non-votes, and with respect to Proposal 5 may be voted at the discretion of your broker, trustee or other nominee.

Q:	Can I change or revoke my vote?

A:	Subject to any rules your broker, trustee or other nominee may have, you may change your proxy instructions at any time before your proxy is voted at the Annual Meeting.

Stockholders of Record—If you are a stockholder of record, you may change your vote by (1) filing with our Corporate Secretary, prior to your shares being voted at the Annual Meeting, a written notice of revocation or a duly executed proxy card, in either case dated later than the prior proxy relating to the same shares, or (2) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, by itself, revoke a proxy). Any written notice of revocation or subsequent proxy card must be received by our Corporate Secretary prior to the taking of the vote at the Annual Meeting. Such written notice of revocation or subsequent proxy card should be hand delivered to our Corporate Secretary or should be sent to our principal executive offices, Attn: Corporate Secretary. A stockholder of record who has voted via the Internet or by telephone may also change his or her vote by making a timely and valid Internet or telephone vote at a later time but prior to 11:59 p.m. Eastern Time, on the day prior to the Annual Meeting.

Beneficial Owners—If you are a beneficial owner of shares held in street name, you may change your vote by (1) submitting new voting instructions by any of the applicable voting methods allowed to your broker, trustee or other nominee, or (2) attending the Annual Meeting and voting in person if you have obtained a proxy voting form from the broker, trustee or other nominee that holds your shares giving you the right to vote the shares.

Q:	Who will bear the cost of soliciting votes for the Annual Meeting?

A:

We will bear all expenses of soliciting proxies for the Annual Meeting. We may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of common stock for their reasonable expenses in forwarding solicitation materials to such beneficial owners. Directors, officers and employees of Infinera may also solicit proxies in person or by other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. We have engaged the services of Morrow Sodali LLC, 470 West Avenue, 3rd Floor, Stamford, Connecticut 06902, as our proxy solicitor to aid in the solicitation of proxies from certain brokers, bank nominees and other institutional owners. Morrow’s fees for this service are estimated to be $9,500 plus expenses.

Q:	Where can I find the voting results of the Annual Meeting?

A:	We intend to announce preliminary voting results at the Annual Meeting and will publish final results on a Current Report on Form 8-K filed with the SEC.

Q:	Are votes confidential? Who counts the votes?

A:	We will continue to hold the votes of all stockholders in confidence from directors, officers and employees except:

•	as necessary to meet applicable legal requirements and to assert or defend claims for or against Infinera;

•	in the case of a contested proxy solicitation;

•	if a stockholder makes a written comment on the proxy card or otherwise communicates his or her vote to management; or

•	to allow the independent inspectors of election to certify the results of the vote.

A representative from Broadridge will serve as the inspector of election.

Additional Information

Q:	What should I do if I receive more than one Notice or set of proxy materials?

A:	If you receive more than one Notice or set of proxy materials, your shares are likely registered in more than one name or brokerage account. Please follow the voting instructions on each Notice or voting instruction card that you receive to ensure that all of your shares are voted.

Q:	Can I access Infinera’s proxy materials and Annual Report on Form 10-K via the Internet?

A:	Our proxy materials will be available on our website at www.infinera.com/annual_meeting, and all stockholders of record and beneficial owners will have the ability to vote free of charge online with their control number referred to in the Notice at www.proxyvote.com. Our Annual Report on Form 10-K for the fiscal year ended December 30, 2017 (the “2017 Annual Report”) is also available on the Internet as indicated in the Notice. In addition, you can access this Proxy Statement and the 2017 Annual Report by going to Infinera’s website at www.infinera.com/annual_meeting. The 2017 Annual Report is not incorporated into this Proxy Statement and is not considered proxy soliciting material.

Q:	What information from this proxy statement is incorporated by reference into certain Company SEC filings?

A:	We have made previous filings under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that incorporate future filings, including this proxy statement, in whole or in part. However, the Compensation Committee Report and the Report of the Audit Committee shall not be incorporated by reference into any such filings.

Q:	How can I view or request copies of Infinera’s corporate documents and SEC filings?

A:	Our website contains our Amended and Restated Bylaws (“Bylaws”), Corporate Governance Guidelines, Board committee charters, Code of Business Conduct and Ethics, and SEC filings. To view these documents, please go to www.infinera.com, click on “Investor Relations” under the “Company” heading and then click on “Committee Charters & Governance Documents” under the “Corporate Governance” heading. To view our SEC filings and Forms 3, 4 and 5 filed by our directors and executive officers, please go to www.infinera.com, click on “Investor Relations” under the “Company” heading and then click on “SEC Filings” under the “Financials” heading.

We will promptly deliver free of charge, upon request, a copy of our Corporate Governance Guidelines, Board committee charters or Code of Business Conduct and Ethics to any stockholder requesting a copy. Requests should be directed to Infinera Corporation, c/o Corporate Secretary, 140 Caspian Court, Sunnyvale, California 94089.

We will promptly deliver free of charge, upon request, a copy of the 2017 Annual Report and this Proxy Statement to any stockholder requesting a copy. Requests should be directed to Infinera Corporation, c/o Corporate Secretary, 140 Caspian Court, Sunnyvale, California 94089.

PROPOSAL 1—ELECTION OF DIRECTORS

General

The Board currently consists of eight directors and is divided into three classes. Each class of the Board serves a staggered three-year term. Our Class II directors, whose terms expire at the Annual Meeting, are Paul J. Milbury and David F. Welch, Ph.D.

There are two nominees for election to Class II of the Board this year, Mr. Milbury and Dr. Welch. The nomination of these directors to stand for election at the Annual Meeting has been recommended by the Nominating and Governance Committee and has been approved by the Board. Both of the nominees for our Class II directors, if elected, will serve for a three-year term expiring at the 2021 Annual Meeting of Stockholders, or until his successor is duly elected and qualified, or until his earlier death, resignation or removal from the Board.

Our Bylaws provide that, in an election of directors where the number of nominees does not exceed the number of directors to be elected, each director nominee must receive a majority of votes cast with respect to that director nominee. Should one of the nominees up for election not receive a majority of votes cast, the Board, after taking into consideration the recommendation of the Nominating and Governance Committee, will determine whether or not to accept the pre-tendered resignation of such nominee. The Board will publicly disclose its decision and its rationale within 90 days of the certification of the election results. The director whose resignation is under consideration shall abstain from participating in any decision regarding that resignation.

We believe the current Board consists of a diverse group of professionals, including former CEOs, CFOs and industry leaders, who bring significant leadership and distinct qualities and skill sets to Infinera. This group provides a diverse range of perspectives and experience to engage each other and management to effectively represent our stockholders.

Director Qualifications

The Nominating and Governance Committee reviews candidates for service on the Board and recommends nominees for election to fill vacancies on the Board, including nomination for re-election of directors whose terms are due to expire. In discharging its responsibilities to nominate candidates for election to the Board, the Nominating and Governance Committee endeavors to identify, recruit and nominate candidates characterized by wisdom, maturity, sound judgment, excellent business skills and high integrity. The Nominating and Governance Committee seeks to assure that the Board is composed of individuals of diverse backgrounds who have a variety of complementary experience, training and relationships relevant to our business. This diversity of background and experience includes ensuring that the Board includes individuals with experience and skills sufficient to meet the requirements of the various rules and regulations of the SEC and Nasdaq, such as the requirements to have a majority of independent directors and an Audit Committee Financial Expert. In nominating candidates to fill vacancies created by the expiration of the term of a director, the Nominating and Governance Committee determines whether the incumbent director is willing to stand for re-election. The Nominating and Governance Committee evaluates each director’s performance to determine suitability for re-election, taking into consideration, among other things, each director’s willingness to fully participate and contribute to the Board and its committees, ability to work constructively with the rest of the members of the Board, personal and professional integrity and familiarity with our business, operations and markets.

Both of the nominees to fill positions as Class II directors have consented to serve if elected. However, if any of the persons nominated by the Board subsequently declines to accept election, or is otherwise unavailable for election prior to the Annual Meeting, proxies solicited by the Board will be voted by the proxy holders for the election of any other person or persons as the Board may recommend, at its option, or may decide to further reduce the number of directors that constitute the entire Board.

Information Regarding Nominees and Continuing Directors

Set forth below is information regarding each person nominated for election as a Class II director at the Annual Meeting, as well as for each director continuing to serve on the Board, including their ages as of the Record Date, the periods during which they have served as a director, certain information as to their principal occupations, directorships they hold in corporations whose shares are publicly registered and qualifications for serving as a member of the Board, including the skills, qualities, attributes and experiences that led the Board to determine it is appropriate to nominate these directors.

Nominees for Election as Class II Directors whose terms expire at the 2018 Annual Meeting of Stockholders. If re-elected, the Class II Directors terms would expire at the 2021 Annual Meeting of Stockholders.

Paul J. Milbury Director since 2010 Age 69

Paul J. Milbury has been a member of the Board since July 2010. Mr. Milbury served as Vice President of Operations and Chief Financial Officer (“CFO”) of Starent Networks, Corp., a provider of mobile network solutions, from January 2007 until its acquisition by Cisco Systems, Inc., a networking and telecommunications company, in December 2009. From December 2009 to July 2010, Mr. Milbury played a key role in integrating Starent Networks into Cisco Systems to create the Mobile Internet Technology Group. From December 2000 to March 2007, Mr. Milbury served as Vice President and CFO of Avid Technology, Inc., a digital media creation, management and distribution solutions company. Mr. Milbury previously served on the board of directors of Gigamon, Inc., a provider of network traffic visibility solutions, from January 2014 through its acquisition in December 2017.

Having been a CFO for a number of technology companies, Mr. Milbury provides the Board with a strong understanding and high level of experience in the areas of finance, accounting and operations and serves as the Chairman of the Audit Committee and as an Audit Committee Financial Expert. The Board also benefits from Mr. Milbury’s service as a member of the Compensation Committee through his executive management experience at Starent Networks, Cisco Systems and Avid Technology, and his experience as a director at various public and private companies.

David F. Welch, Ph.D. Director since 2010 Age 57

David F. Welch, Ph.D. co-founded Infinera and has been a member of the Board since October 2010. In November 2017, Dr. Welch transitioned to the role of Chief Strategy and Technology Officer to help guide our long-range technology and product strategy. From June 2013 to November 2017, Dr. Welch served as our President and from May 2004 to June 2013, he served as our Executive Vice President and Chief Strategy Officer. From May 2001 to May 2004, he served as our Chief Development Officer/Chief Technology Officer (“CTO”). From May 2001 to November 2006, he also served as a member of the Board. From February 2001 to April 2001, he served as CTO of the Transmission Division of JDS Uniphase Corporation, an optical component company. From January 1985 to February 2001, he served in various executive roles, including Chief Technology Officer and Vice President of Corporate Development of SDL, an optical component company. Dr. Welch currently serves on the board of directors of AntriaBio, Inc., a biopharmaceutical company. Dr. Welch holds over 130 patents, and has been awarded the Optical Society of America’s (“OSA”) Adolph Lomb Medal, Joseph Fraunhofer Award, the John Tyndall Award and the IET JJ Thompson Medal for Achievement in Electronics, in recognition of his technical contributions to the optical industry. He is a Fellow of OSA and the Institute of Electrical and Electronics Engineers. Dr. Welch holds a B.S. in Electrical Engineering from the University of Delaware and a Ph.D. in Electrical Engineering from Cornell University.

As co-founder and Chief Strategy and Technology Officer of Infinera, Dr. Welch has strong institutional knowledge of Infinera, coupled with a deep technical understanding of the optical networking industry. Dr. Welch’s leadership skills, industry experience and comprehensive technical knowledge provide the Board with an important perspective into our product development, marketing and selling strategies. The Board also benefits from Dr. Welch’s service as a member of the Technology and Acquisition Committee.

Incumbent Class III Directors whose terms expire at the 2019 Annual Meeting of Stockholders.

John P. Daane Director since 2016 Age 54

John P. Daane has been a member of the Board since January 2016. Mr. Daane served as President, CEO, and a board member of Altera Corporation, a semiconductor company, from November 2000 through Altera’s acquisition by Intel Corporation in December 2015. Mr. Daane also served as Chairman of Altera’s board from May 2003 through December 2015. From June 1985 through November 2000, Mr. Daane worked for LSI Logic Corporation, a semiconductor manufacturer, in a variety of positions starting as an engineering intern and ending as Executive Vice President of the Communication Product Divisions, including the Networking, Wireless, Telecom, Computer and Consumer Divisions, and central engineering. Mr. Daane also served as a board member of the Semiconductor Industry Association from January 2003 through December 2015. Mr. Daane holds a B.A. in Artificial Intelligence from the University of California at Berkeley.

Mr. Daane brings extensive executive leadership experience in the technology industry, including as the former CEO of Altera. His service as a former CEO of a large public company combined with his technology expertise allows him to provide significant contributions to the Board. The Board also benefits from Mr. Daane’s service as Chairman of the Nominating and Governance Committee and as a member of the Compensation Committee.

Marcel Gani Director since 2014 Age 65

Marcel Gani has been a member of the Board since June 2014. Mr. Gani has been working as an independent consultant since 2009. His previous experience includes Lecturer in Accounting and Finance at the Leavey School of Business at Santa Clara University, and multiple roles at Juniper Networks, Inc., including Chief of Staff from January 2005 to March 2006 and Executive Vice President and CFO from February 1997 to December 2004. Prior to Juniper, Mr. Gani served as Vice President and CFO of NVIDIA Corporation from February 1996 to February 1997. Mr. Gani also served as CFO of Grand Junction Networks, Primary Access Corporation and NeXT Computer, Inc. Mr. Gani currently serves on the board of directors of SolarEdge Technologies, Inc., a power optimizer solutions company. Mr. Gani previously served on the board of directors of Envivio, Inc., a video technology company, from May 2011 through October 2015.

Mr. Gani’s executive management experience as a former CFO for various public and private companies in the technology industry provides the Board with broad experience in finance, including accounting and financial reporting. In addition, the Board also benefits from Mr. Gani’s service as Chairman of the Compensation Committee and as a member of the Audit Committee, as well as being an Audit Committee Financial Expert.

Mark A. Wegleitner Director since 2011 Age 67

Mark A. Wegleitner has been a member of the Board since May 2011. Since April 2011, Mr. Wegleitner has served as President of Wegleitner Consulting, LLC, a privately-owned telecommunications consulting company. From September 2007 until his retirement in July 2010, Mr. Wegleitner served as the Senior Vice President, Technology, for Verizon Communications Inc., a telecommunications company, where his responsibilities included technology assessment, network architecture, platform development and laboratory testing for wireline and wireless communications networks. From July 2000 to September 2007, he served as CTO for Verizon, with responsibility for wireline communications technologies. Prior to the creation of Verizon, Mr. Wegleitner held various positions in the Network Services division of Bell Atlantic, a telecommunications company, including CTO from January 1999 to July 2000. Prior to joining Bell Atlantic, he worked at Bell Laboratories and AT&T General Departments.

Mr. Wegleitner’s extensive experience in the telecommunications industry provides the Board with a high level of expertise and experience. The Board also benefits from Mr. Wegleitner’s service as Chairman of the Technology and Acquisition Committee and as a member of the Nominating and Governance Committee.

Incumbent Class I Directors whose terms expire at the 2020 Annual Meeting of Stockholders.

Thomas J. Fallon Director since 2009 Age 56

Thomas J. Fallon has served as our CEO since January 2010 and as a member of the Board since July 2009. From January 2010 to June 2013, Mr. Fallon also served as our President. Mr. Fallon served as our Chief Operating Officer from October 2006 to December 2009, and as our Vice President of Engineering and Operations from April 2004 to September 2006. From August 2003 to March 2004, Mr. Fallon served as Vice President, Corporate Quality and Development Operations at Cisco Systems. From March 1991 to August 2003, Mr. Fallon served in a variety of functions at Cisco, including General Manager of the Optical Transport Business Unit and Vice President of Service Provider Manufacturing. Prior to joining Cisco, Mr. Fallon served in various manufacturing roles at Sun Microsystems and Hewlett Packard. Mr. Fallon currently serves on one other public company board, Hercules Capital, Inc., a specialty finance company. Mr. Fallon also serves on the Engineering Advisory Board of the Cockrell School at the University of Texas.

As the CEO of Infinera, Mr. Fallon provides significant institutional knowledge of Infinera and industry knowledge, as well as key insight and advice in the Board’s consideration and oversight of corporate strategy and management development. Mr. Fallon’s leadership skills and executive management experience, along with his operational management experience and technical expertise, enable Mr. Fallon to make significant contributions to the Board.

Kambiz Y. Hooshmand Director since 2009 Age 56

Kambiz Y. Hooshmand has been a member of the Board since December 2009 and has served as Chairman of the Board since October 2010. From March 2005 to May 2009, Mr. Hooshmand served as President and CEO of Applied Micro Circuits Corporation (“AMCC”), a communications solutions company. From February 2002 to March 2005, Mr. Hooshmand served as Group Vice President and General Manager of Cisco Systems. From March 2000 to February 2002, Mr. Hooshmand served as Vice President and Division General Manager of the DSL Business Unit at Cisco Systems. From June 1997 to February 2000, Mr. Hooshmand served as Cisco Systems’ Vice President of Engineering. From January 1992 to June 1997, Mr. Hooshmand served as Director of Engineering of StrataCom, Inc., a networking solutions company, which was acquired by Cisco Systems. Mr. Hooshmand previously served on the board of directors of Power-One, Inc., an energy efficient power solutions company, from October 2009 to July 2013. Power-One was acquired by ABB Ltd., a power and automation technology company, in July 2013.

As the Chairman of the Board of Infinera, Mr. Hooshmand brings his leadership skills, industry experience and comprehensive knowledge of our business, financial position and operations to the Board’s deliberations. Mr. Hooshmand brings significant executive management and technical experience in the networking industry as a result of his executive positions at AMCC, Cisco Systems and StrataCom. The Board also benefits from Mr. Hooshmand’s service as a member of the Audit Committee, Nominating and Governance Committee and Technology and Acquisition Committee.

Rajal M. Patel Director since 2015 Age 49

Rajal M. Patel has been a member of the Board since September 2015. Mr. Patel brings more than 20 years of experience in scaling cloud infrastructure and applications for consumer Internet, SaaS and other service providers globally. Since April 2016, Mr. Patel has served as the Vice President, Cloud Platform Engineering at Symantec Corporation. From March 2014 to April 2016, Mr. Patel served as the Head of Cloud Engineering at Pinterest. Prior to Pinterest, Mr. Patel served as Senior Vice President for Technical Operations at Salesforce.com from July 2013 to December 2013. Mr. Patel was Vice President for Cloud Services Engineering at Cisco from April 2010 to July 2013 for the Webex collaboration portfolio, and held various engineering and management roles at Yahoo! Inc. from 2004 to early 2010. Prior to joining Yahoo!, Mr. Patel worked at Exodus Communications, which was shortly thereafter acquired by Cable and Wireless. While at Cable and Wireless, Mr. Patel served as Vice President of Network Services and facilitated the integration of Exodus technology assets into Cable and Wireless. Mr. Patel began his career at Pacific Bell, which is now AT&T, and over a 10-year span was last the GM of the Advanced Technologies Group.

With over 20 years of experience in technology management and engineering over several transformations of infrastructure and networking technologies ranging from traditional service providers to the most modern webscale networks at the advent of consumer internet providers, Mr. Patel’s leadership and know-how are additive to Infinera as it pursues these markets. The Board also benefits from Mr. Patel’s service as a member of the Nominating and Governance Committee and Technology and Acquisition Committee.

Vote Required

Directors are elected by a majority vote, which means that each of the two director nominees requires the affirmative vote of a majority of the votes cast in order to be elected. Abstentions will have the same effect as an “AGAINST” vote. Broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results on this proposal and will not affect the outcome of the vote.

Proposal 1—Recommendation of the Board

The Board unanimously recommends a vote “FOR” the election of each of the two Class II nominees listed above.

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

We have adopted a number of policies and practices, some of which are described below, that highlight our commitment to sound corporate governance principles. We also maintain a Corporate Governance section on the Investor Relations page on our website, which can be found at www.infinera.com.

Independence of the Board

In accordance with the current listing standards of Nasdaq, the Board, on an annual basis, affirmatively determines the independence of each director or nominee for election as a director. The Board has determined that, with the exception of Mr. Fallon and Dr. Welch, both of whom are employees of Infinera, all of its members are “independent directors,” using the definition of that term in the listing standards of Nasdaq. Also, all members of the Audit Committee, Compensation Committee and Nominating and Governance Committee, as more fully described below, are independent directors.

Stockholder Communications with the Board

Stockholders may communicate with the Board by writing to the following address:

Board of Directors

c/o Corporate Secretary

Infinera Corporation

140 Caspian Court

Sunnyvale, California 94089

Communications are distributed to the Board or to any individual director, as appropriate, depending on the facts and circumstances outlined in the communication. At the direction of the Board, all mail received may be opened and screened for security purposes. Communications that are unduly hostile, threatening, illegal or similarly unsuitable will be excluded with the provision that any communication that is filtered out will be made available to any independent or non-employee director upon request.

Board Leadership Structure

The Board believes its current leadership structure best serves the objectives of the Board’s oversight of management, the Board’s ability to carry out its roles and responsibilities on behalf of our stockholders, and our overall corporate governance. Separating the positions of Chairman of the Board and CEO allows our CEO to focus on our day-to-day business, while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management. While our Bylaws do not require that our Chairman of the Board and CEO positions be separate, the Board believes that having separate positions is the appropriate leadership structure for Infinera at this time and demonstrates our commitment to good corporate governance practices. The Board has assigned the Chairman of the Board responsibility for presiding over meetings of the Board, developing meeting agendas, facilitating communication between management and the Board, representing director views to management and improving meeting effectiveness, among other things. Mr. Hooshmand has served as Chairman of the Board since October 2010.

The Board also believes that the combination of an independent chairman, three of our four committees comprised entirely of independent directors and the regular use of executive sessions of the independent directors enables the Board to maintain independent oversight of our strategies and activities.

Board Oversight of Risk

Risk is inherent with every business and the Board is responsible for overseeing our risk management function. Members of our senior management team are responsible for implementation of our day-to-day risk management processes, while the Board, as a whole and through its committees, has responsibility for the oversight of overall risk management. In addition, each of the committees of the Board considers any risks that may be within its area of responsibilities and Board members, or Board committee members, periodically engage in discussions with members of our senior management team as appropriate. Specifically, the Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and compliance with certain public reporting requirements. The Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. The Nominating and Governance Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership and structure, succession planning for our directors and executive officers, and corporate governance. The Technology and Acquisition Committee assists the Board in fulfilling its oversight responsibilities with respect to managing the risks associated with technology development and acquisitions and investments. Each of the committee chairs reports to the full Board at regular meetings concerning the activities of the committee, the significant issues it has discussed and the actions taken by the committee.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics, which applies to all of our employees, officers (including our principal executive officer, principal financial officer, and principal accounting officer or controller, or persons performing similar functions) and our directors. The Code of Business Conduct and Ethics reflects our policy of dealing with all persons, including our customers, employees, investors and suppliers, with honesty and integrity. All employees are required to complete training on our Code of Business Conduct and Ethics. A copy of our Code of Business Conduct and Ethics is posted on our website at www.infinera.com in the Corporate Governance section on our Investor Relations page. You may also obtain a copy of our Code of Business Conduct and Ethics without charge by writing to: Infinera Corporation, c/o Corporate Secretary, 140 Caspian Court, Sunnyvale, California 94089. We intend to disclose future amendments to certain provisions of our Code of Business Conduct and Ethics, or waivers of such provisions, applicable to any principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions and our directors on our website identified above or on a Current Report on Form 8-K if required by the applicable listing standards.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines which govern, among other things, Board composition, Board responsibilities, committee composition, management succession and stockholder communications. You can access these Corporate Governance Guidelines, along with other materials such as Board committee charters, on our website at www.infinera.com in the Corporate Governance section on our Investor Relations page.

Stock Ownership Policy

The Board believes that it is important to link the interests of our directors and management to those of our stockholders. Accordingly, the Board has adopted a Stock Ownership Policy for our directors and executive officers who are designated as reporting officers under Section 16 of the Exchange Act (“Section 16 Officers”). For additional information regarding our Stock Ownership Policy, please see the section entitled “Compensation Discussion and Analysis—Additional Information Regarding Our Compensation Practices—Stock Ownership Policy.”

Information Regarding the Board and its Committees

The Board met six times during fiscal 2017. The Board acted by written consent two times during fiscal 2017. During fiscal 2017, each director then in office attended 75% or more of the meetings of the Board and the committees on which he served during the period for which he was a director, committee chairman or committee member, as applicable. Our independent directors meet in executive sessions, without management present, during most regular meetings of the Board. Directors are encouraged, but not required, to attend our annual meetings of stockholders. Two members of the Board attended our 2017 Annual Meeting of Stockholders.

The Board has four standing committees: an Audit Committee, a Compensation Committee, a Nominating and Governance Committee, and a Technology and Acquisition Committee. Mr. Fallon does not serve on any committees of the Board. The following table provides membership and meeting information for the Board and each of the committees of the Board as of the end of fiscal 2017:

Name	Board	Audit	Compensation	Nominating and Governance	Technology and Acquisition
John P. Daane	M	—	M	C	—
Thomas J. Fallon	M	—	—	—	—
Marcel Gani	M	M	C	—	—
Kambiz Y. Hooshmand	C	M	—	M	M
Paul J. Milbury	M	C	M	—	—
Rajal M. Patel	M	—	—	M	M
Mark A. Wegleitner	M	—	—	M	C
David F. Welch, Ph.D.	M	—	—	—	M

Total Meetings in Fiscal 2017	6	9	5	3	3

C = Chairman; M = Member

Below is a description of each standing committee of the Board as well as the current composition of each committee.

Audit Committee

The Audit Committee reviews and monitors our financial statements, financial reporting process and our external audits, including, among other things, our internal controls and audit functions, the results and scope of the annual audit and other services provided by our independent registered public accounting firm as well as our compliance with legal matters that have a significant impact on our financial statements. The Audit Committee also consults with our management and our independent registered public accounting firm prior to the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into aspects of our financial affairs. The Audit Committee is responsible for establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters. In addition, the Audit Committee is directly responsible for the appointment, retention, compensation and oversight of the work of our independent registered public accounting firm, including approving services and fee arrangements. Any related party transactions are subject to approval by the Audit Committee. A more detailed description of the Audit Committee’s functions can be found in our Audit Committee charter. In addition, the Audit Committee meets in executive sessions, without management present and with the independent registered public accounting firm, during most regular meetings of the Audit Committee. A copy of the Audit Committee charter is available on our website at www.infinera.com in the Corporate Governance section on our Investor Relations page.

The current members of the Audit Committee are Messrs. Gani, Hooshmand and Milbury. Mr. Milbury chairs the Audit Committee. Each current member of the Audit Committee served the entire fiscal year. The Audit Committee met nine times during fiscal 2017. The Audit Committee did not act by written consent during fiscal 2017. Each member of the Audit Committee is independent for Audit Committee purposes under the rules and regulations of the SEC and the listing standards of Nasdaq. In addition to qualifying as independent under the Nasdaq rules, each member of the Audit Committee can read and understand fundamental financial statements in accordance with Nasdaq Audit Committee requirements. The Board has determined that Messrs. Gani and Milbury are each an “Audit Committee Financial Expert” as defined in Item 407(d)(5)(ii) of Regulation S-K. The designation does not impose on Messrs. Gani and Milbury any duties, obligations or liabilities that are greater than are generally imposed on them as members of the Audit Committee and the Board.

Compensation Committee

The Compensation Committee has the responsibility, authority and oversight relating to the development of our overall compensation strategy and compensation policies and programs. The Compensation Committee establishes our compensation philosophy and policies, administers all of our compensation plans for executive officers, and recommends the compensation for the non-employee directors of the Board. The Compensation

Committee seeks to assure that our compensation policies and practices promote stockholder interests and support our compensation objectives and philosophy as described in more detail in the Compensation Discussion and Analysis section of this Proxy Statement.

The Compensation Committee also oversees, reviews and administers all of our material employee benefit plans, including our 401(k) plan, and reviews and approves various other compensation policies and matters. The Compensation Committee may form and delegate authority to one or more subcommittees as appropriate. A more detailed description of the Compensation Committee’s functions can be found in our Compensation Committee charter. A copy of the Compensation Committee charter is available on our website at www.infinera.com in the Corporate Governance section on our Investor Relations page.

The current members of the Compensation Committee are Messrs. Daane, Gani and Milbury. Mr. Gani chairs the Compensation Committee. Each current member of the Compensation Committee served the entire fiscal year. The Compensation Committee met five times during fiscal 2017. The Compensation Committee acted by written consent once during fiscal 2017. Each member of the Compensation Committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act, an outside director, as defined pursuant to Section 162(m) (“Section 162(m)”) of the Internal Revenue Code, as amended (the “Code”) and satisfies the director and compensation committee independence requirements under the listing standards of Nasdaq.

Non-Executive Equity Award Subcommittee

The guidelines for the size of new hire, promotional and annual retention equity awards for Section 16 Officers are reviewed and approved by the Compensation Committee. The Compensation Committee has delegated to the Non-Executive Equity Award Subcommittee (the “Subcommittee”), consisting of the CEO, General Counsel and Senior Vice President of Human Resources, the authority to formally approve new hire, promotional and annual retention equity awards to certain employees pursuant to guidelines pre-approved by the Compensation Committee. The delegation to the Subcommittee does not include the authority to grant equity awards to new employees who are or are reasonably expected to become Section 16 Officers or to current Section 16 Officers. The delegation of authority to the Subcommittee is not exclusive and the Board and Compensation Committee have retained the right to approve any equity awards at their discretion. The Subcommittee acted by written consent 12 times during fiscal 2017.

Nominating and Governance Committee

The Nominating and Governance Committee reviews and recommends changes to corporate governance policies and practices applicable to Infinera. In addition, the Nominating and Governance Committee is responsible for identifying, evaluating and making recommendations of nominees to the Board and evaluating the performance of the Board and individual directors, including those eligible for re-election at the annual meeting of stockholders. The Nominating and Governance Committee also oversees an annual board evaluation process to determine whether the Board is functioning effectively. The Nominating and Governance Committee is also responsible for reviewing developments in corporate governance practices, and evaluating and making recommendations to the Board concerning corporate governance matters. In addition, the Nominating and Governance Committee oversees our succession planning process. A more detailed description of the Nominating and Governance Committee’s functions can be found in our Nominating and Governance Committee charter. A copy of the Nominating and Governance Committee charter is available on our website at www.infinera.com in the Corporate Governance section on our Investor Relations page.

The current members of the Nominating and Governance Committee are Messrs. Daane, Hooshmand, Patel and Wegleitner. Mr. Daane chairs the Nominating and Governance Committee. Each current member of the Nominating and Governance Committee served the entire fiscal year. The Nominating and Governance Committee met three times during fiscal 2017. The Nominating and Governance Committee did not act by written consent during fiscal 2017. Each member of the Nominating and Governance Committee satisfies the independence requirements under the listing standards of Nasdaq.

Board Nominees and Diversity

The Nominating and Governance Committee reviews and reports to the Board on a periodic basis with regard to matters of corporate governance, and reviews, assesses and makes recommendations on the effectiveness of our corporate governance policies. In addition, the Nominating and Governance Committee reviews and makes recommendations to the Board regarding the size and composition of the Board and the appropriate skills and characteristics required of our directors in the context of the then-current composition of the Board. This includes an assessment of each candidate’s independence, personal and professional integrity, financial literacy or other professional or business experience relevant to an understanding of our business, ability to think and act independently and with sound judgment, and ability to serve our stockholders’ long-term interests. The Board and the Nominating and Governance Committee follow a process that we consider best practices when reviewing the overall composition of the Board and considering the slate of nominees for annual election to the Board and the appointment of individual directors to the Board. The Board and Nominating and Governance Committee have created a map of key skill sets needed to provide the right level of guidance and oversight to the management team. Within the context of appropriately addressing this map of key skills needed on the Board, the Nominating and Governance Committee also considers diversity of background, including gender, ethnicity, specialized expertise and a range of insight gathered from relevant industries. These factors, and others considered useful by the Nominating and Governance Committee, are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time. As a result, the priorities and emphasis of the Nominating and Governance Committee and of the Board may change from time to time to take into account changes in business and other trends, as well as the portfolio of skills and experience of current and prospective directors.

The Nominating and Governance Committee leads the search for, selects and recommends candidates for election to the Board. Consideration of new director candidates typically involves a series of committee discussions, review of information concerning candidates and interviews with selected candidates. From time to time, the Nominating and Governance Committee may engage the services of a third-party search firm to identify director candidates. The Nominating and Governance Committee will also consider candidates proposed in writing by stockholders, provided such proposal meets the eligibility requirements for submitting stockholder proposals for inclusion in our next proxy statement and is accompanied by the required information about the candidate specified in Section 2.4 of our Bylaws. Candidates proposed by stockholders are evaluated by the Nominating and Governance Committee using the same criteria as for all other candidates.

If a stockholder wishes to recommend a director candidate for consideration by the Nominating and Governance Committee, pursuant to our Corporate Governance Guidelines, the stockholder must have held at least 1,000 shares of our common stock for at least six months and must notify the Nominating and Governance Committee by writing to our Corporate Secretary at our principal executive offices, and must include the following information:

•

To the extent reasonably available, information relating to such director candidate that would be required to be disclosed in a proxy statement pursuant to Regulation 14A under the Exchange Act, in which such individual would be a nominee for election to the Board;

•	The director candidate’s written consent to (a) if selected, be named in our proxy statement and proxy, and (b) if elected, to serve on the Board;

•	The other information set forth in the applicable sections of Section 2.4 of our Bylaws; and

•	Any other information that such stockholder believes is relevant in considering the director candidate.

Technology and Acquisition Committee

The Technology and Acquisition Committee reviews with management, makes recommendations to the Board on and, when expressly authorized by the Board, approves acquisitions, investments, joint ventures and other strategic transactions in which we may engage from time to time. The Technology and Acquisition Committee serves to enhance the Board’s understanding of our technology and product development to allow for better input and direction regarding our strategy, progress and risks. In addition, the Technology and Acquisition Committee also evaluates the execution, financial results and integration of any such potential transactions. A more detailed description of the Technology and Acquisition Committee’s functions can be found in our Technology and Acquisition Committee charter. A copy of the Technology and Acquisition Committee charter is available on our website at www.infinera.com in the Corporate Governance section on our Investor Relations page.

The current members of the Technology and Acquisition Committee are Messrs. Hooshmand, Patel and Wegleitner and Dr. Welch. Mr. Wegleitner chairs the Technology and Acquisition Committee. Each current member of the Technology and Acquisition Committee served the entire fiscal year. The Technology and Acquisition Committee met three times during fiscal 2017. The Technology and Acquisition Committee did not act by written consent during fiscal 2017.

Compensation Committee Interlocks and Insider Participation

During fiscal 2017, Messrs. Daane, Gani and Milbury served on the Compensation Committee. None of these individuals was at any time during fiscal 2017, or at any other time, an executive officer or employee of Infinera. No member of the Compensation Committee had any relationship with Infinera during fiscal 2017 requiring disclosure under Item 404 of Regulation S-K under the Exchange Act. None of our executive officers has ever served as a member of the board or compensation committee of any other entity that has or has had one or more executive officers serving as a member of the Board or Compensation Committee.

COMPENSATION OF DIRECTORS

Our compensation program for our non-employee directors is designed to attract and retain highly-qualified, independent directors to represent stockholders on the Board and to act in their best interests. The Compensation Committee, which consists solely of independent directors, has the primary responsibility for reviewing and recommending any changes to our director compensation program, with compensation changes approved or ratified by the full Board. During fiscal 2017, the Compensation Committee engaged an outside advisor to provide relevant market data regarding our director compensation program in order to review the program. The Compensation Committee and Board determined that a mix of cash compensation and equity awards should continue to be used in our compensation program for our non-employee directors. Directors who are also employees of Infinera do not participate in our director compensation program, nor do they receive any additional compensation for their service as directors. The full Board last approved changes to the director cash compensation program in September 2015 that took effect beginning in fiscal 2016. The Compensation Committee did not recommend any changes to our director compensation program after its review during fiscal 2017.

Director Fees

During fiscal 2017, our cash compensation program for our non-employee directors was as follows:

Position	Annual Retainer Fee ($)
Non-Employee Director	50,000
Chairman of the Board	50,000
Audit Committee Chairman	30,000
Audit Committee Member	12,500
Compensation Committee Chairman	20,000
Compensation Committee Member	10,000
Nominating and Governance Committee Chairman	11,000
Nominating and Governance Committee Member	6,000
Technology and Acquisition Committee Chairman	10,000
Technology and Acquisition Committee Member	5,000

We do not pay meeting fees for the Board or any of the committees of the Board. We pay the retainer fees set forth above in quarterly installments. Retainer fees are paid in arrears. In addition, we have a policy of reimbursing our non-employee directors for reasonable travel, lodging and other expenses incurred in connection with their attendance at Board and committee meetings.

Director Equity Awards

Non-employee directors are eligible to receive equity awards as follows:

•

Initial RSU Award. Each individual who commences service as a non-employee director upon his or her election or appointment to the Board at an annual meeting of stockholders will receive an RSU award covering a number of shares with an aggregate fair market value as reported on Nasdaq equal to approximately $165,000. The Initial RSU Award vests in annual installments over three years, provided that the non-employee director remains a service provider of Infinera through each applicable vesting date.

•

Annual RSU Award. On the date of each annual meeting of stockholders, each individual who continues to serve as a non-employee director after that annual meeting will be eligible to receive an RSU award covering a number of shares with an aggregate fair market value as reported on Nasdaq equal to approximately $165,000. The Annual RSU Award will vest as to 100% of the underlying shares on the earlier of the date of the next annual meeting of stockholders or the one-year anniversary of the date of grant, provided that the non-employee director remains a service provider of Infinera on the applicable vesting date.

In addition to the Initial RSU Award, any individual who is first elected or appointed as a non-employee director other than at an annual meeting of stockholders and at least six months prior to the next annual meeting of stockholders will also be eligible for an RSU award covering a number of shares with an aggregate fair market value as reported on Nasdaq equal to approximately $165,000 prorated for the number of months remaining until the next scheduled annual meeting of stockholders.

For the Annual RSU Award in connection with the 2017 Annual Meeting of Stockholders, we granted RSU awards covering 15,566 shares of Infinera common stock to each non-employee director then in office. These RSU awards vest in full on May 24, 2018, subject to each non-employee director’s continued service to Infinera on the applicable vesting date.

Fiscal 2017 Director Compensation

The following table sets forth all of the compensation awarded to or earned by the non-employee members of the Board in fiscal 2017.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Total ($)
John P. Daane	71,000	167,023	—	238,023
Marcel Gani	82,500	167,023	—	249,523
Kambiz Y. Hooshmand	123,500	167,023	—	290,523
Paul J. Milbury	90,000	167,023	—	257,023
Rajal M. Patel	61,000	167,023	—	228,023
Mark A. Wegleitner	66,000	167,023	—	233,023

(1)	For a description of the annual non-employee director retainer fees and retainer fees for chair positions and for service as Chairman of the Board, see the disclosure above under “Director Fees.”
(2)

The amounts reported in this column represent the aggregate grant date fair value of the RSU awards granted in fiscal 2017 computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation – Stock Compensation” (“ASC 718”) and without any adjustment for estimated forfeitures. These amounts reflect our accounting expense for these awards and do not correspond to the actual value that will be recognized by the non-employee directors with respect to these awards at the time the shares of Infinera common stock underlying the RSU awards are vested and/or sold. There can be no assurance that the actual value realized by a non-employee director will be at or near the grant date fair value of the RSU awards granted.

Additional Information with Respect to Director Equity Awards

Name	Shares Subject to Stock Awards Outstanding at Fiscal Year-End (#)(1)	Shares Subject to Option Awards Outstanding at Fiscal Year-End (#)
John P. Daane	22,585	—
Marcel Gani	15,566	—
Kambiz Y. Hooshmand	15,566	—
Paul J. Milbury	15,566	7,600
Rajal M. Patel	18,188	—
Mark A. Wegleitner	15,566	40,000

(1)	Includes unvested RSU awards.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us regarding beneficial ownership of our common stock as of the Record Date by:

•	Each person known by us to be the beneficial owner of more than 5% of any class of our voting securities;

•	Our NEOs;

•	Each of our directors; and

•	All current executive officers and directors as a group.

The information provided in this table is based on our records, information filed with the SEC and information provided to Infinera, except where otherwise noted. To our knowledge and unless as otherwise indicated, each stockholder possesses sole voting and investment power over the shares listed, except for shares owned jointly with such person’s spouse. Percentage beneficially owned is based on 151,164,854 shares of common stock outstanding on the Record Date. Unless otherwise indicated, the principal address of each of the stockholders below is c/o Infinera Corporation, 140 Caspian Court, Sunnyvale, California 94089.

Name of Beneficial Owner	Common Shares Currently Held	Common Shares That May Be Acquired Within 60 Days of the Record Date(1)	Total Beneficial Ownership	Percent Beneficially Owned
5% or More Stockholders
FMR LLC(2)	22,399,083	—	22,399,083	14.8%
The Bank of New York Mellon Corporation(3)	11,998,458	—	11,998,458	7.9%
The Vanguard Group(4)	11,710,916	—	11,710,916	7.7%
BlackRock, Inc.(5)	9,464,147	—	9,464,147	6.3%
Named Executive Officers and Directors
Thomas J. Fallon(6)	1,282,031	418,866	1,700,897	1.1%
Brad D. Feller	174,032	50,316	224,348	*
David F. Welch, Ph.D.(7)	1,527,294	486,396	2,013,690	1.3%
David W. Heard	—	—	—	—
Robert J. Jandro	121,859	24,335	146,194	*
James L. Laufman	47,140	16,155	63,295	*
John P. Daane	32,262	15,566	47,828	*
Marcel Gani	106,715	15,566	122,281	*
Kambiz Y. Hooshmand(8)	88,731	15,566	104,297	*
Paul J. Milbury	38,497	23,166	61,663	*
Rajal M. Patel	23,733	15,566	39,299	*
Mark A. Wegleitner	51,631	55,566	107,197	*

All Current Executive Officers and Directors as a Group (12 Persons)	3,493,925	1,137,064	4,630,989	3.0%

*	Less than 1% of the outstanding shares of common stock.
(1)

Includes shares represented by vested, unexercised stock options as of the Record Date and stock options, RSUs or other rights that are expected to vest within 60 days of the Record Date. These shares are deemed to be outstanding for the purpose of computing the percentage ownership of the person holding the stock options or RSUs, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)

According to a Schedule 13G/A filed with the SEC on February 13, 2018 by FMR LLC (“FMR”), Abigail P. Johnson (FMR’s Director, Chairman and Chief Executive Officer) and Fidelity Growth Company Fund (“Fidelity”). Such amendment states that FMR is deemed to be the beneficial owner of 22,399,083 shares by virtue of its control over Fidelity, which is deemed to be the beneficial owner of 11,176,828 shares as a result of its acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940. Such amendment further states that (a) FMR has sole voting power over 6,825,200 shares, shared voting power over no shares, sole dispositive power over 22,399,083 shares, and shared dispositive power over no shares; (b) Ms. Johnson has neither sole nor shared voting power over any shares, sole dispositive power over 22,399,083 shares, and shared dispositive power over no shares and (c) Fidelity has sole voting power over 11,176,828 shares, shared voting power over no shares, sole dispositive power over no shares, and shared dispositive power over no shares. The address of FMR is 245 Summer Street, Boston, Massachusetts 02210.
(3)

According to a Schedule 13G filed with the SEC on February 7, 2018 by The Bank of New York Mellon Corporation (“Mellon”), BNY Mellon IHC, LLC (“BNY”) and MBC Investments Corporation (“MBC”). Such filing states that Mellon is deemed to be the beneficial owner of 11,998,458 shares by virtue of its control over BNY, which is deemed to be the beneficial owner of 10,684,296 shares and MBC, which is deemed to be the beneficial owner of 10,684,296 shares, as a result of the entities acting as parent holding companies in accordance with Section 240.13-d(1)(b)(1)(ii)(G). Such filing further states that (a) Mellon has sole voting power over 10,960,228 shares, shared voting power over no shares, sole dispositive power over 11,290,776 shares and shared dispositive power over 707,682 shares, (b) BNY has sole voting power over 9,646,066 shares, shared voting power over no shares, sole dispositive power over 9,976,614 shares and shared dispositive power over 707,682 shares and (c) MBC has sole voting power over 9,646,066 shares, shared voting power over no shares, sole dispositive power over 9,976,614 shares and shared dispositive power over 707,682 shares. The address of Mellon is 225 Liberty Street, New York, New York 10286.

(4)

According to a Schedule 13G/A filed with the SEC on February 9, 2018 by The Vanguard Group (“Vanguard”). Vanguard is the beneficial owner of 11,710,916 shares and has sole voting power with respect to 163,092 shares, shared voting power with respect to 29,846 shares, sole dispositive power with respect to 11,527,632 shares and shared dispositive power with respect to 183,284 shares. The address of Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(5)

According to a Schedule 13G/A filed with the SEC on January 25, 2018 by BlackRock, Inc. (“BlackRock”). BlackRock is the beneficial owner of 9,464,147 shares and has sole voting power with respect to 9,183,871 shares and sole dispositive power with respect to 9,464,147 shares. The address of BlackRock is 55 East 52nd Street, New York, New York 10055.

(6)	Shares held by The Fallon Family Revocable Trust dated 9/7/94.
(7)

Consists of (i) 564,351 shares held by The Welch Family Trust dated 4/3/96; (ii) 292,293 shares held by LRFA, LLC, a limited liability company of which Dr. Welch is the sole managing member; (iii) 140,000 shares held by The Welch Group, L.P., a limited partnership of which Dr. Welch is the general partner; (iv) 528,150 shares held by SEI Private Trust Company, Trustee of The Welch Family Heritage Trust I u/l dated 9/24/01; and (v) 2,500 shares held by Dr. Welch as trustee for his children. Dr. Welch disclaims beneficial ownership of the shares held in trust for his children.

(8)	Consists of (i) 48,476 shares held by Mr. Hooshmand; and (ii) 40,255 shares held by 2002 Hooshmand Family Trust UA 03/01/2002.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides information related to the fiscal 2017 compensation program and related decisions for our NEOs identified below. For fiscal 2017, these individuals included the following:

•	Thomas J. Fallon, our CEO;

•	Brad D. Feller, our CFO;

•	David F. Welch, Ph.D., our Chief Strategy and Technology Officer;

•	David W. Heard, our General Manager, Products and Solutions;

•	Robert J. Jandro, our Senior Vice President, Worldwide Sales; and

•	James L. Laufman, our Senior Vice President, General Counsel and Secretary.

Fiscal 2017 Management Changes. At the time the Compensation Committee made its initial compensation decisions for fiscal 2017 in February 2017, Dr. Welch’s title was President and Mr. Heard was not yet with Infinera. In connection with the realignment of our organization in November 2017, Dr. Welch transitioned to the role of Chief Strategy and Technology Officer from his role as President and Mr. Heard, who joined Infinera in June 2017, was appointed as an executive officer.

Executive Summary

Fiscal 2017 Business Summary

We are a leader in optical transport networking solutions, providing equipment, software and services to telecommunications service providers, internet content providers, cable providers, wholesale and enterprise carriers, research and education institutions, enterprise customers, and government entities across the globe. Optical transport networks are deployed by customers facing significant demand for optical bandwidth prompted by increased use of high-speed internet access, business Ethernet services, mobile broadband, cloud-based services, high-definition video streaming services, virtual and augmented reality, and the Internet of Things (IoT).

•	Our optical transport systems are highly scalable, flexible and open, built using a combination of internally manufactured and third-party components.

•

Technologically, a key element of our systems are optical engines, which comprise large-scale photonic integrated circuits (“PICs”) and digital signal processors (“DSPs”). We optimize the manufacturing process by using indium phosphide to build our PICs, which enables the integration of a large amount of optical functions onto a set of semiconductor chips.

•	This large-scale integration of our optical engines allows us to deliver on the features that customers care about the most, including cost per bit, power, space and ease of use.

•

Over the past few years, we have significantly increased the number of products we offer, evolving from focusing entirely on the long-haul and subsea markets to offering a more complete suite of solutions that spans the long-haul, subsea, datacenter interconnect and metro markets.

Our fiscal 2017 performance fell short of the expectations we established at the beginning of the year. Consistent with our pay-for-performance philosophy and based on our financial and TSR performance during the year, our NEOs did not earn an annual incentive bonus for fiscal 2017 and all of the PSUs that were eligible to vest based on performance periods that ended during fiscal 2017 were forfeited.

Of note in fiscal 2017:

•	Revenue decreased approximately 14.9% to $740.7 million, compared to $870.1 million in fiscal 2016 and $886.7 million in fiscal 2015.

•	GAAP gross margin was 32.9%, compared to 45.2% in fiscal 2016 and 45.5% in fiscal 2015.

•	Non-GAAP gross margin(1) was 39.3%, compared to 48.3% in fiscal 2016 and 47.8% in fiscal 2015.

•	GAAP operating loss was $(183.1) million, compared to a GAAP operating loss of $(25.8) million in fiscal 2016 and GAAP operating income of $59.7 million in fiscal 2015.

•	Non-GAAP operating loss(1) was $(74.9) million, compared to non-GAAP operating income of $54.4 million in fiscal 2016 and non-GAAP operating income of $116.5 million in fiscal 2015.

•	GAAP net loss was $(1.32) per share, compared to a GAAP net loss of $(0.17) per share in fiscal 2016 and GAAP net income of $0.36 per diluted share in fiscal 2015.

The overall decrease to our revenue was due to a combination of factors that included customer consolidation, transition to our next-generation products and shifts in network spend, including weak overall market spending for long-haul solutions. In the second half of fiscal 2017, business began to gradually recover as we started shipping our next-generation ICE4 products. During fiscal 2017, we continued to expand our installed base in the metro market as we made progress selling the XTM platform to both traditional long-haul customers as well as to new customers. Gross margin decreased to 32.9% in 2017 from 45.2% in fiscal 2016. The decline in gross margin was primarily attributable to making strategic investments amidst our product transition to secure future business with existing and prospective customers, the high cost of early production units from our ICE4 products and our restructuring activities announced in November 2017. In addition, as our revenue declined, we continued to maintain consistent levels of manufacturing and services staffing in anticipation of our business beginning to recover with the introduction of our ICE4 products. Although we tightly managed our operating expenses during the year in light of our lower revenue trajectory, we did continue to invest in key areas that we believed would help us grow revenue and ultimately improve our profitability. We continued to spend to drive the final development of our ICE4 products and invest in lab gear and trials to drive customer demand for our new products. We understood the profitability pressure this would put on our business in fiscal 2017 but we were willing to absorb these costs in anticipation of creating future opportunities.

The following table illustrates our revenue and non-GAAP operating income (loss) over the last three fiscal years (in millions):

(1)	For a reconciliation of GAAP to non-GAAP gross profit, gross margin and operating income (loss) for fiscal 2017, 2016 and 2015, please see Appendix A to this Proxy Statement.

The following graph shows our 1-, 3- and 5-year TSR as compared to the S&P Networking Index.

Fiscal 2017 Executive Compensation Program Design Highlights

The design of our executive compensation program for fiscal 2017 reflects our ongoing commitment to pay-for-performance and the continued strong alignment of the interests of our NEOs with those of our stockholders. At the beginning of fiscal 2017, when a majority of executive compensation decisions were made, the Compensation Committee considered the performance of our company as we exited fiscal 2016 and the expectation of a challenging fiscal 2017. The decisions made were a proactive effort to maintain a strong pay-for-performance profile and support accountability of our leadership team for our financial performance. Our executive compensation program consists of base salary, cash bonus plan and long-term incentives in the form of RSUs and PSUs. Highlights of our executive compensation program for fiscal 2017 included the following:

•	There were no increases in target cash compensation for our NEOs.

•

During the Compensation Committee’s traditional review in February 2017, the Compensation Committee approved no increases in base salary or annual incentive targets for our NEOs in fiscal 2017. This decision was based on an analysis of competitive market data provided by the Compensation Committee’s independent consultant, with consideration given to the challenging business environment expected during fiscal 2017.

•	Our CEO’s salary was reduced in October 2017.

•

In connection with our restructuring in November 2017, our CEO voluntarily reduced his salary by 20%, from $650,000 to $520,000. This change was approved by the Compensation Committee and became effective as of October 31, 2017.

•	The majority of our CEO’s fiscal 2017 target total direct compensation was in equity.

•

70% of our CEO’s target total direct compensation (the sum of base salary, target cash incentive opportunity and target equity incentive compensation) was in the form of equity awards, which closely links our CEO’s compensation directly to the value of our common stock. In fiscal 2017, our CEO received a PSU award (also the 2017 TSR Award) for 172,247 shares of our common stock (at target attainment) and a time-based RSU award for 114,831 shares of our common stock. For the purpose of this discussion and in the chart below, the grant date value of PSUs reflects the face value of the target number of shares awarded on the grant date, which differs from the accounting value presented in the Summary Compensation Table below.

•

Our long-term incentive program continues to emphasize performance-based awards. For our CEO, 60% of the target value of equity granted in fiscal 2017 was in the form of PSUs that will vest based upon our TSR performance relative to a networking sector benchmark. The 2017 TSR Award is mostly consistent with prior year awards that measured our stock performance against an index of networking companies with one change. Instead of measuring overall performance against the entire index, our TSR performance is measured relative to the TSR of each of the Index Companies listed in the S&P Networking Index. To support our “pay-for-performance” philosophy and further emphasize the importance of creating long-term stockholder value, the 2017 TSR Award contained several features we consider best practices.

•

Stretch goal for maximum performance. To earn the maximum number of shares under the 2017 TSR Award, which is 200% of the target number of shares, our TSR must exceed the 85th percentile of the companies included in the index. In addition, to earn the maximum number of shares, our TSR must sustain at least 85th percentile performance for each of the one-, two- and three-year measurement periods (coinciding with the end of our fiscal 2017, 2018 and 2019).

•

Payment cap. Regardless of our performance versus the Index Companies in the S&P Networking Index, the number of shares that may be earned under the 2017 TSR Award is capped at 100% of target for any period in which our TSR is negative. Therefore, even if we significantly outperform the Index Companies in challenging market conditions, this award only provides rewards above the target performance level if incremental stockholder value is created.

•

Our 2017 Bonus Plan Included Challenging Performance Goals for Payment. As in prior years, our 2017 Bonus Plan consisted of two components: 80% of the target was tied to our financial performance and 20% was tied to our achievement of pre-established corporate objectives, which in fiscal 2017 focused on quality and technology development. For fiscal 2017, the Compensation Committee approved two modifications to the 2017 Bonus Plan:

•	Eliminated revenue performance as a component of the Plan; and

•	Required positive non-GAAP operating income for fiscal 2017 in order for any payout to our NEOs on either the financial or operational objectives of the plan.

Given the operating challenges facing Infinera beginning in late 2016 and the impact this had on our stockholder return, the Compensation Committee considered an increased emphasis on profitability as an important feature supporting alignment of the interests of our executive officers with that of our stockholders. Although a portion of the operating objectives for fiscal 2017 were achieved, which are accomplishments we believe will contribute to our longer-term success, our NEOs did not earn any bonus for fiscal 2017 due to a non-GAAP operating loss in fiscal 2017.

Pay-for-Performance Outcome in Fiscal 2017

Our emphasis on performance-based incentives is evidenced in the chart below, which illustrates our CEO’s target total compensation versus his actual realized compensation during the most recent three fiscal years. Target total compensation is defined as the sum of the base salary rate approved for each fiscal year, the bonus target for the year, and the grant date target value of equity. The target value of equity reflects the grant date share price of PSUs, which differs from the value reported in the Summary Compensation Table below. Actual realized compensation includes the base salary and cash annual incentive earned during the year plus the sum of any RSUs and PSUs that vested during the year, valued using the share price on the vesting date.

While the Compensation Committee kept our CEO’s target compensation flat from 2016 to 2017, realized compensation declined significantly from year-to-year and realized compensation was significantly below target in 2017. In 2017, each element of pay was reduced from target levels, including base salary in connection with our realignment that took effect at the end of October 2017. The relationship between target compensation and realized compensation demonstrates the alignment of pay and performance inherent in the design of our executive compensation programs. As the chart below illustrates, as our stock price declined our CEO’s realized compensation declined as well. Between the end of fiscal 2015 and the end of fiscal 2017 our CEO’s realized compensation declined $9.8 million, or approximately 87%, reflecting the significant decline in our financial performance and stock price over those periods.

Fiscal 2017 Executive Compensation Program Payout Highlights

Our fiscal 2017 payouts reflect the alignment of our executive compensation program to the performance of Infinera. As indicated above, a significant portion of our executive compensation program was designed to align the compensation outcomes for our participating NEOs on performance against measurable objectives.

Bonuses under the 2017 Bonus Plan for participating NEOs were determined based on our performance against a mix of financial objectives (weighted at 80%) and operational objectives (weighted at 20%). The financial performance objectives for our participating NEOs under the 2017 Bonus Plan were tied to non-GAAP operating income. However, the operational objectives would only be paid out to participating NEOs if we achieved non-GAAP profitability. As we had a non-GAAP operating loss of $(74.9) million in fiscal 2017, this resulted in no payout for the financial component (weighted at 80%) of the 2017 Bonus Plan. Further, since we had a non-GAAP operating loss in fiscal 2017, our participating NEOs were not eligible to receive a payout on the operational objectives. This resulted in zero payout for the participating NEOs under the 2017 Bonus Plan.

During fiscal 2017, there were portions of three PSU awards for which payout was based entirely or in part on our performance during the year. Two of the awards (the fiscal 2015 and 2016 PSU awards) measured our TSR against the TSR of the S&P Networking Index. The 2017 PSU award measures our TSR against the TSR of each of the Index Companies in the S&P Networking Index. The Compensation Committee approved this change in the approach to measuring relative TSR to better reflect the relative performance of Infinera as compared to the other companies in the index. With the change to the 2017 PSU design, our volatility will be more closely matched by the individual components of the benchmark, which the Compensation Committee believes will produce outcomes that, over time, better reflect our performance relative to comparable companies in our industry. Features of the 2017 TSR Awards are more fully described in the section below, entitled “Fiscal 2017 Compensation—Long-Term Incentive Compensation.”

As summarized in the table below, we failed to outperform the TSR of the S&P Networking Index for either of the applicable periods, which resulted in no payouts for each of the performance periods that concluded at the end of fiscal 2017.

Year of Grant	Applicable Measurement Period(1)	% of Target Award Tied to Period	Result	Payout as a % of Target(2)
2017	1 year	33%	% Rank = 9th percentile	0%
2016	2 years	33%	Relative TSR = -95.7 points	0%
2015	~3 years	33%	Relative TSR = -89.5 points	0%

(1)	One-third of each award is tied to the end of the first, second and third fiscal years after the grant date.
(2)

For the 2017 TSR Award, there is no payout for performance below the 25th percentile. For the 2015 and 2016 TSR Awards, there is no payout for relative TSR (i.e., INFN TSR minus the TSR of the benchmark) below -33 points.

Governance of Executive Compensation

Our executive compensation program includes the following executive compensation governance policies and practices:

•

No Guaranteed Bonuses. We do not provide any guaranteed bonuses for any of our executive officers with the exception of “sign on” bonuses, if any, that may be negotiated as part of an executive officer new hire package.

•

Executive Clawback Policy. We maintain an executive clawback policy that applies to our Section 16 Officers and provides for recovery of both cash and equity incentive compensation under specified circumstances.

•	Anti-Hedging Policy. Our Insider Trading Policy prohibits all employees, including our NEOs, and Board members, from hedging their Infinera common stock.

•	Anti-Pledging Policy. Our Insider Trading Policy prohibits our NEOs from pledging Infinera common stock as collateral for a loan.

•	Fully Independent Compensation Committee. Our executive compensation program is administered annually by the Compensation Committee, which consists solely of independent directors.

•	Stock Ownership Policy. Our Section 16 Officers and the non-employee members of the Board are subject to minimum stock ownership requirements.

•	No Tax Gross-Ups. We do not have any arrangements providing for tax “gross-ups” of any compensation elements with any of our executive officers.

•

“Double-trigger” Change of Control Arrangements. Our change of control agreements contain “double-trigger” arrangements that require a termination of employment without cause or a constructive termination of employment following a change of control of Infinera before payments and benefits are triggered.

•

Annual Compensation Risk Assessment. The Compensation Committee annually conducts a compensation risk assessment to determine whether our compensation arrangements, or components thereof, create risks that are reasonably likely to have a material adverse effect on Infinera.

•	No Executive Perquisites. Our executive officers are only eligible to receive the same benefits and perquisites as our other U.S. salaried employees.

•

Independent Compensation Consultant Reporting Directly to Compensation Committee. The Compensation Committee utilizes input from an independent compensation consultant that is retained directly by the Compensation Committee and performed no services for Infinera during fiscal 2017 other than services for the Compensation Committee.

Advisory Vote on Fiscal 2016 Named Executive Officer Compensation – “Say-on-Pay” Vote

In calendar 2017, stockholders were provided with the opportunity to cast an advisory (non-binding) vote (a “say-on-pay” proposal) on the compensation of our NEOs for fiscal 2016. Our stockholders approved this say-on-pay proposal, with over 85% of votes cast voting in favor of our executive compensation program. Noting the results of this vote, the Compensation Committee considered this when making compensation decisions for fiscal 2017.

In light of the 2017 say-on-pay vote, the Compensation Committee maintained a consistent general approach to our executive officer compensation program. This included a continued emphasis on pay-for-performance through the use of PSUs that reward executive officers if they deliver value for our stockholders. For fiscal 2017, and as noted above, the Compensation Committee also approved no increases to the base salaries or target annual incentives of our NEOs. The 2017 Bonus Plan applicable to our NEOs was modified from the design in prior years to provide no payout despite achievement of several operational goals that are critical to our long-term success. In addition, in connection with our restructuring in November 2017, our CEO voluntarily reduced his salary by 20%, from $650,000 to $520,000. This change was approved by the Compensation Committee and became effective as of October 31, 2017. Each of these changes and elements of our executive compensation program were approved by the Compensation Committee with the goal of continuing our strong pay-for-performance alignment and with consideration given to the interests and views of our stockholders.

The Compensation Committee will continue to consider input from our stockholders as reflected in the outcome of our annual say-on-pay vote when making executive compensation program decisions.

Fiscal 2018 Executive Compensation Highlights

In February 2018, the Compensation Committee approved key features of our 2018 executive compensation program, including base salaries, target annual incentives, and performance measurement for the 2018 bonus plan and equity grants. These decisions followed discussion during several committee meetings, beginning in September 2017, which included the presentation of competitive market data by the Compensation Committee’s independent consultant as well as input from our CEO regarding compensation other than his own.

Prior to finalizing fiscal 2018 pay for our NEOs, in June 2017, the Compensation Committee approved a new compensation peer group that included significant changes to better align with our financial profile at the time, including a lower market capitalization relative to when the prior peer group was selected.

Highlights from our fiscal 2018 compensation approach include:

No change in cash compensation. There were no adjustments to cash compensation levels for our NEOs. This includes a continuation of the reduced salary rates effective as of October 31, 2017 for Mr. Fallon and Dr. Welch.

Ongoing emphasis on profitability in the bonus plan. Payouts under the bonus plan applicable to our NEOs will be based on the achievement of a non-GAAP operating margin goal for the fourth quarter of 2018 requiring significant year over year improvement. Payouts are also subject to the achievement of a profitability gate for the second half of fiscal 2018.

Equity grants approximately flat for most NEOs. The target value of equity awarded to our CEO in February 2018 was $3.25 million, which compares to $3.24 million granted in February 2017. The value of equity awarded to Dr. Welch was reduced to approximately $1.1 million as part of the change in his role. For the remaining NEOs other than Mr. Heard, whose 2017 equity grant was a new hire award, the total target grant date value of equity was about 4% less than the value granted in fiscal 2017. For this purpose, the value of our relative TSR PSUs is based on the value of our share price on the grant date and differs from the values reported in the Summary Compensation Table.

Continued use of performance-based equity. PSUs tied to our relative TSR represent 60% of the target grant date value of equity awarded to our CEO in February 2018 and 40% of the target grant date value for our other NEOs. The design of PSUs granted in fiscal 2018 is the same as our fiscal 2017 PSU grants described below. The remaining equity value granted in fiscal 2018 was delivered in the form of time-based RSUs that vest in four equal annual installments.

Overview of our Executive Compensation Program Philosophy and Process

Compensation Objectives and Philosophy

Our executive compensation program is designed to attract, retain, and reward talented executive officers and to motivate them to pursue our corporate objectives, while fostering the creation of long-term value for our stockholders. To achieve this mission, we take a “pay-for-performance” approach that forms the foundation for the design of our executive compensation program. The Compensation Committee also designs the various components of our executive compensation program to support our company culture (i.e., increasing levels of accountability through the use of “at risk” pay for more senior level employees), the internal company environment relative to industry conditions, current business priorities, strategy and product development cycles, and current market practices of our peer group.

Compensation-Setting Process

Role and Authority of Compensation Committee. The Compensation Committee is responsible for our executive compensation program and all related policies and practices. The Compensation Committee has the responsibility to establish and approve the compensation of each of our executive officers, including our NEOs. In addition, the Compensation Committee reviews and administers our equity and employee benefit plans and programs, which are generally available to our employees, including our NEOs. The Compensation Committee also has the authority to engage its own advisors to assist it in carrying out its responsibilities, and the reasonable compensation for such advisor services is paid by Infinera.

Role of Compensation Consultant. During fiscal 2017, the Compensation Committee engaged the services of Compensia, Inc. (“Compensia”), a national compensation consulting firm. Compensia provided the Compensation Committee with an analysis of industry sector competitive market data regarding NEO compensation, information on compensation trends, peer group and general market data, as well as assistance with the parameters used to determine the peer group, base salary, incentive plan design and the structure of our executive compensation program. During fiscal 2017, Compensia also provided general observations about our compensation programs.

Compensia reports directly to the Compensation Committee. Compensia interacted with management at the direction of the Compensation Committee but did not provide any other services for Infinera or its management team in fiscal 2017. Compensia’s fees were paid by Infinera. The Compensation Committee annually reviews the independence of its compensation consultant and during fiscal 2017 determined that there were no conflicts of interest in connection with Compensia’s work.

Determination of CEO Compensation. Our compensation consultant provides market data and considerations for the Compensation Committee regarding the amount and form of our CEO’s compensation. As part of this process, the Compensation Committee considers input from the Board and feedback from the Chairman of the Board, in particular with respect to the performance of our CEO. After considering the feedback and recommendations received, all decisions regarding our CEO’s compensation are made by the Compensation Committee, based on its own judgment and after considering the interests of our stockholders, in executive sessions excluding our CEO.

Determination of non-CEO Compensation. As a result of his close working relationship with each of the other NEOs, our CEO is asked to provide his assessment of their performance to the Compensation Committee, including considerations regarding retention and importance of their contributions to Infinera. Our CEO is assisted by our Senior Vice President of Human Resources in making these assessments. Our CEO then presents his performance assessment of the other NEOs and makes formal recommendations to the Compensation Committee regarding adjustments to base salary, annual cash incentive award opportunities and equity awards for our NEOs (other than himself). While the Compensation Committee considers the recommendations of our CEO in determining compensation for our other NEOs, ultimately its decisions are based on its own judgment and the interests of our stockholders. None of our NEOs makes any recommendations regarding his own compensation and, with the exception of our General Counsel, in his role as secretary of the meeting, none of our NEOs are present at meetings in which their compensation is determined. The Compensation Committee finalized compensation decisions for the CEO and President in executive session without management present.

Executive Compensation Elements

We provide base salaries to attract, retain and motivate our executive officers for their day-to-day contributions, annual incentive cash compensation to link payments to the achievement of our annual financial and/or operational objectives, and long-term incentive compensation delivered in the form of equity awards to align the interests of our executive officers with those of our stockholders and provide significant motivational and retention value to our executive officers. These are the key elements of our executive compensation program. We believe each is necessary to attract, retain and motivate our executive officers, on whom our success largely depends. In addition, we also provide employee benefits that are generally available to all our employees including our NEOs, and certain severance and “double-trigger” change of control payments and benefits as part of our executive compensation program as described further below.

Allocation of Compensation across Pay Elements

In determining how to allocate an NEO’s target total direct compensation opportunity among these various elements, the Compensation Committee seeks to take into account market competitive practices for companies of a similar size and with a comparable business focus. Individual retention considerations specific to the individual are also factored in the Compensation Committee’s final determination of target total direct compensation. Equity awards, which for fiscal 2017 consisted of a time-based RSU award and a PSU award (also the 2017 TSR Award), represented the largest component of our NEOs’ target total direct compensation opportunity. This approach was designed to encourage sustained, long-term performance and to ensure alignment of the interests of our NEOs with those of our stockholders. Consistent with our “pay-for-performance” philosophy, a significant portion of our NEOs’ fiscal 2017 target total direct compensation opportunity was completely “at risk,” including 59% of our CEO’s target total direct compensation opportunity. We define “at risk” compensation as opportunities for which vesting as well as the level of achievement is contingent upon achievement of specified performance conditions. In fiscal 2017, this included the 2017 Bonus Plan and PSU awards, where the value of PSUs is included based on the grant date target value of shares awarded.

The following charts show the target total direct compensation mix for fiscal 2017 for our CEO and our other NEOs as a group (value of equity awards is determined using grant date fair value):

Competitive Positioning

In making compensation decisions for our executive officers, the Compensation Committee reviews and analyzes competitive market practices using data drawn from a group of peer companies and the Radford Global Technology survey.

The Compensation Committee reviews the compensation peer group annually and updates its composition as necessary to take into account changes in both our business and the businesses of the peer group companies. The peer group used to determine fiscal 2017 compensation was selected in May 2016 based on the following targeted selection criteria:

•	Industry: companies in the communications equipment or related industry segments;

•	Annual Revenue: $400 million to $2.5 billion; and

•	Market Capitalization: $750 million to $5 billion.

In addition to these criteria, the Compensation Committee considered each potential peer company’s revenue growth rates, headcount and primary location. Given the limited number of companies directly comparable to us from a business perspective, and the wide range of factors under consideration, not all peer companies satisfy all of the targeted selection criteria.

The compensation peer group established to assist in determining fiscal 2017 compensation for our NEOs included the following 20 companies:

ACI Worldwide	Mentor Graphics
ADTRAN, Inc.	Microsemi
Brocade Communications	MicroStrategy
Ciena Corporation	NETGEAR
Coherent, Inc.	Plantronics
FEI	QLogic
Finisar Corporation	Silicon Laboratories
Integrated Device Technology	Ubiquiti Networks
InterDigital, Inc.	ViaSat, Inc.
IPG Photonics Corporation	Viavi Solutions*

*	Indicates an addition to the peer group for fiscal 2017.

Given that not all of the peer companies report data for a position comparable to each of our NEOs, the Compensation Committee also reviewed market data derived from the Radford Global Technology survey. In this discussion, where we refer to “market” levels of pay and the “market data,” we are referring to the combined compensation peer group and survey data described above that were then in effect and applicable to our NEOs.

In June 2017, the Compensation Committee reviewed the peer group used for executive compensation decision-making and selected a new group based on updated financial criteria. Although this change in the selection criteria resulted in significant changes in the composition of the peer group, the Compensation Committee as well as members of management involved in making compensation decisions felt that this was an appropriate change based on our decreased revenue and market capitalization profile relative to May 2016. The target selection criteria for the peer group identified in May 2017 and used for fiscal 2018 compensation decisions were:

•	Industry: companies in the communications equipment or related industry segments;

•	Annual Revenue: $290 million to $2.6 billion; and

•	Market Capitalization: $365 million to $3.6 billion.

Based on this recalibration, the new peer group now consists of the following 16 companies:

Acacia Communications*	InterDigital, Inc.
ADTRAN, Inc.	NETGEAR
Barracuda Networks*	Oclaro*
Ciena Corporation	Plantronics
Extreme Networks*	ShoreTel*
Finisar Corporation	Silicon Laboratories
Harmonic*	ViaSat, Inc.
Integrated Device Technology	Viavi Solutions

*	Indicates an addition to the recalibrated peer group for fiscal 2018. Companies removed from the fiscal 2017 peer group included ACI Worldwide, Brocade Communications, Coherent, FEI, OPC Photonics Corporation, Mentor Graphics, Microsemi, MicroStrategy, QLogic and Ubiquiti Networks.

Use of Market Data

For its fiscal 2017 compensation decisions, the Compensation Committee maintained a holistic and flexible approach in its use of market data. The Compensation Committee’s goal is generally to set all elements of compensation within a competitive range, using a balanced approach that does not use rigid percentiles to target pay levels for each compensation element, but instead makes its compensation decisions based on a variety of relevant factors, including those listed below. While the Compensation Committee continues to review and reference market data, the data generally is used to inform the Compensation Committee of market practices to ensure that our executive compensation program remains within a generally competitive range of our peers. In addition to the market data, several other factors are taken into account in setting the amount of each NEO’s target total direct compensation opportunity. These factors include:

•

Recruitment, retention and historical factors. The Compensation Committee reviews existing NEO compensation and retention levels relative to estimated replacement cost with respect to the scope, responsibilities and skills required of the particular position.

•

Lack of directly comparable data for some of our key roles. Compensation data for some of our key positions (i.e., President) are often not explicitly reported by companies in our compensation peer group or survey data. This results in limited sample sizes and/or inconclusive data that can be misleading if targeting a specific percentile for market positioning.

•

Market positioning may be distorted by the source of the data. Certain elements of compensation reported from one source can be consistently higher or lower than the data collected from another, given differences in methods and samples used by each source to collect market data. Given this variability and volatility within the market data, the Compensation Committee has determined that targeting pay levels at specific percentiles of this data could result in outcomes that do not align with the internal value and strategic importance of various roles at Infinera.

•	Desire to account for other factors not captured in the market data. As discussed below, the Compensation Committee also considers several qualitative factors.

Relevant Qualitative Factors

In addition to our uses of competitive market data as described above, the Compensation Committee considers a range of subjective and qualitative factors when making compensation decisions for our NEOs, including:

•	The role the executive officer plays and the importance of such individual’s contributions to our ability to execute on our business strategy and to achieve our strategic objectives;

•	Each executive officer’s tenure, skills and experience;

•	The responsibilities and particular nature of the functions performed or managed by the executive officer;

•	Our CEO’s recommendations and his assessment of each executive officer’s performance (other than his own performance), and with respect to the CEO’s performance, assessment by the Board;

•	The value of unvested equity awards held by each executive officer and in comparison to other members of our executive management team and senior employees;

•	Internal pay equity across the executive management team;

•	The impact of our compensation decisions on key financial and other measures such as our equity award “burn rate”;

•	Our overall performance as compared to internal plans and external benchmarks;

•	The potential impact on stockholder dilution of our compensation decisions relative to peers and historical practices; and

•

Competitive labor market pressures and the likely cost, difficulty and impact on our business and strategic objectives that would be encountered in recruiting a replacement for the role filled by each of our NEOs.

The Compensation Committee does not assign relative weights or rankings to any of these factors and does not solely use any quantitative formula, target percentile or multiple for establishing compensation among the executive officers or in relation to the market data. Instead, the Compensation Committee relies upon its members’ knowledge and judgment in assessing the various qualitative and quantitative inputs it receives regarding each individual and makes compensation decisions accordingly.

Mr. Heard joined Infinera in June 2017 and was appointed an executive officer in November 2017. At the time of Mr. Heard’s hire, the Compensation Committee reviewed market data for his position. His base salary, target bonus opportunity and initial equity awards were approved at levels that the Compensation Committee believed were necessary to recruit him to join Infinera and that were deemed to be appropriate in light of his experience.

Fiscal 2017 Compensation

Base Salaries

For fiscal 2017, the Compensation Committee reviewed the base salaries for each of our NEOs and approved no changes to the base salaries of our NEOs after taking into consideration the market data provided by its independent compensation consultant and the weaker financial performance over the prior fiscal year as well as the challenging year that was expected in fiscal 2017. In addition, Mr. Fallon and Dr. Welch each had their current annual base salary reduced effective as of October 31, 2017. Mr. Fallon’s current base salary decreased from $650,000 to $520,000 and Dr. Welch’s current base salary was decreased from $500,000 to $450,000. Mr. Heard’s base salary was established at the time he joined us in June 2017.

The following table shows the annual base salary for each of our NEOs for fiscal 2016 and fiscal 2017:

Name	Fiscal 2016 Annual Base Salary	Fiscal 2017 Annual Base Salary
Thomas J. Fallon	$650,000	$650,000	(1)
Brad D. Feller	$400,000	$400,000
David F. Welch, Ph.D.	$500,000	$500,000	(2)
David W. Heard(3)	—	$500,000
Robert J. Jandro	$365,000	$365,000
James L. Laufman	$365,000	$365,000

(1)	Mr. Fallon’s fiscal 2017 annual base salary decreased from $650,000 to $520,000 effective as of October 31, 2017.
(2)	Dr. Welch’s fiscal 2017 annual base salary decreased from $500,000 to $450,000 effective as of October 31, 2017.
(3)	Mr. Heard’s base salary was set as part of his new hire package in June 2017. His actual fiscal 2017 salary was prorated based on his length of service during fiscal 2017.

Performance-Based Incentive Cash Compensation (2017 Bonus Plan)

Target Bonus Opportunities. The Compensation Committee reviewed the target bonus opportunities (which are expressed as a percentage of base salary) for fiscal 2017 for each of our NEOs (other than Mr. Heard), and determined that they all would remain the same as the prior fiscal year. The following table shows the target bonus opportunities for each of our NEOs for fiscal 2016 and fiscal 2017:

Name	Fiscal 2016 Target Bonus (as a percentage of base salary)	Fiscal 2017 Target Bonus (as a percentage of base salary)
Thomas J. Fallon	125%	125%
Brad D. Feller	75%	75%
David F. Welch, Ph.D.	90%	90%
David W. Heard(1)	—	75%
Robert J. Jandro	100%	100%
James L. Laufman	60%	60%

(1)

At the time of Mr. Heard’s hire in June 2017, his target bonus opportunity was set at 75% of his base salary. Given his start in the middle in the fiscal year, Mr. Heard was not eligible to participate in the 2017 Bonus Plan. However, in connection with his new hire package, Mr. Heard received a one-time bonus in the amount of $215,750, which was paid out at the same time as the 2017 bonus for all Infinera employees in April 2018.

Bonus Plan Design. Bonuses under the 2017 Bonus Plan for our participating NEOs were assessed based on our performance against a mix of financial objectives (weighted at 80%) and operational objectives (weighted at 20%) as discussed below. However, the portion of the bonus based on operational objectives would be paid out to the participating NEOs only if we achieved non-GAAP operating income.

The 2017 Bonus Plan also contained an individual performance component that could be used to adjust the bonus payouts for our participating NEOs by factors of 75% to 125% of the funded amount. Our CEO was responsible for reviewing the individual performance of each NEO (other than himself) and recommending a bonus adjustment for each NEO. The Compensation Committee then had sole discretion to determine any individual performance adjustments for each NEO (including the CEO) and the final bonus payout for fiscal 2017.

The financial performance objectives for the 2017 Bonus Plan were tied to non-GAAP operating income, and were selected to focus our NEOs on an important and measurable financial measure, and to more closely align their performance with our stockholders’ interests. The Compensation Committee determined that a focus on non-GAAP operating income would serve to make generating a return for stockholders a priority. After exiting fiscal 2016 with a GAAP operating loss and declining non-GAAP operating income, the Compensation Committee thought it was important to focus management on profitability. For purposes of the 2017 Bonus Plan, “non-GAAP operating income” was calculated excluding non-cash stock-based compensation expenses, amortization and impairment of acquired intangible assets, acquisition-related costs and certain purchasing accounting adjustments related to our acquisition of Transmode, which closed during the third quarter of fiscal 2015. For a reconciliation of GAAP to non-GAAP operating loss for fiscal 2017, please see Appendix A to this Proxy Statement.

For fiscal 2017, the financial performance objective for non-GAAP operating income was as follows:

Non-GAAP Operating Income	Payout as a Percentage of Target
Below $2.5 million	0%
$2.5 million	18%
$5.0 million	40%
$7.5 million	62%
$11.3 million	73%
$15.0 million	84%
$18.8 million	95%
$22.5 million	106%
$26.3 million	110%
$30.0 million	121%
$33.8 million	132%

•

If the level of performance for either of the financial objective was below the minimum threshold of $2.5 million for non-GAAP operating income, there would be no payout for the financial objective. For any result that falls between levels in the table above, the payout as a percent of target would be determined using straight-line interpolation.

•	The payout was not capped for performance attainment above the maximum level. For each dollar above the maximum in the table, 25% of each dollar would go toward the bonus payout.

The Compensation Committee also believed that focusing on specific operational objectives was important to measuring our success in fiscal 2017. The Compensation Committee approved the following five operational objectives for the 2017 Bonus Plan (with an aggregate weighting of 20% under the 2017 Bonus Plan), which included (i) two quality-based objectives related to a mix of hardware and software reliability; and (ii) three key technology development objectives related to the timing of rollouts of our next-generation products. Each of the operational objectives chosen were intended to address our longer-term success. Payouts tied to the operational objectives were based upon the achievement, as determined by the Compensation Committee, of each operational objective. No payout would be made for any operational objective that was behind schedule or failed to meet quality target measures. Payouts were capped at 100% for the operational objectives. In addition, our NEOs participating in the 2017 Bonus Plan would only be eligible for payouts tied to the operational objectives if we were below the minimum threshold for non-GAAP operating income in fiscal 2017.

Operational Objectives	Weighting	Maximum Attainment
Two Quality Goals	20% each (40% total)	100%
Three Development Goals	20% each (60% total)	100%

Bonus Plan Results. The following table shows our actual performance with respect to each financial and operational objective under the 2017 Bonus Plan:

Performance Measures	Actual Performance
Financial Objectives (weighted at 80%)
Non-GAAP Operating Loss for Fiscal 2017	$(74.9) million
Operational Objectives (weighted at 20%)
Quality	100% achieved	(1)
Development	66.6% achieved	(1)

(1)	Our NEOs were not eligible to receive a payout for completion of the operational objectives since we failed to reach the minimum threshold of $2.5 million in non-GAAP operating income for fiscal 2017.

Upon review of our actual financial performance for fiscal 2017 as compared to the pre-established target levels, the Compensation Committee did not approve a bonus payout to our NEOs participating in the 2017 Bonus Plan based on failure to achieve the threshold level of financial performance. In addition, although a portion of the operational objectives were achieved, because we had a non-GAAP operating loss in 2017, the participating NEOs were not eligible to earn a payout for the operational objectives. This resulted in an aggregate bonus payout of zero.

The following table sets forth the bonus payments earned for fiscal 2017 by our participating NEOs pursuant to the 2017 Bonus Plan.

Name	Fiscal 2017 Final Bonus Payout
Thomas J. Fallon	—
Brad D. Feller	—
David F. Welch, Ph.D.	—
Robert J. Jandro	—
James L. Laufman	—

2017 New Hire Bonus

David W. Heard. At the time of Mr. Heard’s hire in June 2017, his target bonus opportunity was set at 75% of his base salary. Given his start in the middle in the fiscal year, Mr. Heard was not eligible to participate in the 2017 Bonus Plan. However, in connection with this new hire package, Mr. Heard received a one-time bonus in the amount of $215,750, which was paid out at the same time as the 2017 bonus for all Infinera employees in April 2018.

Long-Term Incentive Compensation

Our long-term incentive compensation opportunities are delivered in the form of equity awards. Annual equity awards for NEOs are approved by the Compensation Committee during the first open trading window of each new calendar year.

Equity Compensation Design. Under the 2016 Plan, the Compensation Committee grants equity awards to eligible employees, including our NEOs. The Compensation Committee actively monitors our annual aggregate equity utilization as measured by our burn rate.

The Compensation Committee believes that it is in the best interests of Infinera and our stockholders to grant performance-based equity awards to senior level employees, including our NEOs. It also believes that our performance-based equity awards foster a “pay-for-performance” culture and multi-year vesting schedules create longer-term incentives that maintain alignment of the interests of our NEOs with those of our stockholders. Our NEOs benefit from these equity awards based on our sustained performance over time and the ability of our NEOs to create the results that drive stockholder value.

In determining the appropriate mix of such equity awards, the Compensation Committee considered how each equity vehicle supports our compensation strategy as follows:

Type of Award	Description	Why It Is Used
RSU Award

•    Provide the opportunity to earn a specified number of shares of Infinera common stock subject to the participant’s continued employment for a specified period.

•    Typically have a three-year or four-year vesting period to encourage a long-term perspective and to encourage key employees to remain at Infinera.

• Supports retention and succession planning. • Provides a direct incentive for future performance. • Useful in recruiting new executives.

PSU Award

•    Provide the opportunity to earn shares of Infinera common stock upon the achievement of pre-established performance objectives.

•    If the threshold performance level is not achieved, the entire portion of the award tied to such performance objective is forfeited.

• Supports pay-for-performance philosophy and retention efforts. • Links compensation directly to Infinera performance in areas identified as important by the Compensation Committee.

In February 2017, the Compensation Committee granted annual equity awards for fiscal 2017 in the form of a time-based RSU award and a PSU award to each of our NEOs other than Mr. Heard. The Compensation Committee continued to believe that TSR remains an important metric for driving performance and promoting the alignment of the interests of our NEOs with those of our stockholders. Mr. Heard was not included in the annual equity grant program due to the timing of his start date; his 2017 equity compensation, which consisted of a new hire RSU award and PSU award, are discussed below.

In determining the size of these annual equity awards, the Compensation Committee considered the factors described above in the sections entitled “Use of Market Data” and “Relevant Qualitative Factors,” with particular attention to market data, internal equity considerations, the potential dilutive impact of the equity awards and the amount and value of unvested equity awards held by each of our NEOs. The Compensation Committee believed a combination of time-based and performance-based equity awards promote close alignment of the interests of our NEOs with those of our stockholders. In addition, in awarding the same number of shares to the CEO and President, the Compensation Committee considered the value of this partnership in creating long-term value for the stockholders.

The Compensation Committee first determined the target value of long-term incentive compensation for each executive. The number of RSUs and PSUs granted to each executive was then determined based on the closing price of our stock on the grant date and assuming a 60% allocation of target value into PSUs for Mr. Fallon and Dr. Welch, and a 50% allocation into PSUs for other NEOs. Because the Compensation Committee relied upon the closing price of our stock on the grant date to determine the number of PSUs, the target value approved by the Compensation Committee differs from the Summary Compensation Table reported value of equity below. The following table sets forth the equity awards for our NEOs other than Mr. Heard in the fiscal 2017 program:

	Number of Shares Subject to RSU Awards	2017 TSR Awards
Name		Target Number of Shares	Maximum Number of Shares (200% of Target)
Thomas J. Fallon	114,831	172,247	344,494
Brad D. Feller	44,247	44,247	88,494
David F. Welch, Ph.D.	114,831	172,247	344,494
Robert J. Jandro	42,035	42,035	84,070
James L. Laufman	35,398	35,398	70,796

The RSU awards in the table above vest in annual installments with one-fourth of the underlying shares of Infinera common stock vesting on May 5th of each of 2018, 2019, 2020 and 2021, subject to the NEO’s continued service with Infinera through each applicable vesting date.

Under the terms of the 2017 TSR Award, the Compensation Committee established three performance periods for the performance-based awards, with one-third (1/3) of the target number of performance-based awards eligible to vest based on our one-year TSR relative to the TSR of each of the Index Companies listed in the S&P Networking Index, one-third (1/3) based on the two-year comparison to the TSR of the Index Companies, and one-third (1/3) based on the three-year comparison to the TSR of the Index Companies. An “Index Company” refers to each company that was listed in the S&P Networking Index as of the last day of fiscal year 2016 and generally remains publicly traded (in other words, its stock is actively traded on an established stock exchange or national market system) through the last day of the applicable performance period. The performance-based awards shall only vest upon the determination by the Compensation Committee of the achievement of the performance metrics and are subject to each NEO’s continued service to Infinera through each applicable vesting date. Any eligible shares (that is, eligible to vest as a result of performance achievement, as described below) with respect to the first performance period shall vest on May 5, 2018, any eligible shares with respect to the second performance period shall vest on May 5, 2019, and any eligible shares with respect to the third and final performance period shall vest on May 5, 2020.

Our relative TSR is measured against the S&P Networking Index at three intervals for the 2017 TSR Award, with one-third of the total number of shares of Infinera common stock subject to each NEO’s 2017 TSR Award allocated to each of the three performance periods. For purposes of calculating TSR performance for Infinera and each of the Index Companies, the performance periods are as follows:

(i)	For the first performance period, the starting price is the 60-day average (of our closing stock price or the index, as applicable) leading up to and inclusive of December 31, 2016 (the last day of fiscal 2016), and the ending price is the 60-day average leading up to and inclusive of December 30, 2017 (the last day of fiscal 2017);

(ii)	For the second performance period, the starting price is the 60-day average leading up to and inclusive of December 31, 2016 (the last day of fiscal 2016), and the ending price is the 60-day average leading up to and inclusive of December 29, 2018 (the last day of fiscal 2018); and

(iii)	For the third performance period, the starting price is the 60-day average leading up to and inclusive of December 31, 2016 (the last day of fiscal 2016), and the ending price is the 60-day average leading up to and inclusive of December 28, 2019 (the last day of fiscal 2019).

The table below summarizes the performance criteria used to determine the percentage of the eligible shares subject to the 2017 TSR Award. For each applicable performance period, the number of shares that will become eligible shares (if any) based on our TSR percentile ranking relative to the TSRs of the Index Companies is achieved as follows:

INFN TSR Percentile Rank Among Index Companies	Percentage of the Target Allocated Shares that Become Eligible Shares for the Performance Period
Less than 25th Percentile	0%
25th Percentile	50%
50th Percentile	100%
85th Percentile or Greater	200%

No shares will become eligible shares if the percentile rank is less than the 25th percentile relative to the TSRs of the Index Companies. If our percentile rank is between the 25th and 50th percentiles, then the number of shares that will become eligible shares will be determined by linear interpolation between 50% and 100% of the number of shares. If our percentile rank is between the 50th and 85th percentiles, then the number of shares that will become eligible shares will be determined by linear interpolation between 100% and 200% of the number of shares. In addition, if our TSR during any performance period is negative (as a result of a decline in the stock price during such period), then the maximum number of shares that can vest is 100% of the target number of shares allocated to that performance period. In the event that our TSR is negative during any of the one-year or two-year performance periods, then any shares that would have vested above 100% of the target number of shares for that performance period, but for the maximum cap described above, would be rolled over once, to the next performance period, and will vest only in the event that both our relative TSR performance is equal to or greater than 50% of the Index Companies in the subsequent performance period and our TSR for that subsequent performance period is positive.

PSU Results. For the initial performance period ended December 30, 2017 under the 2017 TSR Award, our TSR performance finished 21 out of 23 Index Companies (9th percentile). As a result, 0% of the target number of shares of our common stock allocated to the initial performance period vested, as shown in the table below.

	2017 TSR Award Summary for Initial Performance Period
Name	Target Number of PSUs Granted	Actual Number of PSUs Vested
Thomas J. Fallon	172,247	0
Brad D. Feller	44,247	0
David F. Welch, Ph.D.	172,247	0
Robert J. Jandro	42,035	0
James L. Laufman	35,398	0

Outstanding PSU Awards Granted in Prior Fiscal Years. The following table provides information regarding outstanding PSU awards granted prior to fiscal 2017 that were eligible to be earned in fiscal 2017 by our NEOs, including the performance requirements and number of shares of Infinera common stock earned through fiscal 2017.

Name	Fiscal Year of Grant	Total Number of PSUs Remaining at Target (#)	Target Number of Shares that Could Vest for Fiscal 2017 Performance Period (#)	Maximum Number of Shares that Could Vest for Fiscal 2017 Performance Period (#)	Actual Number of Shares Vested for Fiscal 2017 Performance Period (#)	Performance Measure
Thomas J. Fallon	2016	90,660	45,330	90,660	0	Relative TSR(1)
	2015	17,306	17,306	25,960	0	Relative TSR(2)
Brad D. Feller	2016	22,460	11,230	22,460	0	Relative TSR(1)
	2015	3,876	3,876	5,815	0	Relative TSR(2)
David F. Welch, Ph.D.	2016	90,660	45,330	90,660	0	Relative TSR(1)
	2015	6,010	6,010	9,015	0	Relative TSR(2)
Robert J. Jandro	2016	21,800	10,900	21,800	0	Relative TSR(1)
	2015	3,756	3,756	5,635	0	Relative TSR(2)
James L. Laufman	2016	20,333	10,167	20,334	0	Relative TSR(1)

(1)

In fiscal 2016, the Compensation Committee granted to the then-current NEOs a PSU award that measures our TSR against the TSR of the S&P Networking Index. This PSU award pays out at 200% if our TSR outperforms the S&P Networking Index by 50 points or more and 0% if our TSR underperforms the S&P Networking Index by 33 points or more. Our TSR performance underperformed the TSR performance of this index by approximately 95.7 points for the performance period measured, which resulted in no payout for this performance period. For the two-year performance period ended December 30, 2017, the start price was the 60-day average (of our closing stock price or the index value, as applicable) leading up to and inclusive of December 26, 2015 and the end price was the 60-day average (of our closing stock price or the index value, as applicable) leading up to and inclusive of the last day of fiscal 2017.

(2)

In fiscal 2015, the Compensation Committee granted to the then-current NEOs a PSU award that measures our TSR against the TSR of the S&P Networking Index. This PSU award pays out at 150% if our TSR outperforms the S&P Networking Index by 25 points or more and 0% if our TSR underperforms the S&P Networking Index by 33 points or more. Our TSR performance underperformed the TSR performance of this index by approximately 89.5 points for the performance period measured, which resulted in no payout for this performance period. For the three-year performance period ended December 30, 2017, the start price was the 60-day average (of our closing stock price or the index value, as applicable) leading up to and inclusive of February 24, 2015 and the end price was the 60-day average (of our closing stock price or the index value, as applicable) leading up to and inclusive of the last day of fiscal 2017.

2017 New Hire Award

David W. Heard. In connection with his hire in June 2017, Mr. Heard received an award of 150,000 RSUs. This RSU award is scheduled to vest in annual installments with one-fourth of the underlying shares vesting on

July 5th of each of 2018, 2019, 2020 and 2021, subject to his continued service with us through each applicable vesting date. In addition, Mr. Heard was granted a 2017 TSR Award of 50,000 PSUs. The PSUs vest based on achievement of a specified level or levels of our TSR, similar to the 2017 TSR Award made to other NEOs in fiscal 2017 that are subject to achievement of TSR measured over three performance periods, as determined by the Compensation Committee, in its sole discretion. The first performance period resulted in zero shares vesting, based on the same performance outcome described above for the 2017 TSR Awards granted to the other NEOs. The size of these equity awards was determined as the result of arm’s length negotiations with Mr. Heard and approved at the level that the Compensation Committee believed was necessary to recruit him to join Infinera.

Employee Benefits and Perquisites

Our NEOs are only eligible to receive the same benefits as our U.S. salaried employees except with respect to accrued paid time off (“PTO”) as explained below. Infinera and the Compensation Committee believe this approach is reasonable and consistent with the overall compensation objectives to attract and retain employees. These benefits include medical, dental, vision and disability benefits, a Section 401(k) plan, and other plans and programs, including the 2007 ESPP, made available to other eligible employees in the applicable country of residence. In fiscal 2017, we began to provide a matching contribution under the Section 401(k) plan that is applicable to all eligible participants, including our NEOs. Employee benefits and perquisites are reviewed periodically to ensure that benefit levels remain competitive, but are not included in the Compensation Committee’s annual determination of the total compensation for each of our NEOs.

U.S. employees at the Senior Vice President level and above, at any U.S. work location, participate in our “As Needed” PTO Program. Under this program, these employees may schedule PTO as they see fit and as business necessity allows, although they must continue to meet all job expectations and remain responsible for ensuring appropriate coverage for the time they will be out of the office. Under this program, PTO does not accrue for these employees.

Additional Information Regarding Our Compensation Practices

Change of Control Payments and Benefits

The Compensation Committee considers maintaining a stable and effective management team to be essential to protecting the best interests of Infinera and its stockholders. Accordingly, Infinera has entered into revised Change of Control Agreements (the “COC Agreements”) with each of our NEOs in February 2018 to encourage their continued attention, dedication and continuity with respect to their roles and responsibilities without the distraction that may arise from the possibility or occurrence of a change of control of Infinera. The current terms of these COC Agreements is included below. The Compensation Committee updated the COC Agreements in connection with its periodic review of our change of control arrangements and based on a review of competitive market practices.

An NEO will receive payments and benefits under the COC Agreement only if his or her employment is terminated without “cause,” or by him or her as a result of a “constructive termination” (as more fully described in the section entitled “Estimated Payments and Benefits upon Termination, Change of Control or Death/Disability” below), beginning on the date three (3) months prior to the first change of control to occur following the effective date of the COC Agreement and ending on the date eighteen (18) months following a change of control of Infinera. The Compensation Committee believes that this “double-trigger” structure provides an appropriate balance between the corporate objectives described above and the potential compensation payable to each NEO upon a change of control. The Compensation Committee also believes that should Infinera engage in any discussions or negotiations relating to a change of control that the Board believes is in the best interests of our stockholders, these COC Agreements will help to ensure that our NEOs remain focused on the consummation of such potential transaction, without significant distraction or concern regarding their personal circumstances, such as continued employment.

The following terms apply with respect to each of the NEOs if Infinera undergoes a change of control and the NEO’s employment is terminated without cause or as a result of a constructive termination during the Change of

Control Period, subject to such individual entering into and not revoking a release of claims in our favor within 60 days of the termination date:

•

100% of all outstanding equity awards will vest (awards based on the achievement of performance criteria will vest as to 100% of the amount of the award assuming the performance criteria have been achieved at target levels);

•

Our CEO will be paid a lump sum severance payment (less applicable tax withholdings) equal to two times his annual base salary and our other NEOs will be paid a lump sum severance payment (less applicable tax withholdings) equal to one and one-half times their annual base salary;

•

Our CEO will be paid a lump sum severance payment (less applicable tax withholdings) equal to two times his annual target incentive bonus amount and our other NEOs will be paid a lump sum severance payment (less applicable tax withholdings) equal to one and one-half times their annual target incentive bonus amount; and

•	Our CEO will be reimbursed for premiums under COBRA for a period of 24 months and our other NEOs will be reimbursed for premiums under COBRA for a period of 18 months.

Each COC Agreement will have an initial term of three years commencing on the effective date of such COC Agreement. On the third anniversary of the effective date, such COC Agreement will renew automatically for an additional, one-year term unless either party provides the other party with written notice of nonrenewal at least one year prior to the date of automatic renewal.

Executive Severance Policy

In addition to the change of control-related payments and benefits discussed above, the Compensation Committee has taken appropriate steps to provide competitive post-employment compensation arrangements that promote the continued attention, dedication and continuity of the members of our senior management team, including our NEOs, and enable us to continue to recruit talented senior executive officers. Accordingly, the Compensation Committee has adopted an executive severance policy, under which the following severance payments and benefits will become payable if the employment of one of our NEOs is terminated by us without “cause” (as defined in the policy) subject to such individual entering into and not revoking a release of claims in our favor:

•

Our CEO will be paid a lump sum severance payment equal to one and one-half times his annual base salary and our other NEOs will be paid a lump sum severance payment equal to one times their annual base salary; and

•	Our CEO will be reimbursed for premiums under COBRA for a period of 18 months and our other NEOs will be reimbursed for premiums under COBRA for a period of 12 months.

If an NEO’s employment with Infinera is less than one year, the amount of severance payable to such individual will be equal to the lesser of (x) the base salary paid to such individual during his or her period of employment, or (y) the severance amount set forth above.

Acceleration of Equity Awards upon Death or Disability. In addition, all awards granted under our equity incentive plans permit accelerated vesting in the event of an employee’s death or terminal illness (with exceptions in certain circumstances). Because we do not have any other policy with respect to severance payments or benefits in the event of an employee’s death or disability, the Compensation Committee believes that in the event of an employee’s death or terminal illness, it would be appropriate to provide the accelerated vesting of his or her RSU awards, PSU awards and stock options.

The estimated payments and benefits that would be received by each NEO in connection with a qualifying termination of employment are presented in the section entitled “Estimated Payments and Benefits upon Termination, Change of Control or Death/Disability” below.

Equity Grant Policy

Under our Equity Grant Policy, a Subcommittee of the Compensation Committee has been delegated the authority to grant new hire, promotional and annual retention equity awards to non-executive employees pursuant to certain pre-approved guidelines. This Subcommittee is currently comprised of our CEO, General Counsel and Senior Vice President of Human Resources.

The Subcommittee generally meets on the second Monday of each month to approve new hire and promotional equity awards. Annual retention equity awards for such non-executive employees are also scheduled to occur as part of the monthly meetings of the Subcommittee. The delegation to the Subcommittee does not include the authority to grant equity awards to new employees who are or are reasonably expected to become Section 16 Officers or to current Section 16 Officers.

Executive Clawback Policy

We maintain an Executive Clawback Policy that applies to our Section 16 Officers (which includes each of our NEOs) and directors. Pursuant to this policy, the Compensation Committee has the authority to seek:

•	Repayment of any cash incentive payment;

•	Cancellation of unvested, unexercised or unreleased equity awards; and

•	Repayment of any compensation earned on previously exercised or released equity awards,

where such payments, equity awards and/or compensation earned on previously exercised or released cash incentive payments and equity awards was predicated on financial results that were augmented by fraud, embezzlement, gross negligence or deliberate disregard of applicable rules resulting in significant monetary loss, damage or injury to Infinera (the “Excess Compensation”), whether or not such activity resulted in a financial restatement. The Compensation Committee shall have sole discretion under this policy, consistent with any applicable statutory requirements, to seek reimbursement for any Excess Compensation paid or received by a Section 16 Officer or director for up to a 12-month period prior to the date of the Compensation Committee action to require reimbursement of the Excess Compensation. Further, following a restatement of our financial statements, we will recover any compensation received by our CEO and CFO that is required to be recovered by Section 304 of the Sarbanes-Oxley Act of 2002.

For purposes of this policy, Excess Compensation will be measured as the positive difference, if any, between the compensation earned by a Section 16 Officer or director and the compensation that would have been earned by a Section 16 Officer or director had the fraud, embezzlement, gross negligence or deliberate disregard of applicable rules resulting in significant monetary loss, damage or injury to Infinera not occurred.

Stock Ownership Policy

The Board believes that it is important to link the interests of our NEOs to those of our stockholders. Our Stock Ownership Policy requires our non-employee directors and Section 16 Officers (which includes each of our NEOs) to accumulate and hold a minimum number of shares of Infinera common stock within three years of the later of (i) the effective date of the policy or (ii) the date of appointment of the director or appointment/promotion of the Section 16 Officer. As of the Record Date, each of our Section 16 Officers and the non-employee members of the Board has either satisfied these ownership guidelines or had time remaining to do so. The specific Infinera stock ownership requirements for our Section 16 Officers and non-employee directors are as follows:

• CEO:	4x annual base salary
• President:	2x annual base salary
• CFO:	2x annual base salary
• Other NEOs:	1x annual base salary
• Non-employee directors:	4x annual cash retainer

Shares of Infinera common stock that count towards satisfaction of this policy include: (i) shares owned outright by the Section 16 Officer or non-employee director or his or her immediate family members residing in the same household; (ii) shares held in trust for the benefit of the Section 16 Officer or non-employee director or his or her family; and (iii) shares subject to vested, unexercised, in-the-money stock options (the “spread” or “intrinsic value” of options). The value of a share of Infinera common stock is measured on the last day of the fiscal year as the greater of (i) the closing price on the date of calculation or (ii) the purchase price actually paid by the person for such share of Infinera common stock (for the avoidance of doubt, the purchase price for shares of Infinera common stock subject to RSU awards, PSU awards and other similar full value awards is zero).

Anti-hedging Policy

Under our Insider Trading Policy, we prohibit our employees, including our NEOs, and Board members, from hedging the risk associated with ownership of shares of Infinera common stock and other securities.

Anti-pledging Policy

Under our Insider Trading Policy, we prohibit our NEOs and directors from pledging any Infinera securities as collateral for a loan.

Tax and Accounting Treatment of Compensation

Section 162(m) limits the amount that we may deduct for compensation paid to our CEO and to certain other executive officers or employees of ours to $1 million per individual in any tax year, unless such compensation is exempt from the deduction limit. One exemption from this deduction limit that generally has been available in fiscal 2017 was for various forms of “qualified performance-based compensation.”

Historically, the Compensation Committee had not adopted a formal policy regarding tax deductibility of compensation paid to our CEO and other senior executive officers. Nonetheless, the Compensation Committee intends to maintain an approach to executive compensation that strongly links pay to performance.

We account for the equity compensation awarded to our executive officers and other employees under ASC 718, which requires us to estimate and record an expense for each award of equity compensation over the service period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is incurred.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussions with management, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Marcel Gani (Chair)

Paul J. Milbury

John P. Daane

EXECUTIVE COMPENSATION TABLES

The following tabular information and accompanying narratives and footnotes provide all of the compensation awarded to, earned by, or paid to the individuals who served as our principal executive officer, principal financial officer and our three other highest paid executive officers during fiscal 2017. As previously noted, we refer to these executive officers as our NEOs.

Fiscal 2017 Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)		All Other Compensation ($)(3)	Total ($)
Thomas J. Fallon	2017	630,000	(4)	—		4,250,478	—	—		312	4,880,790
Chief Executive Officer	2016	648,308		—		3,300,134	—	134,062	(5)	312	4,082,816
	2015	526,298		—		2,383,666	—	884,250	(6)	312	3,794,526
Brad D. Feller	2017	400,000		—		1,258,532	—	—		312	1,658,844
Chief Financial Officer	2016	399,385		—		981,030	—	49,500	(5)	312	1,430,227
	2015	360,000		—		641,511	—	330,120	(6)	281	1,331,912
David F. Welch, Ph.D.(7)	2017	492,308	(8)	—		4,250,478	—	—		312	4,743,098
Chief Strategy and Technology Officer	2016	499,231		—		3,300,134	—	74,250	(5)	312	3,873,927
	2015	435,577		—		1,494,385	—	471,600	(6)	312	2,401,874
David W. Heard(9)	2017	278,846		215,750	(10)	2,526,000	—	—		312	3,020,908
General Manager, Products and Solutions
Robert J. Jandro	2017	365,000		—		1,195,615	—	—		285	1,560,900
Senior Vice President, Worldwide Sales	2016	364,769		—		952,176	—	60,225	(5)	285	1,377,455
	2015	350,000		—		621,760	—	458,500	(6)	273	1,430,533
James L. Laufman	2017	365,000		—		1,006,837	—	—		285	1,372,122
Senior Vice President, General Counsel and Secretary	2016	364,385		—		888,222	—	36,135	(5)	285	1,289,027
	2015	325,000		—		—	—	255,450	(6)	254	580,704

(1)

The amounts reported in this column represent the aggregate grant date fair value of the listed equity awards, computed in accordance with ASC 718. See Notes 2 and 14 of the notes to our consolidated financial statements contained in our 2017 Annual Report on Form 10-K filed on February 28, 2018 for a discussion of all assumptions made by us in determining the ASC 718 values of equity awards.

(2)	The amounts reported in this column represent payouts under our annual cash incentive plan.
(3)	The amounts reported in this column represent payments of life insurance premiums.
(4)	Mr. Fallon’s annual base salary was reduced from $650,000 to $520,000 effective as of October 31, 2017.
(5)	The amounts reported represent annual incentive cash awards earned under our bonus plan for fiscal 2016.
(6)	The amounts reported represent annual incentive cash awards earned under our bonus plan for fiscal 2015.
(7)	Dr. Welch transitioned from serving as our President to the role of Chief Strategy and Technology Officer as part of our restructuring, which was announced in November 2017.
(8)	Dr. Welch’s annual base salary was reduced from $500,000 to $450,000 effective as of October 31, 2017.
(9)	Mr. Heard joined Infinera in June 2017 and was appointed an executive officer effective as of November 8, 2017. Mr. Heard’s annual base salary was set at $500,000 at the time he joined Infinera.
(10)

Mr. Heard was not eligible to participate in the 2017 Bonus Plan; however, in connection with his new hire package, he received a one-time bonus in the amount of $215,750, which was paid out at the same time as the 2017 bonus for all Infinera employees in April 2018.

Fiscal 2017 Grants of Plan-Based Awards Table

The following table sets forth information regarding fiscal 2017 annual cash incentive compensation and equity awards granted to our NEOs during fiscal 2017.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards					All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)
		Threshold ($)	Target ($)		Maximum ($)	Threshold (#)	Target (#)		Maximum (#)
Thomas J. Fallon	2/21/2017	—	650,000	(2)	975,000	—	—		—		—		—	—	—
	2/21/2017	—	—		—	—	—		—		114,831	(3)	—	—	1,297,590
	2/21/2017	—	—		—	—	172,247	(4)	344,494	(4)	—		—	—	2,952,888
Brad D. Feller	2/21/2017	—	500,000	(2)	750,000	—	—		—		—		—	—	—
	2/21/2017	—	—		—	—	—		—		44,247	(3)	—	—	499,991
	2/21/2017	—	—		—	—	44,247	(4)	88,494	(4)	—		—	—	758,541
David F. Welch, Ph.D.	2/21/2017	—	562,500	(2)	843,750	—	—		—		—		—	—	—
	2/21/2017	—	—		—	—	—		—		114,831	(3)	—	—	1,297,590
	2/21/2017	—	—		—	—	172,247	(4)	344,494	(4)	—		—	—	2,952,888
David W. Heard(5)	6/8/2017	—	—		—	—	—		—		150,000	(6)	—	—	1,675,500
	6/8/2017	—	—		—	—	50,000	(7)	100,000	(7)	—		—	—	850,500
Robert J. Jandro	2/21/2017	—	456,250	(2)	684,375	—	—		—		—		—	—	—
	2/21/2017	—	—		—	—	—		—		42,035	(3)	—	—	474,996
	2/21/2017	—	—		—	—	42,035	(4)	84,070	(4)	—		—	—	720,620
James L. Laufman	2/21/2017	—	456,250	(2)	684,375	—	—		—		—		—	—	—
	2/21/2017	—	—		—	—	—		—		35,398	(3)	—	—	399,997
	2/21/2017	—	—		—	—	35,398	(4)	70,796	(4)	—		—	—	606,840

(1)

For RSUs, represents the aggregate grant date fair value of each equity award computed in accordance with ASC 718. For PSUs, represents the aggregate grant date fair value of each equity award at the target payout level computed in accordance with ASC 718. See Notes 2 and 14 of the notes to our consolidated financial statements contained in our 2017 Annual Report on Form 10-K filed on February 28, 2018 for a discussion of all assumptions made by us in determining the ASC 718 values of equity awards.

(2)

For a further description of the 2017 Bonus Plan applicable to eligible NEOs, please see the section entitled “Fiscal 2017 Compensation – Performance-Based Incentive Cash Compensation (2017 Bonus Plan)” in the Compensation Discussion and Analysis above. Eligible NEOs received zero payout for fiscal 2017 under the 2017 Bonus Plan.

(3)

These RSU awards are scheduled to vest in annual installments with one-fourth of the underlying shares vesting on May 5 of each of 2018, 2019, 2020 and 2021, subject to each NEO’s continued service to Infinera through each applicable vesting date.

(4)

This PSU award is earned based on our TSR as compared to the S&P Networking Index for the one-, two- and three-year performance periods running from the first day of fiscal 2017 through the end of fiscal 2017, 2018 and 2019, and subject to each NEO’s continued service to Infinera through each applicable vesting date. The vesting date shall be the fifth day of the month after certification of the award, which certification typically takes place in February for the prior performance period. This PSU award did not meet the performance criteria for the first performance period and no shares vested. For additional information regarding the PSU awards granted to our NEOs in fiscal 2017, please see the section entitled “Fiscal 2017 Compensation – Long-Term Incentive Compensation” in the Compensation Discussion and Analysis above.

(5)

At the time of Mr. Heard’s hire in June 2017, his target bonus opportunity was set at 75% of his base salary. Given his start in the middle of the fiscal year, Mr. Heard was not eligible to participate in the 2017 Bonus Plan; however, in connection with his new hire package, he received a one-time bonus in the amount of $215,750, which was paid out at the same time as the 2017 bonus for all Infinera employees in April 2018.

(6)

This RSU award is scheduled to vest in annual installments with one-fourth of the underlying shares vesting on July 5 of each of 2018, 2019, 2020 and 2021, subject to Mr. Heard’s continued service to Infinera through each applicable vesting date.

(7)

This PSU award is earned based on our TSR as compared to the S&P Networking Index for the one-, two- and three-year performance periods running from the first day of fiscal 2017 through the end of fiscal 2017, 2018 and 2019, and subject to each NEO’s continued service to Infinera through each applicable vesting date. The vesting date for Mr. Heard’s PSU award for the first performance period was July 5, 2018, subject to certification by the Compensation Committee, which certification typically takes place in February for the prior performance period. This PSU award did not meet the performance criteria for the first performance period and no shares shall vest for the first performance period. For additional information regarding the PSU awards granted to our NEOs in fiscal 2017, please see the section entitled “Fiscal 2017 Compensation – Long-Term Incentive Compensation” in the Compensation Discussion and Analysis above.

Fiscal 2017 Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information regarding outstanding stock options, RSU awards and PSU awards held by each of our NEOs as of December 30, 2017. The vesting conditions for each award are set forth in the footnotes below the table.

	Stock Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value or Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Thomas J. Fallon	11/23/2009	90,056	—	(2)	8.19	11/23/2019	2/24/2015	18,413	(3)	116,554	—		—
	2/10/2011	14,286	—	(2)	8.58	2/10/2021	2/24/2015	—		—	17,306	(4)	109,547
	2/10/2011	32,965	—	(2)	8.58	2/10/2021	2/23/2016	65,137	(5)	412,317	—		—
	2/10/2011	30,475	—	(2)	8.58	2/10/2021	2/23/2016	—		—	90,660	(6)	573,878
	2/10/2011	182,250	—	(2)	8.58	2/10/2021	2/21/2017	114,831	(7)	726,880	—		—
	—	—	—		—	—	2/21/2017	—		—	172,247	(8)	1,090,324
Brad D. Feller	1/13/2014	24,479	521	(9)	9.02	1/13/2021	1/13/2014	41,574	(10)	263,163	—		—
	—	—	—		—	—	2/24/2015	6,186	(3)	39,157	—		—
	—	—	—		—	—	2/24/2015	—		—	3,876	(4)	24,535
	—	—	—		—	—	2/23/2016	24,202	(5)	153,199	—		—
	—	—	—		—	—	2/23/2016	—		—	22,460	(6)	142,172
	—	—	—		—	—	2/21/2017	44,247	(7)	280,084	—		—
	—	—	—		—	—	2/21/2017	—		—	44,247	(8)	280,084
David F. Welch, Ph.D.	2/10/2009	100,000	—	(2)	7.11	2/10/2019	2/24/2015	9,590	(3)	60,705	—		—
	8/10/2009	150,000	—	(2)	7.45	8/10/2019	2/24/2015	14,385	(11)	91,057	—		—
	2/22/2010	2,817	—	(12)	7.61	2/28/2018	2/24/2015	—		—	6,010	(4)	38,043
	2/22/2010	81,683	—	(12)	7.61	2/28/2018	2/23/2016	65,137	(5)	412,317	—		—
	2/10/2011	39,465	—	(2)	8.58	2/10/2021	2/23/2016	—		—	90,660	(6)	573,878
	2/10/2011	41,535	—	(2)	8.58	2/10/2021	2/21/2017	114,831	(7)	726,880	—		—
	2/10/2011	20,250	—	(2)	8.58	2/10/2021	2/21/2017	—		—	172,247	(8)	1,090,324
	2/10/2011	60,750	—	(2)	8.58	2/10/2021	—	—		—	—		—
David W. Heard	—	—	—		—	—	6/8/2017	150,000	(13)	949,500	—		—
	—	—	—		—	—	6/8/2017	—		—	50,000	(8)	316,500
Robert J. Jandro	—	—	—		—	—	2/24/2015	5,996	(3)	37,955	—		—
	—	—	—		—	—	2/24/2015	—		—	3,756	(4)	23,775
	—	—	—		—	—	2/23/2016	23,490	(5)	148,692	—		—
	—	—	—		—	—	2/23/2016	—		—	21,800	(6)	137,994
	—	—	—		—	—	2/21/2017	42,035	(7)	266,082	—		—
	—	—	—		—	—	2/21/2017	—		—	42,035	(8)	266,082
James L. Laufman	—	—	—		—	—	10/20/2014	23,651	(14)	149,711	—		—
	—	—	—		—	—	2/23/2016	21,915	(5)	138,722	—		—
	—	—	—		—	—	2/23/2016	—		—	20,333	(6)	128,708
	—	—	—		—	—	2/21/2017	35,398	(7)	224,069	—		—
	—	—	—		—	—	2/21/2017	—		—	35,398	(8)	244,069

(1)

The closing price of our common stock as of the last trading day prior to our fiscal year end, December 29, 2017, was $6.33 per share, which was used as the value of our common stock in the calculations.

(2)	This stock option grant is fully vested.
(3)	The remaining unvested portion of this RSU grant vests in its entirety on May 5, 2018, subject to the NEO’s continued service to Infinera through each applicable vesting date.
(4)

This PSU award can be earned based on our TSR performance relative to that of the S&P Networking Index as measured over one-, two- and three-year performance periods. For purposes of calculating TSR performance for Infinera and the S&P Networking Index under these PSU awards, the baseline value for our relative TSR calculations is the 60-day average closing price of our common stock and the S&P Networking Index leading up to February 24, 2015, which was the grant date of the awards. TSR for Infinera and the S&P Networking Index is then calculated by comparing the average closing price of our common stock and the S&P Networking Index to this baseline value for the final 60 days of our fiscal 2015, 2016 and 2017. This PSU award pays out at a maximum of 150% if our TSR outperforms the S&P Networking Index by 25 points or more and 0% if our TSR underperforms the S&P Networking Index by 33 points or more. No PSUs subject to this award vested in March 2018, as the achievement of the third performance period was not met.

(5)	The remaining unvested portion of this RSU grants vests in its entirety on May 5, 2020, subject to the NEO’s continued service to Infinera through each applicable vesting date.
(6)

This PSU award can be earned based on our TSR performance relative to that of the S&P Networking Index as measured over one-, two- and three-year performance periods. For purposes of calculating TSR performance for Infinera and the S&P Networking Index under these PSU awards, the baseline value for our relative TSR calculations is the 60-day average closing price of our common stock and the S&P Networking Index leading up to and inclusive of December 26, 2015, which was the last day of fiscal 2015. TSR for Infinera and the S&P Networking Index is then calculated by comparing the average closing price of our common stock and the S&P Networking Index to this baseline value for the final 60 days of our fiscal 2016, 2017 and 2018. This PSU award pays out at a maximum of 200% if our TSR outperforms the S&P Networking Index by 50 points or more and 0% if our TSR underperforms the S&P Networking Index by 33 points or more. No PSUs subject to his award vested in March 2018, as the achievement of the second performance period was not met.

(7)

These RSU awards are scheduled to vest in annual installments with one-fourth of the underlying shares vesting on May 5 of each of 2018, 2019, 2020 and 2021, subject to each NEO’s continued service to Infinera through each applicable vesting date.

(8)

This PSU award has three performance periods, with one-third (1/3) of the target number of performance-based awards eligible to vest based on our one-year TSR relative to the TSR of each of the Index Companies listed in the S&P Networking Index, one-third (1/3) based on our two-year TSR relative to the TSR of each of the Index Companies, and one-third (1/3) based on our three-year TSR relative to the to the TSR of each of the Index Companies. For purposes of calculating TSR performance for Infinera and each of the Index Companies under these PSU awards, the baseline value for our relative TSR calculations is the 60-day average closing price of our common stock and each of the Index Companies leading up to and inclusive of December 31, 2016, which was the last day of fiscal 2016. TSR for Infinera and each of the Index Companies is then calculated by comparing the average closing price of our common stock and each of the Index Companies to this baseline value for the final 60 days of our fiscal 2017, 2018 and 2019. No PSUs subject to his award vested in March 2018, as the achievement of the first performance period was not met. For a more detailed description of this PSU award, please see the section entitled “Fiscal 2017 Compensation – Long-Term Incentive Compensation” in the Compensation Discussion and Analysis above.

(9)

This option vests and becomes exercisable as to 1/4th of the underlying shares on January 13, 2015 and then 1/48th per month thereafter, subject to Mr. Feller’s continued service to Infinera through each applicable vesting date. This option became fully vested as of January 13, 2018.

(10)	The remaining unvested portion of this RSU grant vested in its entirety on February 5, 2018.
(11)

The remaining unvested portion of this RSU grant vests as to one-half of the underlying shares vesting on May 5, 2018 and one-half of the shares on May 5, 2018, subject to Dr. Welch’s continued service to Infinera through each applicable vesting date.

(12)	This stock option grant was exercised in-full on February 20, 2018.
(13)

This RSU award is scheduled to vest in annual installments with one-fourth of the underlying shares vesting on July 5 of each of 2018, 2019, 2020 and 2021, subject to Mr. Heard’s continued service to Infinera through each applicable vesting date.

(14)	The remaining unvested portion of this RSU grant vests in its entirety on November 5, 2018, subject to Mr. Laufman’s continued service to Infinera through each applicable vesting date.

Fiscal 2017 Option Exercises and Stock Vested Table

The following table sets forth the number of shares acquired and the value realized upon the exercise of stock options and the vesting of RSU awards and PSU awards during fiscal 2017 by each of our NEOs.

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Thomas J. Fallon	—	—	75,755	723,460
Brad D. Feller	—	—	55,829	525,684
David F. Welch, Ph.D.	130,556	199,751	78,611	750,975
David W. Heard	—	—	—	—
Robert J. Jandro	—	—	57,366	548,445
James L. Laufman	—	—	30,957	257,560

(1)

The value realized on the exercise date is based on the difference in the fair market value of our common stock on the exercise date and the exercise price, and does not necessarily reflect the proceeds actually received by the NEO.

(2)	The value realized on the vesting date is based on the fair market value of our common stock on the vesting date and does not necessarily reflect the proceeds actually received by the NEO.

2017 CEO Pay Ratio

We are providing the following information regarding the relationship of the annual total compensation of our median employee to the annual total compensation of our CEO (in each case, the annual total compensation was calculated in accordance with SEC rules applicable to the Summary Compensation Table above). The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

For fiscal 2017:

•	Our median employee’s annual total compensation was $101,495.

•	Our CEO’s annual total compensation, as reported on page 49 in the Summary Compensation Table, was $4,880,790.

•	Based on this information, the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee is 48 to 1.

Pay Ratio Methodology

SEC rules allow us to select a methodology for identifying our median employee in a manner that is most appropriate based on our size, organizational structure and compensation plans, policies and procedures.

We selected December 1, 2017 as the date on which to determine our median employee, which is a date within the last three months of our last completed fiscal year. As of that date, we had 2,149 employees, with 1,127 employees based in the United States and 1,022 employees located outside of the United States. The pay ratio disclosure rules provide an exemption for companies to exclude non-U.S. employees from the median employee calculation if non-U.S. employees in a particular jurisdiction account for five percent (5%) or less of the company’s total number of employees. We applied this de minimis exemption when identifying the median employee by excluding five employees in Argentina, one employee in Belgium, 37 employees in China, one employee in Denmark, three employees in Malaysia, 11 employees in Mexico, three employees in Poland, three employees in the Russian Federation, and one employee in Switzerland. After taking into account the de minimis exemption, 1,127 employees based in the United States and 957 employees located outside of the United States were considered for identifying the median employee.

For purposes of identifying the median employee from our employee population base, we considered total cash compensation (base salary, including overtime, annual bonus and the sum of other bonuses, which included signing bonuses and retention bonuses), as compiled from our payroll records. We selected total cash compensation as this information is readily available in each country. In addition, we measured compensation for purposes of determining the median employee using the year-to-date period ended December 30, 2017 and annualized for employees who were employed on December 1, 2017 but did not work for us for all of 2017. Compensation paid in foreign currencies was converted to U.S. dollars based on exchange rates in effect on the last trading day of fiscal 2017, which was December 29, 2017.

Estimated Payments and Benefits upon Termination, Change of Control or Death/Disability

Executive Severance Policy

As discussed above in more detail in the section entitled “Compensation Discussion and Analysis – Additional Information Regarding Our Compensation Practices – Executive Severance Policy,” the Compensation Committee has taken appropriate steps to provide competitive post-employment compensation arrangements that promote the continued attention, dedication and continuity of the members of our senior management team, including our NEOs, and enable us to continue to recruit talented senior executive officers. Infinera shall not pay severance pursuant to this policy to the individuals subject to this policy in the event of (i) a change of control of Infinera (as defined below), or (ii) if such individual is terminated for Cause (as defined below).

Death and Disability Benefits

Pursuant to the Infinera Corporation 2007 Equity Incentive Plan (the “2007 Plan”) and the 2016 Plan, accelerated vesting is provided in the event of the death (with exceptions in certain circumstances) or permanent disability of an employee, including our NEOs. Accrued vacation will also be paid out in the event of the death or permanent disability of such individual. We do not currently provide any other benefits in the event of an employee’s death or permanent disability.

Change of Control Payments and Benefits

As discussed above in more detail in the section entitled “Compensation Discussion and Analysis – Additional Information Regarding Our Compensation Practices – Change of Control Payments and Benefits,” we entered into revised COC Agreements with each of our NEOs in February 2018 to encourage their continued attention, dedication and continuity with respect to their roles and responsibilities without the distraction that may arise from the possibility or occurrence of a change of control of Infinera.

For purposes of these benefits, the following terms have the following meanings:

Change of Control	(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of Infinera representing fifty percent (50%) or more of the total voting power represented by Infinera’s then outstanding voting securities; (ii) the consummation of the sale or disposition by Infinera of all or substantially all of Infinera’s assets; (iii) the consummation of a merger or consolidation of Infinera with any other corporation, other than a merger or consolidation which would result in the voting securities of Infinera outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of Infinera or such surviving entity or its parent outstanding immediately after such merger or consolidation; or (iv) a change in the composition of the Board occurring within a two (2) year period, as a result of which less than a majority of the directors are Incumbent Directors. “Incumbent Directors” means directors who either (A) are directors of Infinera as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the directors of Infinera at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to Infinera).

Constructive Termination	The executive officer’s resignation as a result of, and within three (3) months following the expiration of any company cure period (discussed below) following the occurrence of one or more of the following: (i) a material reduction in the executive officer’s job, duties or responsibilities in a manner that is substantially inconsistent with the position, duties or responsibilities held by the executive officer immediately before such reduction, (ii) a material reduction in the executive officer’s base salary (in other words, a reduction of more than five percent of executive’s base salary within the twelve-month period following a Change of Control), or (iii) a material change in the work location at which the executive officer is required to perform services for Infinera (in other words, a requirement that the executive officer relocate to a work location that is more than 50 miles from the executive’s work location in effect as of the date immediately prior to a Change in Control). The executive officer will not resign as the result of a Constructive Termination without first providing Infinera with written notice of the acts or omissions constituting the grounds for “Constructive Termination” within ninety (90) days of the initial existence of the grounds for “Constructive Termination” and a cure period of thirty (30) days following the date of such notice.

Cause	(i) The executive officer’s willful failure to substantially perform his or her duties and responsibilities to Infinera or deliberate violation of a company policy; (ii) the executive officer’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to Infinera; (iii) unauthorized use or disclosure by the executive officer of any proprietary information or trade secrets of Infinera or any other party to whom the executive officer owes an obligation of nondisclosure as a result of his or her relationship with Infinera; or (iv) the executive officer’s willful breach of any of his or her obligations under any written agreement or covenant with Infinera. The determination as to whether the executive officer is being terminated for Cause will be made in good faith by Infinera and will be final and binding on the executive officer.

Fiscal 2017 Estimated Payments and Benefits Table

The amount of compensation and benefits payable to each of our NEOs in the event of a termination of employment by Infinera, a termination of employment following a Change of Control transaction (as defined above), or a termination of employment due to death or permanent disability has been estimated in the table below. The value of the outstanding equity award vesting acceleration was calculated based on the assumption that the termination event occurred on December 30, 2017, the last day of fiscal 2017. The closing price of our common stock as of the last trading day of fiscal 2017 (December 29, 2017) was $6.33 per share, which was used as the value of our common stock in the calculations below. The value of the vesting acceleration was calculated by (i) multiplying the number of accelerated shares of common stock underlying unvested, in-the-money equity awards by $6.33 and (ii) subtracting the exercise price for the unvested stock options.

		Potential Payments in Connection With:
Name	Type of Benefit	Termination Under Severance Policy ($)	Termination After a Change of Control ($)	Termination Upon Death or Disability ($)
Thomas J. Fallon	Cash Severance	780,000	1,040,000	—
	Bonus	—	1,300,000	—
	Vesting Acceleration(1)	—	3,029,500	3,029,500
	Continued Coverage of Employee Benefits	45,452	60,603	—

	Total Benefits	825,452	5,430,103	3,029,500

Brad D. Feller	Cash Severance	400,000	600,000	—
	Bonus	—	450,000	—
	Vesting Acceleration(2)	—	1,182,393	1,182,393
	Continued Coverage of Employee Benefits	20,983	31,475	—

	Total Benefits	420,983	2,263,868	1,182,393

David F. Welch, Ph.D.	Cash Severance	450,000	675,000	—
	Bonus	—	607,500	—
	Vesting Acceleration(3)	—	2,993,204	2,993,204
	Continued Coverage of Employee Benefits	30,302	45,452	—

	Total Benefits	480,302	4,321,156	2,993,204

David W. Heard	Cash Severance	500,000	750,000	—
	Bonus	—	562,500	—
	Vesting Acceleration(4)	—	1,266,000	1,266,000
	Continued Coverage of Employee Benefits	30,302	45,452	—

	Total Benefits	530,302	2,623,952	1,266,000

Robert J. Jandro	Cash Severance	365,000	547,500	—
	Bonus	—	547,500	—
	Vesting Acceleration(5)	—	880,579	880,579
	Continued Coverage of Employee Benefits	17,348	26,022	—

	Total Benefits	382,348	2,001,601	880,579

James L. Laufman	Cash Severance	365,000	547,500	—
	Bonus	—	328,500	—
	Vesting Acceleration(6)	—	865,279	865,279
	Continued Coverage of Employee Benefits	20,983	31,475	—

	Total Benefits	385,983	1,772,754	865,279

(1)

The vesting of 478,594 shares of common stock would accelerate if Mr. Fallon was terminated without Cause, as a result of a Constructive Termination within 12 months following a Change of Control or upon death or permanent disability as of December 30, 2017.

(2)

The vesting of 187,313 shares of common stock would accelerate if Mr. Feller was terminated without Cause, as a result of a Constructive Termination within 12 months following a Change of Control or upon death or permanent disability as of December 30, 2017.

(3)

The vesting of 472,860 shares of common stock would accelerate if Dr. Welch was terminated without Cause, as a result of a Constructive Termination within 12 months following a Change of Control or upon death or permanent disability as of December 30, 2017.

(4)

The vesting of 200,000 shares of common stock would accelerate if Mr. Heard was terminated without Cause, as a result of a Constructive Termination within 12 months following a Change of Control or upon death or permanent disability as of December 30, 2017.

(5)

The vesting of 139,112 shares of common stock would accelerate if Mr. Jandro was terminated without Cause, as a result of a Constructive Termination within 12 months following a Change of Control or upon death or permanent disability as of December 30, 2017.

(6)

The vesting of 136,695 shares of common stock would accelerate if Mr. Laufman was terminated without Cause, as a result of a Constructive Termination within 12 months following a Change of Control or upon death or permanent disability as of December 30, 2017.

RISK ASSESSMENT OF COMPENSATION PRACTICES

During fiscal 2017, at the request of the Compensation Committee, a review of the risks associated with our organization-wide compensation policies and practices was conducted. This review was conducted by Compensia with input from our legal, finance and human resources departments. This assessment included:

•	A review of the policies and practices relating to the components of our compensation programs and arrangements;

•	A review of incentive-based cash and equity compensation plans and arrangements;

•

The identification of compensation design features that could potentially encourage excessive or imprudent risk taking, and identification of business risks that these features could potentially encourage; and

•	Consideration of the presence or absence of controls, policies, plan features or other factors that mitigate potential risks.

Although all compensation programs were considered, particular attention was paid to incentive-based plans and arrangements involving variable payouts, where an employee might be able to influence payout factors and compensation plans and arrangements involving our executive team. In substantially all cases, these compensation plans and arrangements are centrally designed and administered and, excluding sales incentive compensation, are substantially identical across function and geography. Equity incentive compensation was found to be based on a blend of financial objectives and TSR, which allows us to avoid an over-emphasis on shorter-term financial goals. In addition, the financial and operational objectives used to determine the performance measures for our incentive-based compensation plans and arrangements were found to be substantially derived from our annual operating plan, which is approved by the Board.

In addition, the assessment considered the controls and other mitigating factors that serve to offset elements of our compensation policies and practices that may introduce or encourage risk-taking, including:

•

Oversight of major incentive compensation plans and arrangements and decision-making by the Compensation Committee, which, in most cases, retains the ability to adjust elements of incentive compensation in its discretion;

•

Internal controls over financial reporting and compensation practices regularly reviewed and/or tested by internal auditors and subject to testing as part of the annual independent integrated audit by our external auditors;

•	Audit Committee oversight and review of financial results and non-GAAP adjustments used in certain components of incentive compensation;

•	The existence of, and training relating to, corporate standards of business conduct and ethics;

•	Substantial alignment of compensation of and benefits for executive and non-executive, salaried employees;

•	A clawback policy pursuant to which the Compensation Committee has a one-year look-back provision and provides the authority to recoup up to 100% of any Excess Compensation; and

•	Stock ownership guidelines applicable to our Section 16 Officers to align their interests with those of our stockholders.

Compensia’s review concluded that the risks associated with our compensation policies and practices were being effectively managed by Infinera. Based on this review, as well as our assessment of the factors described above, we have determined that the risks associated with our compensation policies and practices are not reasonably likely to result in a material adverse effect on Infinera. This risk assessment was presented to and reviewed by the Compensation Committee.

PROPOSAL 2 – APPROVAL OF AMENDMENT AND RESTATEMENT OF THE INFINERA CORPORATION 2016 EQUITY INCENTIVE PLAN

The Board believes that our future success depends on our ability to attract and retain talented employees and that the ability to grant equity awards is a necessary and powerful recruiting and retention tool for Infinera. The Board believes that equity awards motivate high levels of performance, more closely align the interests of employees and stockholders by giving employees an opportunity to hold an ownership stake in Infinera, and provide an effective means of recognizing employee contributions to the success of Infinera. At the Annual Meeting, we are requesting that stockholders approve an increase to the number of shares of our common stock (“Shares”) authorized for issuance under the 2016 Plan by 1,500,000 Shares. In addition, the 2016 Plan is amended to provide that (i) the vesting of awards may not be accelerated upon a change in control except in certain circumstances, and in connection with our merger or change in control, awards subject to performance goals that are not assumed or substituted for will vest based on actual performance and terminate upon completion of the merger or change in control, (ii) awards granted under the 2016 Plan may be subject to forfeiture and recoupment in connection with the occurrence of certain events, (iii) the number of Shares subject to awards granted under the 2016 Plan will be subject to specified limits during a fiscal year, and (iv) certain other provisions are updated as a result of recent technical changes to applicable laws.

The 2016 Plan has not been amended in any material way, other than as indicated above, since our stockholders last approved the 2016 Plan at our 2017 annual meeting of our stockholders. Upon recommendation of the Compensation Committee, the Board approved this amendment to the 2016 Plan on April 2, 2018, subject to the approval of our stockholders at the Annual Meeting.

As of March 31, 2018, there were 6,454,399 Shares available for issuance pursuant to awards that may be granted under the 2016 Plan, excluding Shares already subject to outstanding awards granted under our predecessor 2007 Plan that, if forfeited, would be added to the number of Shares reserved under the 2016 Plan. If the proposed amendment to the 2016 Plan is not approved by our stockholders, the 2016 Plan will remain in effect without the amendment and awards will continue to be made under 2016 Plan to the extent Shares remain available. However, we may not be able to continue our equity incentive program in the future. This could preclude us from successfully attracting and retaining highly skilled employees. The Board and the Compensation Committee believe that the additional Shares under the increased Share reserve will enable us to continue to use the 2016 Plan to achieve our recruiting, retention and incentive goals and will be essential to our future success.

If our stockholders approve this amendment to the 2016 Plan, we currently anticipate that the Shares will be sufficient to meet our expected needs through the date of our 2019 annual meeting of our stockholders. In determining the number of Shares to be reserved for issuance under the 2016 Plan, the Compensation Committee and the Board considered the following:

•

Historical Grant Practices. The Compensation Committee and the Board considered the historical amounts of equity awards that we granted in the past three years. In fiscal 2015, 2016 and 2017, we granted equity awards covering 2.534 million, 3.639 million and 5.197 million Shares, respectively, or a total of approximately 11.37 million Shares over the three-year period.

•

Forecasted Grants. In determining the projected Share utilization, the Compensation Committee and the Board considered a forecast that included the following factors: (i) the Shares that would be available for grant under the 2016 Plan, if our stockholders approve this amendment to the 2016 Plan, which was 7,954,399 Shares (consisting of 6,454,399 Shares available for issuance under the 2016 Plan as of March 31, 2018, plus the 1,500,000 additional Shares pursuant to this amendment to the 2016 Plan, and excluding Shares already subject to outstanding awards granted under the 2007 Plan that, if forfeited, would be added to the number of Shares reserved under the 2016 Plan); (ii) the estimated number of Shares to be added to the 2016 Plan from forfeited awards under the 2007 Plan; and (iii) forecasted future grants, which are “value-based,” meaning that Share amounts granted will be determined based on a dollar value of the award to be granted to the participant and stock price of Infinera. Due to our value-based grant program, any significant changes in our stock price as compared to the stock price we assumed for forecasting purposes could cause our actual Share usage to deviate significantly from our anticipated Share usage. The Compensation Committee and the Board also took into account future headcount growth on projected Share utilization.

•	Proxy Advisory Firm Guidelines. Given our significant institutional stockholder base, the Compensation Committee and the Board considered proxy advisory firm guidelines.

Outstanding Awards

The following table sets forth information regarding all outstanding stock options and RSUs and PSUs under all of our equity plans (other than our 2007 ESPP) as of March 31, 2018. The last sales price of our common stock as reported on The Nasdaq Global Select Market on March 29, 2018, was $10.86 per share.

Outstanding Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Unvested PSUs / RSUs Outstanding	Number of Shares Available for Grant under 2016 Plan
1,187,325	$8.0203	2.24	10,983,543	6,454,399

Reasons for Voting for the Proposal

The 2016 Plan has been designed consistent with best corporate governance practices.

•	Administration. The 2016 Plan is administered by the Compensation Committee of the Board, which is comprised entirely of independent non-employee directors.

•

Stockholder Approval is Required for Additional Shares. The 2016 Plan does not contain an annual “evergreen” provision but instead reserves a fixed maximum number of Shares for issuance. Stockholder approval is required to increase that number.

•

Share Counting Provisions. Under the 2016 Plan, if an option or stock appreciation right expires or becomes unexercisable without having been exercised in full, or if Shares subject to other types of awards are forfeited to or repurchased by us due to failure to vest, those Shares will become available for issuance again under the 2016 Plan. Shares used to pay the exercise or purchase price of an award will not become available for future grant under the 2016 Plan. Shares used to satisfy the tax withholding obligations for awards other than options and stock appreciation rights will become available for future grant under the 2016 Plan. With respect to stock appreciation rights settled in Shares, the gross number of Shares exercised under the stock appreciation right award will cease to be available under the 2016 Plan. In addition, to the extent that we pay out an award in cash rather than Shares, such cash payment will not reduce the number of Shares available for issuance under the 2016 Plan. No Shares purchased by us with proceeds received from the exercise of an option will become available for issuance under the 2016 Plan or the 2007 Plan.

•

Minimum Vesting Requirements. 95% of the Shares reserved for issuance under the 2016 Plan may be issued only through awards that cannot vest in less than one year from the date of grant unless the vesting of such awards is accelerated due to the participant’s death, disability, or retirement or a termination of the participant’s service that occurs in connection with our change in control.

•

Limited Vesting Acceleration Upon a Change in Control. Except (x) as permitted under the minimum vesting requirements and (y) for any awards made to non-employee directors, the administrator shall not be permitted to accelerate the vesting of an award upon a change in control other than in the event an award is not assumed or substituted for as described in this proposal below in the section entitled “Description of the 2016 Plan - Merger or Change in Control.”

•

Repricing Prohibition. The 2016 Plan prohibits any program providing participants the opportunity to transfer outstanding awards to a financial institution or other person or entity selected by the administrator, exchange awards for awards of the same type, awards of a different type, and/or cash, or have the exercise price of awards repriced (i.e., increased or reduced).

•

Non-Employee Director Award Limits. Under the 2016 Plan, in any fiscal year, a non-employee director may be granted equity awards (with an aggregate grant date fair value) and any other compensation (including cash retainers or fees) of no more than an aggregate of $750,000, increased to $1,000,000 in our fiscal year of his or her initial service. Any equity awards or other compensation provided to the director for his or her services as an employee or consultant (other than as a non-employee director) will be excluded for purposes of these limits.

Our executive officers and directors have an interest in the approval of the 2016 Plan by our stockholders because they would be eligible to receive awards under the 2016 Plan.

Description of the 2016 Plan

The following paragraphs provide a summary of the principal features of the 2016 Plan and its operation. However, this summary is not a complete description of all of the provisions of the 2016 Plan and is qualified in its entirety by the specific language of the 2016 Plan. A copy of the 2016 Plan is provided as Appendix B to this Proxy Statement.

Purposes. The purposes of the 2016 Plan are to attract and retain the best available personnel for positions of substantial responsibility; to provide additional incentive to employees, directors, and consultants; and to promote the success of our business. These incentives will be provided through the grant of stock options, stock appreciation rights, restricted stock, RSUs, performance units, and performance shares as the administrator of the 2016 Plan may determine.

Authorized Shares. Subject to the adjustment provisions contained in the 2016 Plan, the maximum number of Shares that may be issued pursuant to awards under the 2016 Plan is equal to the sum of (1) 13,900,000 Shares plus (2) Shares subject to awards granted under the 2007 Plan that after May 12, 2016, expire, are forfeited or otherwise terminate without being exercised in full (to the extent they were exercisable), or are forfeited to or repurchased by us due to failure to vest (provided that the maximum number of Shares that may be added to the 2016 Plan with respect to awards granted under the 2007 Plan pursuant to this clause (2) above is 7,700,000 Shares). Our stockholders are being asked to approve an increase of 1,500,000 Shares in the maximum number of Shares that may be issued pursuant to awards under the 2016 Plan. Thus, if our stockholders approve this increase, the maximum number of Shares that may be issued pursuant to awards under the 2016 Plan will be increased to 15,400,000 Shares, plus the number of Shares described in clause (2) above.

Shares may be authorized, but unissued, or reacquired Shares. If an option or stock appreciation right expires or becomes unexercisable without having been exercised in full, or if Shares subject to other types of awards are forfeited to or repurchased by us due to failure to vest, those Shares will become available for issuance again under the 2016 Plan. Shares used to pay the exercise or purchase price of an award will cease to be available for future grant under the 2016 Plan. Shares used to satisfy the tax withholding obligations related to an award, except with respect to options and stock appreciation rights, will become available for future grant under the 2016 Plan. With respect to stock appreciation rights settled in Shares, the gross number of Shares exercised under the stock appreciation right award will cease to be available under the 2016 Plan. In addition, to the extent that we pay out an award in cash rather than Shares, such cash payment will not reduce the number of Shares available for issuance under the 2016 Plan. Shares used to pay the exercise price of an award will not be available for future grant or sale under the 2016 Plan. No Shares purchased by us with proceeds received from the exercise of an option will become available for issuance under the 2016 Plan or the 2007 Plan.

Plan Administration. The Compensation Committee (or other committee appointed by the Board) administers the 2016 Plan. The Board or any committee of directors or other individuals satisfying applicable laws appointed by the Board or a duly authorized committee of the Board may administer the 2016 Plan. With respect to awards granted or to be granted to certain officers and key employees intended to be an exempt transaction under Rule 16b-3 of the Exchange Act (“Rule 16b-3”), the members of the committee administering the 2016 Plan with respect to those awards must qualify as “non-employee directors” under Rule 16b-3 will administer the 2016 Plan with respect to such awards. In the case of awards that historically were intended to qualify as “performance-based compensation” within the meaning of Section 162(m), the 2016 Plan provided for administration with respect to those awards by a committee consisting of two or more “outside directors” within the meaning of Section 162(m). However, this provision relating to Section 162(m) no longer applies under the amended 2016 Plan, due to recent changes to certain tax laws that have eliminated the “performance-based compensation” exemption under Section 162(m).

Subject to the provisions of the 2016 Plan, the administrator will have the power to determine the award recipients and the terms of the awards not inconsistent with the 2016 Plan, including the exercise price, the number of Shares subject to each such award, the exercisability of the awards, and the form of consideration, if any, payable by an option holder upon exercise. The administrator also will have the authority to amend existing awards, to determine fair market value of Shares, to construe and interpret the 2016 Plan and awards granted under the 2016 Plan, to establish rules and regulations, including sub-plans for the purpose of satisfying, or qualifying for favorable tax treatment under, applicable laws in jurisdictions outside of the United States, and to make all other determinations necessary or advisable for administering the 2016 Plan. The administrator’s decisions and interpretations will be final and binding on all participants and any other holders of awards, and will be given the maximum deference permitted by law.

No Repricing. The 2016 Plan prohibits any program providing participants the opportunity to transfer outstanding awards to a financial institution or other person or entity selected by the administrator, exchange awards for awards of the same type, awards of a different type, and/or cash, or have the exercise price of awards repriced (i.e., increased or reduced).

Vesting Requirements. 95% of the Shares reserved for issuance under the 2016 Plan may be issued only through awards that cannot vest in less than one year from the date of grant unless the vesting of such awards is accelerated due to the participant’s death, disability, or retirement or a termination of the participant’s service that occurs in connection with our change in control.

Eligibility. We will be able to grant stock options, stock appreciation rights, restricted stock, RSUs, performance units, and performance shares under the 2016 Plan to our employees, consultants, and non-employee directors and employees and consultants of our parent or subsidiary corporations. We will be able to grant incentive stock options under the 2016 Plan only to individuals who, as of the time of grant, are employees of ours or of any parent or subsidiary corporation of ours. As of March 31, 2018, we had six non-employee directors, and approximately 2,084 employees (including six NEOs) and 38 consultants.

Non-Employee Director Award Limits. The 2016 Plan provides that all non-employee directors will be eligible to receive all types of awards (except for incentive stock options) under the 2016 Plan. However, in any fiscal year, a non-employee director may be granted equity awards (with an aggregate grant date fair value) and any other compensation (including cash retainers or fees) of no more than an aggregate of $750,000, increased to $1,000,000 in our fiscal year of his or her initial service as a non-employee director. Any equity awards or other compensation provided to the director for his or her services as an employee or consultant (other than as a non-employee director) will be excluded for purposes of these limits.

Certain Other Limits. Prior to the amendment to the 2016 Plan, in any fiscal year in which Infinera was publicly held and Section 162(m) applied to our employees who would be considered “covered employees” under Section 162(m), subject to any adjustment provisions contained in the 2016 Plan, the maximum aggregate number of Shares covering equity awards that a participant was permitted to receive under the 2016 Plan was:

•	With respect to stock appreciation rights, 1,500,000 Shares, plus an additional 1,500,000 Shares in connection with his or her initial service as an employee;

•	With respect to restricted stock, 1,500,000 Shares, plus an additional 1,500,000 Shares in connection with his or her initial service as an employee;

•	With respect to RSUs, 1,500,000 Shares, plus an additional 1,500,000 Shares in connection with his or her initial service as an employee;

•	With respect to performance shares, 1,500,000 Shares, plus an additional 1,500,000 Shares in connection with his or her initial service as an employee; and

•	The maximum aggregate grant date value of performance units that a participant may receive is $7,500,000.

In addition, subject to any adjustment provisions contained in the 2016 Plan, the maximum aggregate number of Shares covering stock options that may be granted under the 2016 Plan to a participant during a fiscal year was 1,500,000 Shares, plus an additional 1,500,000 Shares in connection with his or her initial service as an employee.

As a result of the amendment to the 2016 Plan, the foregoing limits for each type of award will continue to apply to awards granted to a participant under the 2016 Plan without regard to whether Infinera is publicly held and without regard to whether any participant is considered a “covered employee” under Section 162(m).

Stock Options. We are able to grant stock options under the 2016 Plan. Each option will be evidenced by an award agreement that specifies the exercise price, the number of Shares subject to the option, the maximum term of the option, forms of consideration for exercise, and such other terms and conditions as the administrator determines, subject to the terms of the 2016 Plan. The exercise price of options granted under the 2016 Plan must be at least equal to the fair market value of our common stock on the date of grant, except in special, limited circumstances as set forth in the 2016 Plan. The maximum term of an incentive stock option must not exceed 10 years. However, with respect to any participant who owns more than 10% of the voting power of all classes of outstanding stock of ours or of any parent or subsidiary of ours, the maximum term must not exceed five years and the per share exercise price must equal at least 110% of the fair market value of a Share on the grant date. Generally, the fair market value of a Share is the closing sales price of a Share on the relevant date as quoted on Nasdaq Stock. Options will be exercisable at such times and under such conditions as determined by the administrator and as set forth in the applicable award agreement. The administrator will determine and specify in each award agreement, and solely in its discretion, the period of post-termination exercise applicable to each option. In the absence of such a determination by the administrator, the participant generally will be able to exercise the vested portion of the option for three months following his or her termination for reasons other than death or disability, and for 12 months following his or her termination due to disability or death while holding the option (to the extent vested on the date of death). However, in no event can an option be exercised after the expiration of the term of the option.

Stock Appreciation Rights. We are able to grant stock appreciation rights under the 2016 Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of the underlying Shares between the exercise date and the date of grant. Each stock appreciation right will be evidenced by an award agreement that specifies the exercise price, the term of the stock appreciation right, and other terms and conditions as determined by the administrator, subject to the terms of the 2016 Plan. The per Share exercise price of a stock appreciation right will be no less than 100% of the fair market value per Share on the date of grant. Stock appreciation rights will be exercisable at such times and under such conditions as determined by the administrator and set forth in the applicable award agreement. At the discretion of the administrator, the payment upon exercise of a stock appreciation right may be paid in cash, Shares, or a combination of both.

Restricted Stock. We are able to grant restricted stock under the 2016 Plan. Restricted stock awards are grants of Shares that are subject to various restrictions, which may include restrictions on transferability and forfeiture provisions. Each restricted stock award granted will be evidenced by an award agreement specifying the number of Shares subject to the award, any period of restriction, and other terms and conditions of the award, as determined by the administrator, subject to the terms of the 2016 Plan.

Restricted stock awards may (but are not required to) be subject to vesting conditions, as the administrator specifies (subject to the minimum vesting requirements), and the Shares acquired may not be transferred by the participant until the vesting conditions (if any) are satisfied. The administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. Recipients of restricted stock awards generally will have full voting rights, and rights to dividends and other distributions, with respect to such Shares upon grant without regard to vesting, unless the administrator provides otherwise. Such dividends and other distributions, if any, that are paid in Shares will be subject to the same restrictions of transferability and forfeitability as the Shares of restricted stock on which they were paid. Unless otherwise determined by the administrator, a participant generally will forfeit any Shares of restricted stock as to which the restrictions have not lapsed prior to the participant’s termination of service.

Restricted Stock Units. We are able to grant RSUs under the 2016 Plan. Each RSU granted is a bookkeeping entry representing an amount equal to the fair market value of one Share. Each RSU award will be evidenced by an award agreement that specifies the number of RSUs subject to the award, vesting criteria (which may include accomplishing specified performance criteria or continued service to us), form of payout, and other terms and conditions of the award, as determined by the administrator, subject to the terms of the 2016 Plan. RSUs result in a payment to a participant if the performance goals or other vesting criteria are achieved or the awards otherwise vest. The administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed (subject to the minimum vesting requirements). The administrator determines in its sole discretion whether an award will be settled in cash, Shares, or a combination of both.

Performance Units and Performance Shares. We are able to grant performance units and performance shares under the 2016 Plan. Performance units and performance shares are awards that will result in a payment to a participant only if performance goals or other vesting criteria established by the administrator are achieved or the awards otherwise vest. Each award of performance units or performance shares will be evidenced by an award agreement specifying the number of units or shares (as applicable), the vesting conditions, the performance period, and other terms and conditions of the award, as determined by the administrator, subject to the terms and conditions of the 2016 Plan. On or before the date of grant, the administrator will establish an initial dollar value for each performance unit. Each performance share will have an initial value equal to the fair market value of a Share on the date of grant. The administrator in its discretion will establish performance goals or other vesting criteria (which may include continued service), which, depending on the extent to which they are met, will determine the value or number of performance units or performance shares to be paid out. After the grant of performance units or performance shares, the administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such performance units or performance shares (subject to the minimum vesting requirements). The administrator, in its sole discretion, may pay earned performance units or performance shares in the form of cash, Shares, or in some combination of both.

Certain Additional Provisions Under Section 162(m). Prior to the amendment, the 2016 Plan provided for certain additional terms with respect to any awards granted under the 2016 Plan that were intended to qualify as performance-based compensation under Section 162(m), including specific performance goal(s) that were required, the establishment of performance goals within a specified period, and the administrator’s authority to reduce or eliminate (but not increase) payout under the awards based on actual achievement. However, recent changes to certain tax laws have eliminated the exception to the $1 million deductibility limit under Section 162(m) with respect to “performance-based compensation” within the meaning of Section 162(m). As a result, these additional 2016 Plan terms no longer apply, and have been removed, under the amended 2016 Plan (except that as amended, the 2016 Plan retains the limits to the number of Shares subject to different types of awards granted to participants in a fiscal year, as described further above).

Non-Transferability of Awards. Unless the administrator provides otherwise, the 2016 Plan generally will not allow for the transfer of awards, and only the recipient of an award may exercise an award during his or her lifetime.

Certain Adjustments. In the event of any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, reincorporation, reclassification, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or our other securities, or other change in our corporate structure affecting Shares, then in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the 2016 Plan, the administrator will adjust the number and class of shares that may be delivered under the 2016 Plan and/or the number, class and price of shares covered by each outstanding award, and the numerical share limits set forth in the 2016 Plan. In the event of our proposed liquidation or dissolution, the administrator will notify participants as soon as practicable and all awards will terminate immediately prior to the completion of such proposed transaction.

Merger or Change in Control. The amendment to the 2016 Plan restricts the treatment of awards in the event of our merger or change of control to the alternatives specified below. The amendment to the 2016 Plan provides that in the event of our merger or change in control, as defined in the 2016 Plan, each outstanding award will be treated as the administrator determines, in accordance with the following: (i) the assumption or substitution of the award by the acquirer or successor corporation or its parent or subsidiary, (ii) termination of the award upon or immediately prior to the consummation of the merger or change in control following written notice and subject to the next paragraph, (iii) subject to the next paragraph, (A) termination of the award in exchange for an amount of cash and/or property in an amount that would have been attained upon exercise or realization of the award as of the date of the merger or change in control, or (B) replacement of the award with other rights or property, or (iv) any combination of the above. The administrator will not be required to treat all awards, all awards held by a participant, or all awards of the same type, similarly.

If outstanding awards (or portion of the awards) are not assumed or substituted for, the awards will fully vest and become exercisable and all restrictions will lapse, except that with respect to awards subject to performance-based vesting, performance criteria will be deemed achieved based on actual performance measured through the last date that the awards remain outstanding (or such earlier date that the administrator may determine), with any performance period shortened proportionately and applicable performance goals or other vesting criteria adjusted proportionately to reflect the adjusted performance period (or to the extent applicable, the value of the consideration to be received by our stockholders in connection with the merger or change in control). In addition, if an option or stock appreciation right is not assumed or substituted in the event of a merger or change in control, the administrator will notify the participant that such award will be exercisable for a specified period prior to the transaction, and such award will terminate upon the expiration of such period.

Plan Amendment; Termination. The administrator has the authority to amend, alter, suspend, or terminate the 2016 Plan at any time, provided such action does not impair the existing rights of any participant unless mutually agreed in writing. The 2016 Plan will terminate automatically in 2026, unless we terminate it sooner.

Forfeiture of Awards. The amendment to the 2016 Plan adds a new provision granting the administrator authority to specify in an award agreement that a participant’s rights, payments and benefits with respect to an award granted under the 2016 Plan will be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events. The amended 2016 Plan also provides that awards granted under the 2016 Plan also will be subject to any Infinera clawback policy as may be established or amended from time to time. The administrator may require a participant to forfeit, return or reimburse to Infinera all or a portion of an award and any amounts paid under the award pursuant to the terms of Infinera’s clawback policy or in order to comply with applicable laws.

Number of Awards Granted to Employees and Directors

The number of awards, and Shares subject thereunder, that an employee, director, or consultant may receive under the 2016 Plan is in the discretion of the administrator and therefore cannot be determined in advance. The following table sets forth the aggregate number of RSUs and PSUs (at target) granted under the 2016 Plan during fiscal 2017 to each of our NEOs; our NEOs, as a group; directors who are not executive officers, as a group; and all employees who are not executive officers, as a group. There were no stock options granted to any employees (including our NEOs) or directors in fiscal 2017.

Name of Individual or Identity of Group and Principal Position	Number of RSUs and PSUs Granted (#)	Dollar Value of Award(s) ($)(1)
Thomas J. Fallon Chief Executive Officer	287,078	4,250,478
Brad D. Feller Chief Financial Officer	88,494	1,258,532
David F. Welch, Ph.D. Chief Strategy and Technology Officer	287,078	4,250,478
David W. Heard General Manager, Products and Solutions	200,000	2,526,000
Robert J. Jandro Senior Vice President, Worldwide Sales	84,070	1,195,615
James L. Laufman Senior Vice President, General Counsel and Secretary	70,796	1,006,837
All current executive officers as a group	1,017,516	14,487,940
All current directors who are not executive officers as a group	93,396	1,002,139
All employees (excluding executive officers as a group)	4,085,918	40,842,270

(1)

For RSUs, represents the aggregate grant date fair value of each equity award computed in accordance with ASC 718. For PSUs, represents the aggregate grant date fair value of each equity award at the target payout level computed in accordance with ASC 718. See Notes 2 and 14 of the notes to our consolidated financial statements contained in our 2017 Annual Report on Form 10-K filed on February 28, 2018, for a discussion of all assumptions made by us in determining the ASC 718 values of equity awards.

U.S. Federal Income Tax Consequences

The following paragraphs are a summary of the general federal income tax consequences to U.S. taxpayers and Infinera of awards granted under the 2016 Plan. Tax consequences for any particular individual may be different.

Incentive Stock Options. A participant recognizes no taxable income as the result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Code (unless the participant is subject to the alternative minimum tax). If the participant exercises the option and then later sells or otherwise disposes of the Shares acquired through the exercise of the option after both the two-year anniversary of the grant date and the one-year anniversary of the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the Shares on or before the two- or one-year anniversaries described above (a “disqualifying disposition”), he or she generally will have ordinary income at the time of the sale equal to the fair market value of the Shares on the exercise date (or the sale price, if less) minus the exercise price of the option.

Nonstatutory Stock Options. A participant generally recognizes no taxable income on the date of grant of a nonstatutory stock option with an exercise price equal to the fair market value of the underlying stock on the date of grant. Upon the exercise of a nonstatutory stock option, the participant generally will recognize ordinary income equal to the excess of the fair market value of the Shares on the exercise date over the exercise price of the option. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of Shares acquired through the exercise of a nonstatutory stock option, any subsequent gain or loss (generally based on the difference between the sale price and the fair market value on the exercise date) will be treated as long-term or short-term capital gain or loss, depending on how long the Shares were held by the participant.

Stock Appreciation Rights. A participant generally recognizes no taxable income on the date of grant of a stock appreciation right with an exercise price equal to the fair market value of the underlying stock on the date of grant. Upon exercise of the stock appreciation right, the participant generally will be required to include as ordinary income an amount equal to the sum of the amount of any cash received and the fair market value of any Shares received upon the exercise. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of Shares acquired by an exercise of the stock appreciation right, any gain or loss (generally based on the difference between the sale price and the fair market value on the exercise date) will be treated as long-term or short-term capital gain or loss, depending on how long the Shares were held by the participant.

Restricted Stock, Restricted Stock Units, Performance Units and Performance Shares. A participant generally will not have taxable income at the time an award of restricted stock, RSUs, performance shares, or performance units is granted. Instead, he or she generally will recognize ordinary income in the first taxable year in which his or her interest in the Shares underlying the award becomes either (i) freely transferable, or (ii) no longer subject to substantial risk of forfeiture. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. However, the recipient of a restricted stock award may elect to recognize income at the time he or she receives the award in an amount equal to the fair market value of the Shares underlying the award (less any cash paid for the Shares) on the date the award is granted.

Section 409A. Section 409A of the Code (“Section 409A”) provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards granted under the 2016 Plan with a deferral feature will be subject to the requirements of Section 409A. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% tax on compensation recognized as ordinary income, as well as interest on such deferred compensation.

Medicare Surtax. In addition, a participant’s annual “net investment income”, as defined in Section 1411 of the Code, may be subject to a 3.8% federal surtax. Net investment income may include capital gain and/or loss arising from the disposition of Shares issued pursuant to awards granted under the 2016 Plan. Whether a participant’s net investment income will be subject to this surtax will depend on the participant’s level of annual income and other factors.

Tax Effect for Infinera. We generally will be entitled to a tax deduction in connection with an award under the 2016 Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonqualified stock option). However, special rules limit the deductibility of compensation paid to our CEO and other “covered employees” as determined under Section 162(m) and applicable guidance. Under Section 162(m), the annual compensation paid to any of these specified individuals will be deductible only to the extent that it does not exceed $1,000,000. However, under Section 162(m) as it was in effect during fiscal year 2017, we could preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) were met. These conditions included (among others) stockholder approval of the 2016 Plan and its material terms, setting certain limits on the number of Shares subject to awards and, for awards other than options and stock appreciation rights, establishing performance criteria that must be met before the award actually was vested or paid. As a result of the Tax Cuts and Jobs Act of 2017, for taxable years beginning on or after January 1, 2018, and except for certain grandfathered arrangements, under Section 162(m), any compensation over $1,000,000 paid to the covered employees is not deductible to Infinera.

THE FOREGOING IS ONLY A SUMMARY OF THE TAX EFFECT OF FEDERAL INCOME TAXATION UPON PARTICIPANTS AND INFINERA WITH RESPECT TO THE GRANT AND VESTING OR EXERCISE OF AWARDS UNDER THE 2016 PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A SERVICE PROVIDER’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE, OR NON-U.S. COUNTRY TO WHICH THE SERVICE PROVIDER MAY BE SUBJECT.

Summary

The Board believes that it is in the best interests of our company and our stockholders to continue to provide employees, consultants and directors with the opportunity to acquire an ownership interest in Infinera through the grant of equity awards under the 2016 Plan and thereby encourage them to remain in our service and more closely align their interests with those of our stockholders.

Vote Required

Approval of Proposal 2 requires the affirmative vote of a majority of the votes cast on this proposal. Abstentions will have the same effect as an “AGAINST” vote. Broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results on this proposal and will not affect the outcome of the vote.

Proposal 2—Recommendation of the Board

The Board unanimously recommends a vote “FOR” the approval of the amendment to the 2016 Plan to (i) increase the number of Shares authorized thereunder by 1,500,000 Shares and (ii) effect various technical revisions and improvements.

PROPOSAL 3—APPROVAL OF AMENDMENT AND RESTATEMENT OF THE INFINERA CORPORATION 2007 EMPLOYEE STOCK PURCHASE PLAN

Reason for the Amendment

At the Annual Meeting, stockholders are being asked to approve an amendment and restatement of the 2007 ESPP to (i) increase the number of Shares authorized and (ii) effect various technical revisions and improvements (the “ESPP Amendment”). This will allow us to use the 2007 ESPP to assist us in recruiting, retaining and motivating qualified personnel who help us achieve our business goals, including creating long-term value for stockholders as well as aligning the interest of our employees with those of our stockholders. Our 2007 ESPP is intended to offer a significant incentive by allowing employees to purchase Shares. Employees are allowed to purchase Shares under the 2007 ESPP at a price equal to 85% of the lower of the fair market value of the Share at either the first or last trading day of the respective offering period.

The Board initially adopted the 2007 ESPP in February 2007 and our stockholders approved the 2007 ESPP in May 2007. The 2007 ESPP became effective in June 2007. The 2007 ESPP was last amended by our stockholders in May 2014 to increase the number of Shares authorized by 7,500,000 Shares. Other than the ESPP Amendment, we have not made any material amendments to the 2007 ESPP since our stockholders last approved the 2007 ESPP.

As of March 31, 2018, 1,240,229 Shares remained available for issuance under the 2007 ESPP. The ESPP Amendment to the 2007 ESPP would increase the number of Shares issuable under the 2007 ESPP by 4,500,000 Shares, bringing the total that remains available for issuance under the 2007 ESPP to 5,740,229 Shares, which represents approximately 3.0% of our outstanding Shares as of the Record Date. As part of the last amendment to the 2007 ESPP in May 2014, we removed the evergreen provision that would automatically add Shares to the 2007 ESPP each year without further stockholder approval. As such, stockholders are asked to approve additional increases to the Share reserve so that we may continue to operate the 2007 ESPP.

In considering its recommendation to approve the ESPP Amendment, the Compensation Committee and the Board analyzed the historical number of Shares purchased under the 2007 ESPP in the past three years and the motivational and retention value of the program as well as headcount trends versus the required funding of the 2007 ESPP. The number of Shares purchased under the 2007 ESPP in each of fiscal 2015, 2016 and 2017, was 1,228,599, 1,368,826 and 2,140,207, respectively. Although the Compensation Committee and the Board considered the historical number of purchased Shares, the actual number of Shares that will be purchased under the 2007 ESPP in any year will depend on a number of factors including, for example, the number of participants, each participant’s contribution rate and our stock price. Based on usage in 2017, we anticipate that the increased Share reserve would meet our anticipated needs for a period of approximately three years. However, the actual number of Shares that will be purchased under the 2007 ESPP will vary based on relevant factors, as noted above.

The Compensation Committee and the Board have approved the ESPP Amendment, subject to the approval of our stockholders at the 2018 Annual Meeting. If stockholders do not approve an increase in the number of Shares reserved for issuance under the 2007 ESPP, our goals of recruiting, retaining and motivating talented employees will be more difficult to meet as we estimate that the remaining shares authorized will only last us through the August 2018 purchase date. We believe that the approval of the ESPP Amendment is important to our continued success.

Description of the 2007 ESPP

The following paragraphs provide a summary of the principal features of the 2007 ESPP and its operation. However, this summary is not a complete description of all of the provisions of the 2007 ESPP, and is qualified in its entirety by the specific language of the 2007 ESPP. A copy of the 2007 ESPP as it is proposed to be amended and restated is provided as Appendix C to this Proxy Statement.

Purpose. The purpose of the 2007 ESPP is to provide eligible employees of Infinera and its participating subsidiaries with the opportunity to purchase Shares through payroll deductions or other contributions as permitted under the 2007 ESPP. The 2007 ESPP serves as an important tool for us in recruiting, retaining and motivating talented employees.

The 2007 ESPP is intended to qualify as an employee stock purchase plan under Section 423 of the Code (“Section 423”). In addition, the 2007 ESPP authorizes the grant of rights to purchase Shares that are not intended to qualify under Section 423, pursuant to rules, procedures or sub-plans adopted by the administrator of the 2007 ESPP that generally are designed to achieve desired tax, securities laws, or other objectives.

Eligibility to Participate. Employees of Infinera and its participating subsidiaries who are customarily employed for at least 20 hours per week and more than five months in a calendar year are eligible to participate in the 2007 ESPP. However, an employee is not eligible if he or she would own, and/or hold outstanding options to purchase, five percent or more of the total combined voting power or value of all classes of stock of Infinera or of any parent or subsidiary of Infinera. Also, the Compensation Committee generally has discretion to exclude employees from participating in the 2007 ESPP, on a uniform and nondiscretionary basis, if the employee normally is scheduled to work less than or equal to 20 hours per week or five months per calendar year (or lesser number of hours or period), has continuously worked for Infinera for less than two years (or lesser period), or is an officer or other highly compensated employee, provided that the exclusion of employees in these categories is not prohibited under applicable local law. The Compensation Committee also may exclude from participation in the 2007 ESPP employees who are citizens or residents of a non-U.S. jurisdiction if participation is prohibited by local law or if complying with local law would cause a violation of Section 423. As of March 31, 2018, approximately 2,056 employees are eligible to participate in the 2007 ESPP.

Number of Shares of Common Stock Available under the 2007 ESPP. Currently, a maximum of 16,556,830 Shares have been approved for issuance pursuant to the 2007 ESPP. As of March 29, 2018, the closing price of our common stock on The Nasdaq Global Select Market was $10.86 per Share. If stockholders approve the ESPP Amendment, then the maximum number of Shares issuable under the 2007 ESPP will be 21,056,830 Shares. If stockholders do not approve the ESPP Amendment, no shares will be added to the total number of Shares reserved for issuance under the 2007 ESPP and the 2007 ESPP will continue under its existing terms without the increase in the Share reserve provided by the ESPP Amendment. If stockholders do not approve an increase in the number of Shares reserved for issuance under the 2007 ESPP, our goals of recruiting, retaining and motivating talented employees through the 2007 ESPP will be more difficult to meet as the remaining shares authorized is expected only to last us through the August 2018 purchase date. We believe that the approval of the ESPP Amendment is important to our continued success.

Administration. The Compensation Committee administers the 2007 ESPP. The members of the Compensation Committee serve at the discretion of the Board. The Board or a committee of the Board designated by the Board may administer the 2007 ESPP. Subject to the terms of the 2007 ESPP, the Compensation Committee has full and exclusive discretionary authority to interpret and apply the terms of the 2007 ESPP, designate separate offerings under the 2007 ESPP, determine eligibility and adjudicate all dispute claims under the 2007 ESPP. The Compensation Committee also may adopt rules or procedures for the operation and administration of the 2007 ESPP (including to accommodate requirements of local laws and procedures for non-US jurisdictions), eligibility, compensation participants may contribute to the 2007 ESPP, making of contributions to the 2007 ESPP, establishment of bank or trust accounts, interest payments, and currency conversion, and other rules and procedures. The Compensation Committee’s findings, decisions, and interpretations are final and binding on all persons to the maximum extent permitted by law.

Enrollment and Contributions. Eligible employees voluntarily elect whether or not to enroll in the 2007 ESPP by completing, signing and submitting to Infinera an enrollment form in a form and manner and by the deadline set by the Compensation Committee. Each employee who joins the 2007 ESPP is granted an option to purchase Shares on each enrollment date while participating in the 2007 ESPP and is automatically re-enrolled for additional rolling six month offering periods; provided, however, that an employee may cancel his or her enrollment at any time (subject to 2007 ESPP rules). Eligible employees who participate in the 2007 ESPP are referred to as participants.

Participants contribute to the 2007 ESPP through payroll deductions or, if payroll withholding is not permitted or advisable under local laws, through other means specified by the Compensation Committee. Participants generally may contribute up to 15% of their eligible compensation (in whole percentages) through after-tax payroll deductions. Compensation eligible to be contributed under the 2007 ESPP includes a participant’s base straight time gross earnings, commissions (to the extent the commissions are an integral, recurring part of compensation), overtime and shift premium, but exclusive of payments for incentive compensation, bonuses and other compensation. From time to time, the Compensation Committee may change the definition of eligible compensation, limit the nature and number of contribution rate changes that may be made by participants during an offering period, or change offering periods including the length of the offering and purchase periods (but in no event may such periods exceed twenty-seven (27) months). A participant may increase or decrease his or her contribution percentage by following procedures established by the Compensation Committee. During an offering period, participants may decrease but not increase the rate of his or her contribution with respect to an ongoing offering period.

Purchase of Shares. Currently, Shares are offered under the 2007 ESPP through a series of consecutive offering periods approximately six months in duration that are scheduled to start on the first trading day on or after February 15 or August 15 of each year and end on the last trading day on or after August 15 or February 15 approximately six months later. On the last trading day of each offering period, Infinera uses each participant’s payroll deductions or contributions to purchase Shares for the participant. The price of the Shares purchased will be 85% of the lower of (1) the per Share closing sales price of our common stock on Nasdaq on the first trading day of the offering period, or (2) the per Share closing sales price of our common stock on Nasdaq on the last trading day of the offering period (on which day Shares are purchased for participants), provided that the Compensation Committee may establish in advance a different formula for the purchase price for offering periods under the 2007 ESPP or as permitted by the 2007 ESPP. No participant may purchase Shares under the 2007 ESPP at a rate of more than $25,000 worth of our common stock (based on the fair market value of the stock at the beginning of the offering periods) for each calendar year during which the participant’s option to purchase Shares under the 2007 ESPP is outstanding at any time. The Compensation Committee also has discretion to set a limit on the number of Shares that may be purchased during any six-month offering period (which currently is established at 3,000 Shares unless otherwise determined by the Compensation Committee). Further, under certain circumstances whereby the number of Shares to be purchased in an offering period exceeds the number of Shares available for purchase, the Compensation Committee may make adjustments that result in the purchase of a lesser number of Shares under the offering period. The Compensation Committee also may reduce a participant’s contributions to zero percent to the extent necessary to comply with Section 423. Until Shares have been purchased and delivered to a participant (as evidenced by the appropriate entry in the books of Infinera or a duly authorized transfer agent of Infinera), the participant will have no voting, dividend, or other stockholder rights with respect to the Shares. At least annually, statements of account will be provided to each participant setting forth certain information regarding his or her participation in the 2007 ESPP, including the amounts of contributions, purchase price, and number of Shares purchased.

Termination of Participation. Participation in the 2007 ESPP generally terminates when a participating employee’s employment with Infinera or its subsidiaries ceases for any reason, the employee withdraws from the 2007 ESPP, or Infinera terminates or amends the 2007 ESPP such that the employee no longer is eligible to participate. An employee may withdraw his or her participation in the 2007 ESPP at any time in accordance with procedures, and prior to the deadline, specified by the Compensation Committee. Upon withdrawal from the 2007 ESPP, generally the employee will receive all amounts credited to his or her account, without interest (unless otherwise required by applicable law), and his or her payroll withholdings or contributions under the 2007 ESPP will cease.

Non-transferability. Rights to purchase Shares and any other rights and interests under the 2007 ESPP may not be assigned, transferred, sold or otherwise disposed of (other than by will, the laws of descent and distribution, or beneficiary designation in the event of death). Any attempt at such prohibited disposition will be without effect except that Infinera may treat such act as an election to withdraw participation. During a participant’s lifetime, an option to purchase Shares granted to the participant under the 2007 ESPP can be exercised only by him or her.

Certain Transactions. In the event of any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in Infinera’s corporate structure affecting the Shares, the Compensation Committee, in order to prevent dilution or enlargement of the benefits and potential benefits intended to be made available under the 2007 ESPP, will make appropriate adjustments, as it deems equitable, to the number and class of stock reserved for issuance under the 2007 ESPP and options outstanding under the 2007 ESPP, the purchase price of options outstanding under the 2007 ESPP, and the numerical limits under the 2007 ESPP. In the event of Infinera’s proposed dissolution or liquidation, any ongoing offering periods will be shortened and will terminate immediately before completion of the proposed dissolution or liquidation following the purchase of Shares under the shortened offering periods, unless provided otherwise by the Compensation Committee. In the event of a merger or change in control of Infinera, each outstanding option under the 2007 ESPP will be assumed or substituted for by the successor. In the event that the successor does not assume or substitute the options, the offering period will be shortened and end prior to the merger or change in control but following the purchase of Shares under the shortened offering period.

Amendment and Termination. The Compensation Committee or the Board of Directors may amend, suspend or terminate the 2007 ESPP or any part of the 2007 ESPP at any time and for any reason. The 2007 ESPP will continue in effect unless terminated by the Compensation Committee in accordance with its terms. If the Compensation Committee determines that the ongoing operation of the 2007 ESPP may result in unfavorable financial accounting consequences, the Compensation Committee may modify, amend or terminate the 2007 ESPP to reduce or eliminate such accounting consequence. If the 2007 ESPP is terminated, the Compensation Committee in its discretion may terminate all outstanding offering periods either immediately or after completion of the purchase of Shares under the 2007 ESPP (which may be adjusted to occur sooner than originally scheduled), or in accordance with their terms. If options are terminated prior to expiration, then all amounts credited to participants that have not been used to purchase Shares will be returned, without interest (unless otherwise required by applicable law), as soon as administratively practicable.

Number of Shares Purchased by Certain Individuals and Groups

Participation in the 2007 ESPP is voluntary and dependent on each eligible employee’s election to participate and his or her determination as to the level of contributions of eligible compensation. Further, the number of Shares that may be purchased under the 2007 ESPP is determined, in part, by the price of our Shares on the first and last day of each offering period. Accordingly, the actual number of Shares that may be purchased by any individual is not determinable. For illustrative purposes only, the following table sets forth (a) the number of Shares that were purchased during 2017 under the 2007 ESPP, and (b) the weighted average per Share purchase price paid for such Shares, for each of our named executive officers, all current executive officers as a group, and all other employees who participated in the 2007 ESPP as a group. Our executive officers have an interest in the approval of the ESPP Amendment by our stockholders because they are eligible to participate in the 2007 ESPP. Non-employee members of the Board are not eligible to participate in the 2007 ESPP.

Name of Individual or Identity of Group and Position	Number of Shares Purchased (#)	Weighted Average Purchase Price Per Share ($)
Thomas J. Fallon Chief Executive Officer	2,127	$7.31
Brad D. Feller Chief Financial Officer	—	—
David F. Welch, Ph.D. Chief Strategy and Technology Officer	2,673	$7.95
David W. Heard General Manager, Products and Solutions	—	—
Robert J. Jandro Senior Vice President, Worldwide Sales	—	—
James L. Laufman Senior Vice President, General Counsel and Secretary	1,436	$7.62
All current executive officers as a group	6,236	$7.65
All current directors who are not executive officers as a group(1)	—	—
All other employees (including all current officers who are not executive officers) as a group	2,133,971	$7.67

(1)	Non-employee directors are not eligible to participate in the 2007 ESPP.

U.S. Federal Income Tax Consequences

The following brief summary of the effect of U.S. federal income taxation upon the participant and Infinera with respect to the Shares purchased under the 2007 ESPP is based on management’s understanding of current U.S. federal income tax laws, does not purport to be complete, and does not discuss the tax consequences of a participant’s death or the income tax laws of any state or foreign country in which the participant may reside.

The 2007 ESPP is intended to qualify as an employee stock purchase plan within the meaning of Section 423. Under an employee stock purchase plan that so qualifies, no taxable income will be recognized by a participant, and no deductions will be allowable to Infinera, upon either the grant or the exercise of the purchase rights. Taxable income will not be recognized until there is a sale or other disposition of the Shares acquired under the 2007 ESPP or in the event of the participant’s death while still owning the purchased Shares.

If the participant sells or otherwise disposes of the purchased Shares within two (2) years after the start date of the offering period in which the Shares were acquired or within one (1) year after the actual purchase date of those Shares, then the participant generally will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the Shares on the purchase date exceeded the purchase price paid for those Shares, and Infinera will be entitled to an income tax deduction, for the taxable year in which such disposition occurs equal in amount to such excess. The amount of this ordinary income will be added to the participant’s basis in the Shares, and any resulting gain or loss recognized upon the sale or disposition will be a capital gain or loss. If the Shares have been held for more than one (1) year since the date of purchase, the gain or loss will be long-term.

If the participant sells or disposes of the purchased Shares more than two (2) years after the start date of the offering period in which the Shares were acquired and more than one (1) year after the actual purchase date of those Shares, then the participant generally will recognize ordinary income in the year of sale or disposition equal to the lesser of (a) the amount by which the fair market value of the Shares on the sale or disposition date exceeded the purchase price paid for those Shares, or (b) 15% of the fair market value of the Shares on the start date of that offering period. Any additional gain upon the disposition will be taxed as a long-term capital gain. Alternatively, if the fair market value of the Shares on the date of the sale or disposition is less than the purchase price, there will be no ordinary income and any loss recognized will be a long-term capital loss. Infinera will not be entitled to an income tax deduction with respect to such disposition.

In addition, a participant’s annual “net investment income,” as defined in Section 1411 of the Internal Revenue Code, may be subject to a 3.8% federal surtax. Net investment income may include capital gain and/or loss arising from the disposition of Shares purchased under the 2007 ESPP. Whether a participant’s net investment income will be subject to this surtax will depend on the participant’s level of annual income and other factors.

If the participant still owns the purchased Shares at the time of death, the lesser of (i) the amount by which the fair market value of the Shares on the date of death exceeds the purchase price or (ii) 15% of the fair market value of the Shares on the start date of the offering period in which those Shares were acquired will constitute ordinary income in the year of death.

Summary

The Board believes that it is in the best interests of our company and our stockholders to continue to provide eligible employees with the opportunity to purchase Shares through the 2007 ESPP, which constitutes an important incentive for our employees and helps us in recruiting, retaining and motivating talented employees. We strongly believe that the 2007 ESPP is essential for us to compete for talent in the labor markets in which we operate.

Vote Required

Approval of Proposal 3 requires the affirmative vote of a majority of the votes cast on this proposal. Abstentions will have the same effect as an “AGAINST” vote. Broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results on this proposal and will not affect the outcome of the vote.

Proposal 3—Recommendation of the Board

The Board unanimously recommends a vote “FOR” the approval of the amendment to the 2007 ESPP to (i) increase the number of Shares authorized thereunder by 4,500,000 Shares and (ii) effect various technical revisions and improvements.

PROPOSAL 4—ADVISORY APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory basis, the compensation of our NEOs as disclosed in the Compensation Discussion and Analysis and the tabular disclosures of this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, provides our stockholders with the opportunity to express their views on the compensation of our NEOs.

As described in the section entitled “Compensation Discussion and Analysis,” we believe that the skill, talent, judgment and dedication of our executive officers are critical factors affecting the long-term value of Infinera. The goals of our executive compensation programs are to fairly compensate our executives, attract and retain highly-qualified executives able to contribute to our long-term success, encourage performance consistent with clearly defined corporate goals and align our executives’ long-term interests with those of our stockholders. The specific goals that our current executive compensation programs reward are focused on financial and operational objectives, including specific non-GAAP operating income targets as well as important operational goals important to the short-term and long-term growth of Infinera. Please read the “Compensation Discussion and Analysis” section of this Proxy Statement beginning on page 27 for additional details about our executive compensation programs, including information about the fiscal 2017 compensation of our NEOs.

The Board is asking our stockholders to indicate their support for the compensation of our NEOs as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies, practices and objectives described in this Proxy Statement. Accordingly, the Board recommends that our stockholders vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED: That the stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Proxy Statement for the 2018 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and the accompanying footnotes and narrative disclosures.”

As an advisory vote, this say-on-pay proposal is not binding upon Infinera, the Board or the Compensation Committee. However, Infinera, the Board and the Compensation Committee, which are responsible for overseeing, reviewing and administering our executive compensation programs, value the opinions expressed by our stockholders and will continue to consider our stockholders’ concerns in evaluating future compensation options for our NEOs.

Vote Required

Approval of Proposal 4 requires the affirmative vote of a majority of the votes cast on this proposal. Abstentions will have the same effect as an “AGAINST” vote. Broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results on this proposal and will not affect the outcome of the vote.

Proposal 4—Recommendation of the Board

The Board unanimously recommends a vote “FOR” the approval of the compensation of our NEOs, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC.

PROPOSAL 5—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Ernst & Young LLP, independent registered public accounting firm, as our independent auditors for the fiscal year ending December 29, 2018 and has further directed that we submit the appointment of independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited our financial statements since fiscal 2001. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Ratification of appointment of Ernst & Young LLP as our independent registered public accounting firm is not required pursuant to our Bylaws, our other governing documents or law. However, we are submitting the appointment of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such change would be in the best interests of Infinera and its stockholders.

Independent Registered Public Accounting Firm’s Fees

The following table sets forth the aggregate fees for audit, tax and other services provided by Ernst & Young LLP for the fiscal years ended December 30, 2017 and December 31, 2016. All of the services described in the following table were approved in conformity with the Audit Committee’s pre-approval processes and procedures.

	2017	2016
Audit Fees	$2,824,000	$2,321,000
Audit-Related Fees	—	—
Tax Fees	507,000	389,000
All Other Fees	27,000	82,000

Total Fees	$3,358,000	$2,792,000

Audit Fees

This category of the table above includes fees for the integrated audit of our annual consolidated financial statements and internal control over financial reporting, review of the condensed consolidated financial statements included in our Quarterly Reports on Form 10-Q, and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes statutory audits required by non-U.S. jurisdictions. The preparation of our audited consolidated financial statements includes compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and the preparation by Ernst & Young LLP of a report expressing its opinion regarding the effectiveness of our internal control over financial reporting.

Audit-Related Fees

Audit-related services principally include due diligence in connection with acquisitions, accounting consultations, audits in connection with proposed or consummated acquisitions and information systems audits. There were no audit-related fees in fiscal 2017 and fiscal 2016.

Tax Fees

This category of the table above includes fees for tax compliance, tax advice and tax planning.

All Other Fees

This category of the table above principally includes support and advisory services provided by Ernst & Young LLP that are not included in the service categories reported above.

Pre-Approval Policies and Procedures

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services rendered by Ernst & Young LLP, our independent registered public accounting firm. The Audit Committee can pre-approve specified services in defined categories of audit services, audit-related services and tax services up to specified amounts, as part of the Audit Committee’s approval of the scope of the engagement of Ernst & Young LLP or on an individual case-by-case basis before Ernst & Young LLP is engaged to provide a service. The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining the principal accountant’s independence.

Vote Required

Approval of Proposal 5 requires the affirmative vote of a majority of the votes cast on this proposal. Abstentions will have the same effect as an “AGAINST” vote. Broker non-votes, if any, are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results on this proposal and will not affect the outcome of the vote.

Proposal 5—Recommendation of the Board

The Board unanimously recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as Infinera’s independent registered public accounting firm for its fiscal year ending December 29, 2018.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board currently consists of the three non-employee directors named below. The Board annually reviews the Nasdaq listing standards’ definition of independence for Audit Committee members and has determined that each member of the Audit Committee meets that standard. The Board has also determined that Messrs. Gani and Milbury are each an Audit Committee Financial Expert as described in applicable rules and regulations of the SEC.

The principal purpose of the Audit Committee is to assist the Board in its general oversight of our accounting practices, system of internal controls, audit processes and financial reporting processes. The Audit Committee is responsible for appointing and retaining our independent auditor and approving the audit and non-audit services to be provided by our independent registered public accounting firm. The Audit Committee’s function is more fully described in its charter, which the Board has adopted and which the Audit Committee reviews on an annual basis. A copy of the Audit Committee charter is available on our website at www.infinera.com.

Our management is responsible for preparing our financial statements and ensuring they are complete and accurate and prepared in accordance with generally accepted accounting principles. Ernst & Young LLP, our independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and expressing an opinion on the effectiveness of our internal control over financial reporting.

The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 30, 2017 with our management and Ernst & Young LLP. The Audit Committee has also discussed with Ernst & Young LLP the matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees” issued by Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee also has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP its independence from Infinera.

Based upon the review and discussions described above, the Audit Committee recommended to the Board that the audited financial statements referred to above be included in our Annual Report on Form 10-K for the year ended December 30, 2017 for filing with the SEC.

Submitted by the members of the Audit Committee:

Paul J. Milbury (Chair)

Marcel Gani

Kambiz Y. Hooshmand

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We have adopted a formal policy that our executive officers, directors, and principal stockholders, including their immediate family members and affiliates, are not permitted to enter into a related party transaction with us without the prior consent of the Audit Committee, or other independent members of the Board in the case it is inappropriate for the Audit Committee to review such transaction due to a conflict of interest. Any request for us to enter into a transaction with an executive officer, director, principal stockholder, or any of such persons’ immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to the Audit Committee for review, consideration and approval. All of our directors, executive officers and employees are required to report to the Audit Committee any such related party transaction. In approving or rejecting the proposed agreement, the Audit Committee shall consider the relevant facts and circumstances available and deemed relevant to the Audit Committee, including, but not limited to the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence. The Audit Committee shall approve only those agreements that, in light of known circumstances, are, or are not inconsistent with, our best interests, as the Audit Committee determines in the good faith exercise of its discretion.

In fiscal 2017, Infinera did not engage in any related party transactions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The members of the Board, our executive officers and persons who hold more than 10% of our outstanding common stock are subject to the reporting requirements of Section 16(a) of the Exchange Act, which requires them to file reports with respect to their ownership of our common stock and certain transactions in our common stock. Based solely upon (i) the copies of Section 16(a) reports that we received from such persons for their fiscal 2017 transactions in our common stock and their common stock holdings and (ii) the written representations received from one or more of such persons, we believe that all reporting requirements under Section 16(a) were met in a timely manner during fiscal 2017.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 30, 2017 with respect to the shares of our common stock that may be issued under our existing equity compensation plans.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity compensation plans approved by security holders	9,555,255	(1)	$8.11	12,004,252	(2)
Equity compensation plans not approved by security holders	—		—	—
Total	9,555,255			12,004,252

(1)	This amount includes the following:
•	1,397,317 shares issuable upon the exercise of outstanding stock options granted under the 2007 Plan.
•

6,791,216 shares subject to RSUs granted under the 2007 Plan and 2016 Plan. Since these awards have no exercise price, they are not included in the weighted average exercise price calculation in column (b).

•

1,366,722 shares issuable pursuant to outstanding stock awards that have been granted under the 2007 Plan, but not yet earned as of December 30, 2017. The number of shares, if any, to be issued pursuant to such outstanding awards will be determined based on certain performance metrics, as discussed above in the section entitled “Fiscal 2017 Compensation—Long-Term Incentive Compensation” in the Compensation Discussion and Analysis. Since these awards have no exercise price, they are not included in the weighted average exercise price calculation in column (b).

(2)	This amount includes 2,524,032 shares of common stock available for future issuances under the 2007 ESPP.

STOCKHOLDER PROPOSALS FOR 2019 ANNUAL MEETING

To be considered for inclusion in our Proxy Statement for the 2019 Annual Meeting of Stockholders (the “2019 Annual Meeting”), stockholder proposals must comply with our Bylaws and the requirements of Rule 14a-8 under the Exchange Act and be received by our Corporate Secretary at our principal executive offices no later than December 13, 2018, or no later than 120 calendar days before the one-year anniversary of the date on which we first mailed our Proxy Statement or Notice to stockholders in connection with this year’s Annual Meeting.

To be raised at the 2019 Annual Meeting, stockholder proposals must comply with our Bylaws. Under our Bylaws, a stockholder must give timely notice thereof in proper written form to our Corporate Secretary of any business, including nominations of directors for the Board that the stockholder wishes to raise at our 2019 Annual Meeting. To be timely, the stockholder notice must be received by our Corporate Secretary no later than February 26, 2019 nor earlier than January 27, 2019, or no later than the 45th day nor earlier than the 75th day before the one-year anniversary of the date on which we first mailed our proxy materials or a notice of availability of proxy materials (whichever is earlier) to stockholders in connection with this year’s Annual Meeting. To be in proper written form, the stockholder notice must contain a brief description of such business and the reasons for conducting such business at the meeting, as well as certain other information as set forth in greater detail in our Bylaws. In connection with a stockholder nomination of a candidate for the Board, the stockholder notice must also include certain information as set forth in our Bylaws about both the nominee and the stockholder making the nomination. If you wish to bring a stockholder proposal or nominate a candidate for director, you are advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. Our current Bylaws may be found on our website at www.infinera.com in the Corporate Governance section on our Investor Relations page.

Under Rule 14a-8 of the Exchange Act, if the date of the 2019 Annual Meeting changes by more than 30 days from the anniversary of this year’s Annual Meeting, to be included in our Proxy Statement, stockholder proposals must be received by us within a reasonable time before our solicitation is made.

Under our Bylaws, if the date of the 2019 Annual Meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of this year’s Annual Meeting, then, for notice by the stockholder to be timely, it must be received by our Corporate Secretary no earlier than the close of business on the 120th day prior to the 2019 Annual Meeting and no later than the close of business on the later of (i) the 90th day prior to the 2019 Annual Meeting, or (ii) the tenth day following the day on which disclosure in a press release reported by GlobeNewswire, Associated Press or a comparable national news service or in a document publicly filed by Infinera with the SEC pursuant to Section 13, 14 or 15(d) of the Exchange Act of the date of the 2019 Annual Meeting is first made.

If we receive notice of a matter to come before the 2019 Annual Meeting that is not in accordance with the deadlines described above and as more fully set forth in our Bylaws and Rule 14a-8 of the Exchange Act, we will use our discretion in determining whether or not to bring such matter before the 2019 Annual Meeting. If such matter is brought before the 2019 Annual Meeting, then our proxy card for such meeting will confer upon our proxy holders’ discretionary authority to vote on such matter.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

SHARING THE SAME LAST NAME AND ADDRESS

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding our common stock, but sharing the same address, we have adopted a procedure, approved by the SEC, called “householding.” Under this procedure, stockholders who have the same last name and address, and who do not participate in electronic delivery of proxy materials, will receive only one copy of our Notice, and as applicable, any additional proxy materials that are delivered. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in “householding” will continue to have access to and utilize separate proxy voting instructions.

Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of proxy materials or if you would like an additional copy of any of the proxy materials, please notify your broker or direct your written request to Infinera Corporation, 140 Caspian Court, Sunnyvale, California 94089, Attention: Corporate Secretary, or call (408) 572-5200. Stockholders who currently receive multiple copies of the Proxy Statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board,

/S/ JAMES L. LAUFMAN
James L. Laufman
Senior Vice President, General Counsel and Secretary

Sunnyvale, California

April 11, 2018

APPENDIX A—UNAUDITED RECONCILIATIONS FROM GAAP TO NON-GAAP

Infinera Corporation

Unaudited Reconciliations from GAAP to Non-GAAP

(In thousands)

	Years Ended
	December 30, 2017	December 31, 2016	December 26, 2015
Revenue	$740,739	$870,135	$886,714
Reconciliation of Gross Profit:
U.S. GAAP as reported	$244,000	$393,718	$403,477
Stock-based compensation	7,811	6,463	6,090
Acquisition-related deferred revenue adjustment	—	400	1,326
Amortization of acquired intangible assets	20,474	19,715	6,562
Acquisition-related inventory step-up expense	—	—	6,710
Acquisition-related costs	46	144	39
Restructuring and other related costs	19,141	—	—

Non-GAAP as adjusted	$291,472	$420,440	$424,204

Reconciliation of Gross Margin:
U.S. GAAP as reported	32.9%	45.2%	45.5%
Stock-based compensation	1.0%	0.7%	0.7%
Acquisition-related deferred revenue adjustment	—	0.1%	0.1%
Amortization of acquired intangible assets	2.8%	2.3%	0.7%
Acquisition-related inventory step-up expense	—	—	0.8%
Acquisition-related costs	—	—	—
Restructuring and other related costs	2.6%	—	—

Non-GAAP as adjusted	39.3%	48.3%	47.8%

Reconciliation of Operating Income (Loss):
U.S. GAAP as reported	$(183,087)	$(25,774)	$59,736
Stock-based compensation	45,720	40,533	32,580
Acquisition-related deferred revenue adjustment	—	400	1,326
Amortization of acquired intangible assets	26,634	25,904	8,904
Acquisition-related inventory step-up expense	—	—	6,710
Acquisition-related costs	368	2,013	7,280
Restructuring and other related costs	35,247	—	—
Intangible asset impairment	252	11,295	—

Non-GAAP as adjusted	$(74,866)	$54,371	$116,536

The non-GAAP measures of gross profit, gross margin and operating income (loss) exclude restructuring and other related costs, non-cash stock-based compensation expenses, amortization of debt discount on Infinera’s convertible senior notes, amortization and impairment of acquired intangible assets, acquisition-related costs, and certain purchase accounting adjustments related to Infinera’s acquisition of Transmode AB, which closed during the third quarter of 2015, along with related tax effects. We believe these adjustments are appropriate to enhance an overall understanding of our underlying financial performance and also our prospects for the future and are considered by management for the purpose of making operational decisions. In addition, these results are the primary indicators management uses as a basis for our planning and forecasting of future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for gross profit, gross margin and operating income (loss) prepared in accordance with GAAP. Non-GAAP financial measures are not based on a comprehensive set of accounting rules or principles and are subject to limitations.

A-1

APPENDIX B—INFINERA CORPORATION 2016 EQUITY INCENTIVE PLAN

INFINERA CORPORATION

2016 EQUITY INCENTIVE PLAN

(Effective as of May 12, 2016, as amended May 25, 2017, and                 , 2018)

1. Purposes of the Plan. The purposes of this Plan are:

•	to attract and retain the best available personnel for positions of substantial responsibility,

•	to provide additional incentive to Employees, Directors and Consultants, and

•	to promote the success of the Company’s business.

The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units and Performance Shares.

2. Definitions. As used herein, the following definitions will apply:

(a) “Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.

(b) “Applicable Laws” means the legal and regulatory requirements relating to the administration of equity-based awards, including but not limited to U.S. federal and state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any non-U.S. country or jurisdiction where Awards are, or will be, granted under the Plan.

(c) “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares.

(d) “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(e) “Board” means the Board of Directors of the Company.

(f) “Change in Control” means the occurrence of any of the following events:

(i) A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, (A) the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control, and (B) if the stockholders of the Company immediately before the change in ownership continue to retain, immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, the direct or indirect beneficial ownership of fifty percent (50%) or more of the total voting power of the shares of the Company or of the ultimate parent entity of the Company, such event will not be considered a Change in Control; or

(ii) A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii) A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

(iv) Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A. Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (x) its sole purpose is to change the jurisdiction of the Company’s incorporation, or (y) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(g) “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(h) “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board, or a duly authorized committee of the Board, in accordance with Section 4 hereof.

(i) “Common Stock” means the common stock of the Company.

(j) “Company” means Infinera Corporation, a Delaware corporation, or any successor thereto.

(k) “Consultant” means any natural person, including an advisor, engaged by the Company or a Parent or Subsidiary to render bona fide services to such entity, provided the services (i) are not in connection with the offer or sale of securities in a capital-raising transaction, and (ii) do not directly promote or maintain a market for the Company’s securities, in each case, within the meaning of Form S-8 promulgated under the Securities Act, and provided, further, that a Consultant will include only those persons to whom the issuance of Shares may be registered under Form S-8 promulgated under the Securities Act.

(l) “Director” means a member of the Board.

(m) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

(n) “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(o) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(p) “Exchange Program” means a program under which (i) outstanding Awards are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), awards of a different type, and/or cash, (ii) Participants would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator, and/or (iii) the exercise price of an outstanding Award is increased or reduced. For the avoidance of doubt, as set forth in Section 5(e), the Administrator may not implement an Exchange Program.

(q) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market of The NASDAQ Stock Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the day of determination (or, if no bids and asks were reported on that date, as applicable, on the last trading date such bids and asks were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii) In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

Notwithstanding the foregoing under this Section 2(q), for federal, state and local income tax reporting purposes, fair market value will be determined by the Company (or its delegate) in accordance with uniform and nondiscriminatory standards adopted by it from time to time.

(r) “Fiscal Year” means the fiscal year of the Company.

(s) “Incentive Stock Option” means an Option that by its terms qualifies and otherwise is intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(t) “Initial Value” means (i) with respect to any Option or Stock Appreciation Right, the value of such Option or Stock Appreciation Right calculated in accordance with the Black-Scholes option valuation methodology on the grant date, and (ii) with respect to any Award other than an Option or Stock Appreciation Right, the product of (A) the Fair Market Value of one Share on the grant date of the Award and (B) the aggregate number of Shares subject to the Award, as applicable.

(u) “Inside Director” means a Director who is an Employee.

(v) “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(w) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(x) “Option” means a stock option granted pursuant to the Plan.

(y) “Outside Director” means a Director who is not an Employee.

(z) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(aa) “Participant” means the holder of an outstanding Award.

(bb) “Performance Goals” means performance goals relating to one or more business criteria, which may provide for a targeted level or levels of achievement including without limitation: (i) revenue; (ii) gross margin; (iii) operating margin; (iv) operating income; (v) pre-tax profit; (vi) earnings before stock-based compensation expense, interest, taxes and depreciation and amortization; (vii) earnings before interest, taxes and depreciation and amortization; (viii) earnings before interest and taxes; (ix) net income; (x) expenses; (xi) new product development; (xii) stock price; (xiii) earnings per share; (xiv) return on stockholder equity; (xv) return on capital; (xvi) return on net assets; (xvii) economic value added; (xviii) market share; (xix) customer service; (xx) customer satisfaction; (xxi) sales; (xxii) total stockholder return; (xxiii) free cash flow; (xxiv) net operating income; (xxv) operating cash flow; (xxvi) return on investment; (xxvii) employee satisfaction; (xxviii) employee retention; (xxix) balance of cash, cash equivalents and marketable securities; (xxx) product development; (xxxi) research and development expenses; (xxxii) completion of an identified special project; (xxxiii) completion of a joint venture or other corporate transaction; (xxxiv) inventory balance; or (xxxv) inventory turnover ratio. Any criteria used may be measured, as applicable, (A) in absolute terms, (B) in combination with another Performance Goal or Goals (for example, but not by way of limitation, as a ratio or matrix), (C) in relative terms (including, but not limited to, results for other periods, passage of time and/or against another company or companies or an index or indices), (D) on a per-share or per-capita basis, (E) against the performance of the Company as a whole or a segment of the Company (including, but not limited to, any combination of the Company and any subsidiary, division, business unit, joint venture and/or other segment), and/or (F) on a pre-tax or after-tax basis. The Performance Goals may differ from Participant to Participant and from Award to Award. The Administrator will determine whether any significant element(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participant. In all other respects, Performance Goals will be calculated in accordance with the Company’s financial statements, generally accepted accounting principles, or under a methodology established by the Administrator prior to the issuance of an Award.

(cc) “Performance Period” means the time period of any Fiscal Year of the Company or such other period as determined by the Administrator in its sole discretion.

(dd) “Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Administrator may determine pursuant to Section 11.

(ee) “Performance Unit” means an Award which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 11.

(ff) “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, continued service, the achievement of target levels of performance, the achievement of Performance Goals, or the occurrence of other events as determined by the Administrator.

(gg) “Plan” means this 2016 Equity Incentive Plan, as may be amended from time to time.

(hh) “Restricted Stock” means Shares issued pursuant to a Restricted Stock award under Section 8 of the Plan, or issued pursuant to the early exercise of an Option.

(ii) “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 9. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(jj) “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(kk) “Securities Act” means the Securities Act of 1933, as amended.

(ll) “Section 16(b)” means Section 16(b) of the Exchange Act.

(mm) “Section 409A” means Section 409A of the Code and the final regulations and any guidance promulgated thereunder, as may be amended from time to time.

(nn) “Service Provider” means an Employee, Director or Consultant.

(oo) “Share” means a share of the Common Stock, as adjusted in accordance with Section 14 of the Plan.

(pp) “Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that pursuant to Section 10 is designated as a Stock Appreciation Right.

(qq) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

(rr) “Tax Obligations” means tax, social insurance and social security liability obligations and requirements in connection with the Awards, including, without limitation, (i) all federal, state, and local income, employment and any other taxes (including the Participant’s Federal Insurance Contributions Act (FICA) obligation) that are required to be withheld by the Company (or Company’s Parent or Subsidiary, as applicable), (ii) the Participant’s and, to the extent required by the Company (or its Parent or Subsidiary, as applicable), the Company’s (or its Parent’s or Subsidiary’s) fringe benefit tax liability, if any, associated with the grant, vesting, or exercise of an Award or sale of Shares issued under the Award, and (iii) any other taxes or social insurance or social security liabilities or premium the responsibility for which the Participant has, or has agreed to bear, with respect to such Award (or exercise thereof or issuance of Shares or other consideration thereunder).

3. Stock Subject to the Plan.

(a) Stock Subject to the Plan. Subject to the provisions of Section 14 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is (i) 15,400,000 Shares, plus (ii) any Shares subject to awards granted under the Company’s 2007 Equity Incentive Plan (the “Existing Plan”) that, after the effective date of the Plan, expire, are forfeited or otherwise terminate without having been exercised in full to the extent such awards were exercisable, and Shares issued pursuant to awards granted under the Existing Plan that, after the effective date of the Plan, are forfeited to or repurchased by the Company due to failure to vest, with the maximum number of Shares to be added to the Plan pursuant to clause (ii) equal to 7,700,000 Shares. The Shares may be authorized, but unissued, or reacquired Common Stock.

(b) Lapsed Awards. Shares that actually have been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan (unless repurchased as specified in this subsection (b) below). If an Option or Stock Appreciation Right Award expires or becomes unexercisable without having been exercised in full, the unexercised Shares which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). If an Award of Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares (each, a “Full Value Award”) is forfeited or repurchased by the Company due to failure to vest, then the forfeited or repurchased Shares subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). With respect to Stock Appreciation Rights settled in Shares, the gross number of Shares covered by the portion of the Award so exercised will cease to be available under the Plan. Shares used to pay the exercise or purchase price of an Award will cease to be available for future grant or sale under the Plan. Shares used to satisfy the Tax Obligations related to an Option or Stock Appreciation Right will not become available for future grant or sale under the Plan. Shares used to satisfy the Tax Obligations related to a Full Value Award will be available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. For purposes of clarification, no Shares purchased by the Company with proceeds received from the exercise of an Option will become available for issuance under this Plan or the Existing Plan. Notwithstanding the foregoing and, subject to adjustment as provided in Section 14, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3(a), plus, to the extent allowable under Section 422 of the Code and the Treasury Regulations promulgated thereunder, any Shares that become available for issuance under the Plan pursuant to Section 3(b).

(c) Share Reserve. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

4. Administration of the Plan.

(a) Procedure.

(i) Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.

(ii) Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

(iii) Other Administration. Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.

(b) Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

(i) to determine the Fair Market Value;

(ii) to select the Service Providers to whom Awards may be granted hereunder;

(iii) to determine the number of Shares to be covered by each Award granted hereunder;

(iv) to approve forms of Award Agreements for use under the Plan;

(v) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;

(vi) to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(vii) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws or for qualifying for favorable tax treatment under applicable foreign laws;

(viii) to modify or amend each Award (subject to Section 5 and Section 19 of the Plan), including but not limited to the discretionary authority to extend the post-termination exercisability period of Awards;

(ix) to allow Participants to satisfy Tax Obligations in such manner as prescribed in Section 15 of the Plan;

(x) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xi) to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award; and

(xii) to make all other determinations deemed necessary or advisable for administering the Plan.

(c) Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards and will be given the maximum deference permitted by law.

5. Limits.

(a) Share Limits. Subject to Section 14, the limits specified below shall be applicable to Awards issued under the Plan:

(i) Limits on Options. No Participant shall receive Options during any Fiscal Year covering in excess of 1,500,000 Shares; provided, however, that in connection with a Participant’s initial service as an Employee, the Participant may be granted Options covering up to an additional 1,500,000 Shares.

(ii) Limits on Stock Appreciation Rights. No Participant shall receive Stock Appreciation Rights during any Fiscal Year covering in excess of 1,500,000 Shares; provided, however, that in connection with a Participant’s initial service as an Employee, the Participant may be granted Stock Appreciation Rights covering up to an additional 1,500,000 Shares.

(iii) Limits on Restricted Stock. No Participant shall receive Awards of Restricted Stock during any Fiscal Year covering in excess of 1,500,000 Shares; provided, however, that in connection with a Participant’s initial service as an Employee, the Participant may be granted an aggregate of up to an additional 1,500,000 Shares of Restricted Stock.

(iv) Limits on Restricted Stock Units. No Participant shall receive Restricted Stock Units during any Fiscal Year covering in excess of 1,500,000 Shares; provided, however, that in connection with a Participant’s initial service as an Employee, the Participant may be granted an aggregate of up to an additional 1,500,000 Restricted Stock Units.

(v) Limits on Performance Shares. No Participant shall receive Performance Shares during any Fiscal Year covering in excess of 1,500,000 Shares; provided, however, that in connection with a Participant’s initial service as an Employee, the Participant may be granted up to an additional 1,500,000 Performance Shares.

(vi) Limits on Performance Units. No Participant shall receive Performance Units with an aggregate Initial Value of greater than $7,500,000.

(b) Outside Director Share Limits. No Outside Director may be granted, in any Fiscal Year, Awards (the value of which will be based on their grant date fair value determined in accordance with U.S. generally accepted accounting principles) and any other compensation (including without limitation any cash retainers or fees) that, in the aggregate, exceed $750,000, provided that such amount is increased to $1,000,000 in the Fiscal Year of his or her initial service as an Outside Director. Any Awards or other compensation provided to an individual for his or her services as an Employee, or for his or her services as a Consultant other than an Outside Director, will be excluded for purposes of this Section 5(b).

(c) Vesting Limits.

(i) One-Year Vesting Requirement. Awards granted under the Plan shall vest no earlier than the one (1) year anniversary of the Award’s date of grant, provided that the Administrator, in its sole discretion, may provide an Award may accelerate vesting by reason of the Participant’s death, Disability or retirement, or a termination of the Participant’s service that occurs in connection with a Change in Control, and provided further, that, notwithstanding the foregoing in this sentence, Awards that result in the issuance of an aggregate of up to 5% of the Shares reserved for issuance under Section 3(a) may be granted to Service Providers, or outstanding Awards modified, without regard to such minimum vesting, exercisability and distribution provisions.

(ii) Limited Vesting Acceleration upon a Change in Control. Except (x) as permitted under Section 5(c)(i) and (y) for any Awards made to Outside Directors, the Administrator shall not be permitted to accelerate the vesting of an Award upon a Change in Control other than in the event an Award is not assumed or substituted for as provided for in Section 14(c). For purposes of clarification, the Administrator will be permitted to provide for the acceleration of an Award in connection with a termination of service upon or in connection with a Change in Control.

(d) Incentive Stock Options.

(i) $100,000 Limitation. Notwithstanding any designation of an Option as an Incentive Stock Option, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), the portion of the Options falling within such limit will be Incentive Stock Options and the excess Options will be treated as Nonstatutory Stock Options. For these purposes, Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.

(ii) Maximum Option Term. In the case of an Incentive Stock Option, the term of an Option will be ten (10) years from the date of grant or such shorter term as may be provided by the Administrator and set forth in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

(iii) Option Exercise Price. In the case of an Incentive Stock Option granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant. An Incentive Stock Option granted to any Employee other than an Employee described in immediately preceding sentence, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. Notwithstanding the foregoing provisions of this subsection (iii), Incentive Stock Options may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

(e) No Exchange Program or Repricing. The Administrator may not implement an Exchange Program.

6. Eligibility. Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

7. Stock Options.

(a) Grant of Options. Subject to the terms and conditions of the Plan, an Option may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion. Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option.

(b) Number of Shares. The Administrator will have complete discretion to determine the number of Shares subject to Options granted to any Participant, provided that during any Fiscal Year, no Participant will be granted Options covering more than 1,500,000 Shares. Notwithstanding the foregoing limitation, in connection with a Participant’s initial service as an Employee, the Participant may be granted Options covering up to an additional 1,500,000 Shares.

(c) Term of Option. The term of each Option will be determined by the Administrator and stated in the Award Agreement, but in no event shall the term of an Option be more than ten (10) years from the date of grant.

(d) Option Exercise Price and Consideration.

(i) Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, but shall in no event be less than one hundred percent (100%)

of the Fair Market Value per Share on the date of grant, subject to Section 5. Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

(ii) Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

(iii) Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of: (1) cash; (2) check; (3) promissory note, to the extent permitted by Applicable Laws, (4) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised and provided that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Administrator determines in its sole discretion; (5) consideration received by the Company under a broker-assisted (or other) cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with the Plan; (6) by net exercise; (7) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or (8) any combination of the foregoing methods of payment.

(e) Exercise of Option.

(i) Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (i) a notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 14 of the Plan.

Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(ii) Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than as the result of the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination of Participant’s status as a Service Provider (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the termination of Participant’s status as a Service Provider, but in no event later than the expiration of the term of such Option as set forth in the Award Agreement. Unless otherwise provided by the Administrator, if on the date of termination of Participant’s status as a Service Provider, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iii) Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of death (but in no event may the Option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following termination of Participant’s status as a Service Provider, but in no event later than the expiration of the term of such Option as set forth in the Award Agreement. Unless otherwise provided by the Administrator, if on the date of termination of Participant’s status as a Service Provider, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iv) Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination of Participant’s status as a Service Provider (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following termination of Participant’s status as a Service Provider, but in no event may the Option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement. Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

In the event that the Participant dies while a Service Provider, but before the expiration of the Participant’s Option as set forth in subsections (iii) or (iv), as applicable, all or part of the Option (to the extent vested) may be exercised (prior to expiration) by the Participant’s designated beneficiary, provided such beneficiary has been properly designated prior to Participant’s death in a form acceptable to the Administrator and to the extent permitted by Applicable Law. In the absence of such designated beneficiary (or to the extent not permitted by Applicable Law), such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution.

8. Restricted Stock.

(a) Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

(b) Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction (if any), the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, the Company as escrow agent will hold Shares of Restricted Stock until the restrictions on such Shares have lapsed.

(c) Transferability. Except as provided in this Section 8 or the Award Agreement, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

(d) Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

(e) Removal of Restrictions. Except as otherwise provided in this Section 8, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Administrator may determine. Subject to the vesting limitations under Section 5, the Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

(f) Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

(g) Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares, unless the Administrator provides otherwise. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

(h) Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

9. Restricted Stock Units.

(a) Grant. Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. Each Restricted Stock Unit grant will be evidenced by an Award Agreement that will specify such terms and conditions as the Administrator in its sole discretion determines, including all terms, conditions, and restrictions related to the grant, the number of Restricted Stock Units and the form of payout, which, subject to Section 9(d), may be left to the discretion of the Administrator.

(b) Vesting Criteria and Other Terms. The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws or any other basis determined by the Administrator in its sole discretion.

(c) Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Administrator. Notwithstanding the foregoing, subject to the vesting limitations under Section 5, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

(d) Form and Timing of Payment. Payment of earned Restricted Stock Units will be made as soon as practicable after the date(s) determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may pay earned Restricted Stock Units in cash, Shares, or a combination of both.

(e) Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.

10. Stock Appreciation Rights.

(a) Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

(b) Number of Shares. The Administrator will have complete discretion to determine the number of Stock Appreciation Rights granted to any Service Provider.

(c) Exercise Price and Other Terms. The per share exercise price for the Shares to be issued pursuant to exercise of a Stock Appreciation Right will be determined by the Administrator and will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. Otherwise, the Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan.

(d) Stock Appreciation Right Agreement. Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(e) Expiration of Stock Appreciation Rights. A Stock Appreciation Right granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 7(c) relating to the maximum term and Section 7(e) relating to exercise also will apply to Stock Appreciation Rights.

(f) Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(i) The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(ii) The number of Shares with respect to which the Stock Appreciation Right is exercised.

At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

11. Performance Units and Performance Shares.

(a) Grant of Performance Units/Shares. Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant.

(b) Value of Performance Units/Shares. Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

(c) Performance Objectives and Other Terms. The Administrator will set performance objectives or other vesting provisions (including, without limitation, continued status as a Service Provider) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Participant. Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine. The Administrator may set performance objectives based upon the achievement of Company-wide, divisional, business unit or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.

(d) Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a Performance Unit/Share, subject to the vesting limitations under Section 5, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Unit/Share.

(e) Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units/Shares will be made as soon as practicable after the expiration of the applicable Performance Period. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.

(f) Cancellation of Performance Units/Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and again will be available for grant under the Plan.

12. Service Provider Status.

(a) Leaves of Absence/Transfer Between Locations. Unless the Administrator provides otherwise, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence. A Service Provider will not cease to be an Employee or Director in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary. For purposes of Incentive Stock Options, no leave of absence may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months following the first (1st) day of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

13. Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.

14. Adjustments; Dissolution or Liquidation; Merger or Change in Control.

(a) Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, reincorporation, reclassification, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of Shares that may be delivered under the Plan and/or the number, class, and price of Shares covered by each outstanding Award, and the numerical Share limits in Sections 3 and 5 of the Plan.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

(c) Change in Control. In the event of a merger of the Company with or into another corporation or other entity or a Change in Control, each outstanding Award will be treated as the Administrator determines, in accordance with the following (i) Awards will be assumed or an equivalent option or right substituted by the acquiring or succeeding corporation or a Parent or Subsidiary thereof, (ii) upon written notice to a Participant and subject to the next paragraph, that the Participant’s Awards will terminate upon or immediately prior to the consummation of such merger or Change in Control; (iii) subject to the next paragraph, (A) the termination of an Award in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights as of the date of the occurrence of the transaction (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment), or (B) the replacement of such Award with other rights or property selected by the Administrator in its sole discretion; or (iv) any combination of the foregoing. The Administrator will not be required to treat all Awards, all Awards held by a Participant, or all Awards of the same type, similarly in the transaction.

In the event that the successor corporation does not assume or substitute for the Award (and for the avoidance of doubt, notwithstanding the vesting limitations under Section 5) (or portion of the Award), (A) the Participant will fully vest in and have the right to exercise such outstanding Option and Stock Appreciation Right, including Shares as to which such Award would not otherwise be vested or exercisable, (B) all restrictions on such Restricted Stock and Restricted Stock Units will lapse, and (C) with respect to such Award with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved based on actual performance measured through the last date that the Award remains outstanding (or such earlier date, as determined by the Administrator, in its sole discretion), with any performance period shortened proportionately and applicable performance goals or other vesting criteria adjusted proportionately to reflect the shortened performance period (or to the extent applicable, the value of the consideration to be received by the Company’s stockholders in connection with the merger or Change in Control), as determined by the Administrator, in its sole discretion. In addition, if an Option or Stock Appreciation Right is not assumed or substituted in the event of a merger or Change in Control, the Administrator will notify the Participant in writing or electronically that the Option or Stock Appreciation Right will be exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right will terminate upon the expiration of such period.

For the purposes of this subsection (c), an Award will be considered assumed if, following the merger or Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the merger or Change in Control, the consideration (whether stock, cash, or other securities or property) received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit, Performance Unit or Performance Share, for each Share subject to such Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger or Change in Control.

Notwithstanding anything in this Section 14(c) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

Notwithstanding anything in this Section 14(c) to the contrary, if a payment under an Award Agreement is subject to Section 409A and if the change in control definition contained in the Award Agreement does not comply with the definition of “change in control” for purposes of a distribution under Section 409A, then any payment of an amount that otherwise is accelerated under this Section will be delayed until the earliest time that such payment would be permissible under Section 409A without triggering any penalties applicable under Section 409A.

15. Tax.

(a) Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof) or such earlier time as any Tax Obligations are due, the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy all Tax Obligations with respect to such Award (or exercise thereof).

(b) Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such Tax Obligation, in whole or in part by (without limitation) (a) paying cash, (b) having the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld, (c) delivering to the Company already-owned Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld, , provided the delivery of such Shares will not result in adverse accounting consequences as the Administrator determines in its sole discretion, or (d) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that such Shares are withheld or delivered, as applicable.

(c) Compliance with Section 409A. Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A, except as otherwise determined in the sole discretion of the Administrator. The Plan and each Award Agreement under the Plan is intended to meet the requirements of Section 409A and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Administrator. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Section 409A the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A. Notwithstanding the foregoing, in no event will the Company or any Parent, Subsidiary or other affiliate of the Company have any liability or obligation to reimburse, indemnify, or hold harmless any Participant for any taxes, interest, or penalties imposed, or other costs incurred, as a result of Section 409A.

16. No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company or any Parent or Subsidiary, nor will they interfere in any way with the Participant’s right or the right of the Company or any Parent or Subsidiary, as applicable, to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

17. Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

18. Term of Plan. Subject to Section 23 of the Plan, the Plan will become effective upon approval of the Plan by the stockholders of the Company. It will continue in effect for a term of ten (10) years from the date of such stockholder approval, unless terminated earlier under Section 19 of the Plan.

19. Amendment and Termination of the Plan.

(a) Amendment and Termination. The Administrator may at any time amend, alter, suspend or terminate the Plan.

(b) Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

20. Forfeiture Events. The Administrator may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award will be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Notwithstanding any contrary provisions to the contrary under this Plan, an Award shall be subject to the Company’s clawback policy as may be established and/or amended from time to time (the “Clawback Policy”). The Administrator may require a Participant to forfeit, return or reimburse the Company all or a portion of the Award and any amounts paid thereunder pursuant to the terms of the Clawback Policy or as necessary or appropriate to comply with Applicable Laws.

21. Conditions upon Issuance of Shares.

(a) Legal Compliance. Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b) Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

22. Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction or to complete or comply with the requirements of any registration or other qualification of the Shares under any state, federal or foreign law or under the rules and regulations of the Securities and Exchange Commission, the stock exchange on which Shares of the same class are then listed, or any other governmental or regulatory body, which authority, registration, qualification or rule compliance is deemed by the Company’s counsel to be necessary or advisable for the issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority, registration, qualification or rule compliance will not have been obtained.

23. Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

24. Captions. Captions are provided herein for convenience only, and will not serve as a basis for interpretation or construction of the Plan.

APPENDIX C—INFINERA CORPORATION 2007 EMPLOYEE STOCK PURCHASE PLAN

INFINERA CORPORATION

2007 EMPLOYEE STOCK PURCHASE PLAN

(as amended and restated on                , 2018)

1. Purpose. The purpose of the Plan is to provide employees of the Company and its Designated Companies with an opportunity to purchase Common Stock through accumulated Contributions. The Company’s intention is to have the Plan include two components: (i) a Code Section 423 Component (the “Section 423 Component”), which the Company intends to qualify as an “employee stock purchase plan” under Section 423 of the Code (although the Company makes no undertaking or representation to maintain such qualification); and (ii) a non-Code Section 423 Component (the “Non-Section 423 Component”), which the Company does not intend to qualify as an “employee stock purchase plan” under Section 423 of the Code. The provisions of the Plan, accordingly, will be construed so as to extend and limit Plan participation consistent with the foregoing intent.

2. Definitions.

(a) “Administrator” means the Board or any Committee designated by the Board to administer the Plan pursuant to Section 14.

(b) “Applicable Laws” means the requirements relating to the administration of equity-based awards, including but not limited to the related issuance of shares of Common Stock, under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any non-U.S. country or jurisdiction where options are, or will be, granted under the Plan.

(c) “Board” means the Board of Directors of the Company.

(d) “Change in Control” means the occurrence of any of the following events:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(ii) The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(iii) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or

(iv) A change in the composition of the Board occurring within a two (2) year period, as a result of which less than a majority of the Directors are Incumbent Directors. “Incumbent Directors” means Directors who either (A) are Directors as of the effective date of the Plan, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of Directors to the Company).

(e) “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein will be a reference to any successor or amended section of the Code.

(f) “Committee” means a committee of the Board appointed in accordance with Section 14 hereof.

(g) “Common Stock” means the common stock of the Company.

(h) “Company” means Infinera Corporation, a Delaware corporation.

(i) “Compensation” means an Employee’s base straight time gross earnings, commissions (to the extent such commissions are an integral, recurring part of compensation), overtime and shift premium, but exclusive of payments for incentive compensation, bonuses and other compensation.

(j) “Contributions” means payroll deductions (to the extent permitted under Applicable Laws) and any other contributions the Company may allow to be made by a participant to fund the purchase of shares of Common Stock under the Plan if payroll deductions are not permitted or advisable under Applicable Laws.

(k) “Designated Company” means any Subsidiary that has been designated by the Administrator from time to time in its sole discretion as eligible to participate in the Plan. At any given time a Subsidiary that is a Designated Company under the Section 423 Component shall not be a Designated Company under the Non-Section 423 Component. The Committee may provide that any Designated Company shall only be eligible to participate in the Non-Section 423 Component.

(l) “Director” means a member of the Board.

(m) “Eligible Employee” means any individual who is a common law employee of an Employer and is customarily employed for at least twenty (20) hours per week and more than five (5) months in any calendar year by the Employer. For purposes of the Plan, the employment relationship will be treated as continuing intact while the individual is on sick leave or other leave of absence that the Employer approves or is legally protected under Applicable Laws. Where the period of leave exceeds three (3) months and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship will be deemed to have terminated on the date three (3) months and one (1) day following the commencement of such leave. The Administrator, in its discretion, from time to time may, prior to an Offering Date for all options to be granted on such Offering Date in an Offering, determine (on a uniform and nondiscriminatory basis) that the definition of Eligible Employee will or will not include an individual if he or she: (i) has not completed at least two (2) years of service since his or her last hire date (or such lesser period of time as may be determined by the Administrator in its discretion), (ii) customarily works not more than twenty (20) hours per week (or such lesser period of time as may be determined by the Administrator in its discretion), (iii) customarily works not more than five (5) months per calendar year (or such lesser period of time as may be determined by the Administrator in its discretion), (iv) is a highly compensated employee within the meaning of Section 414(q) of the Code, or (v) is a highly compensated employee within the meaning of Section 414(q) of the Code with compensation above a certain level or is an officer or subject to the disclosure requirements of Section 16(a) of the Exchange Act, provided the exclusion is applied with respect to each Offering in an identical manner to all highly compensated individuals of the Employer whose Eligible Employees are participating in that Offering. Each exclusion shall be applied with respect to an Offering in a manner complying with U.S. Treasury Regulation Section 1.423-2(e)(2)(ii).

(n) “Employer” means any one or all of the Company and its Designated Companies.

(o) “Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

(p) “Exercise Date” means the first Trading Day on or after February 15 and August 15 of each year.

(q) “Fair Market Value” means, as of any date and unless the Administrator determines otherwise, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market of The Nasdaq Stock Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value will be the mean of the closing bid and asked prices for the Common Stock on the date of determination (or if no bids and asks were reported on that date, on the last day such bids and asks were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii) In the absence of an established market for the Common Stock, the Fair Market Value thereof will be determined in good faith by the Administrator.

(r) “Fiscal Year” means the fiscal year of the Company.

(s) “New Exercise Date” means a new Exercise Date set by shortening any Offering Period then in progress.

(t) “Non-Section 423 Component” means the part of the Plan that is not intended to meet the requirements set forth in Section 423 of the Code.

(u) “Offering” means an offer under the Plan of an option that may be exercised during an Offering Period as further described in Section 4. For purposes of the Plan, the Administrator may designate separate Offerings under the Plan (the terms of which need not be identical) in which Eligible Employees of one or more Eligible Employers will participate, even if the dates of the applicable Offering Periods of each such Offering are identical and the provisions of the Plan will separately apply to each Offering. To the extent permitted by U.S. Treasury Regulation Section 1.423-2(a)(1), the terms of each Offering need not be identical provided that the terms of the Plan and an Offering together satisfy U.S. Treasury Regulation Section 1.423-2(a)(2) and (a)(3).

(v) “Offering Date” means the first Trading Day of each Offering Period.

(w) “Offering Periods” means the periods of approximately six (6) months during which an option granted pursuant to the Plan may be exercised, (i) commencing on the first Trading Day on or after February 15 of each year and terminating on the first Trading Day on or following August 15, approximately six (6) months later, and (ii) commencing on the first Trading Day on or after August 15 of each year and terminating on the first Trading Day on or following February 15, approximately six (6) months later. The duration and timing of Offering Periods may be changed pursuant to Sections 4 and 20.

(x) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(y) “Plan” means this Infinera Corporation 2007 Employee Stock Purchase Plan, as amended from time to time.

(z) “Purchase Period” means the period during an Offering Period in which shares of Common Stock may be purchased on a participant’s behalf in accordance with the terms of the Plan. Unless and until the Administrator provides otherwise, the Purchase Period will have the same duration and coincide with the length of the Offering Period.

(aa) “Purchase Price” means an amount equal to eighty-five percent (85%) of the Fair Market Value of a share of Common Stock on the Offering Date or on the Exercise Date, whichever is lower; provided however, that the Purchase Price may be determined for subsequent Offering Periods by the Administrator subject to compliance with Section 423 of the Code (or any successor rule or provision or any other Applicable Laws) or pursuant to Section 20.

(bb) “Section 423 Component” means the part of the Plan, which excludes the Non-Section 423 Component, pursuant to which options to purchase shares of Common Stock that satisfy the requirements for “employee stock purchase plans” set forth in Section 423 of the Code may be granted to Eligible Employees.

(cc) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

(dd) “Trading Day” means a day on which the national stock exchange upon which the Common Stock is listed is open for trading.

3. Eligibility.

(a) Offering Periods. Any Eligible Employee on a given Offering Date will be eligible to participate in the Plan, subject to the requirements of Section 5.

(b) Non-U.S. Employees. Eligible Employees who are citizens or residents of a non-U.S. jurisdiction (without regard to whether they also are citizens or residents of the United States or resident aliens (within the meaning of Section 7701(b)(1)(A) of the Code)) may be excluded from participation in an Offering under Section 423 of the Plan if the participation of such Employees is prohibited under the laws of the applicable jurisdiction or if complying with the laws of the applicable jurisdiction would cause the Offering to violate Section 423 of the Code. Non-U.S. Employees may participate in an Offering under the Non-Section 423 Component.

(c) Limitations. Any provisions of the Plan to the contrary notwithstanding, no Eligible Employee will be granted an option under the Plan (i) to the extent that, immediately after the grant, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company or any Parent or Subsidiary of the Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Parent or Subsidiary of the Company, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans (as defined in Section 423 of the Code) of the Company or any Parent or Subsidiary of the Company accrues at a rate which exceeds twenty-five thousand dollars ($25,000) worth of stock (determined at the Fair Market Value of the stock at the time such option is granted) for each calendar year in which such option is outstanding at any time.

4. Offering Periods. The Plan will be implemented by consecutive Offering Periods with a new Offering Period commencing on the first Trading Day on or after February 15 and August 15 each year, or on such other date as the Administrator will determine. The Administrator will have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future Offerings without stockholder approval if such change is announced prior to the scheduled beginning of the first Offering Period to be affected thereafter; provided, however, that no Offering Period may last more than twenty-seven (27) months.

5. Participation. An Eligible Employee may participate in the Plan pursuant to Section 3(a) by (i) submitting to the Company’s payroll office (or its designee), on or before a date prescribed by the Administrator prior to an applicable Offering Date, a properly completed subscription agreement authorizing Contributions in the form provided by the Administrator for such purpose, or (ii) following an electronic or other enrollment procedure prescribed by the Administrator.

6. Contributions.

(a) At the time a participant enrolls in the Plan pursuant to Section 5, he or she will elect to have Contributions made on each pay day during the Offering Period in an amount not exceeding fifteen percent (15%) of the Compensation, in whole percentages only, which he or she receives on each pay day during the Offering Period; provided, however, that should a pay day occur on an Exercise Date, a participant will have the Contributions made on such day applied to his or her account under the subsequent Purchase or Offering Period. A participant’s subscription agreement will remain in effect for successive Offering Periods unless terminated as provided in Section 10 hereof.

(b) Contributions for a participant will commence on the first pay day following the Offering Date and will end on the last pay day prior to the Exercise Date of such Offering Period to which such authorization is applicable, unless sooner terminated by the participant as provided in Section 10 hereof.

(c) All Contributions made for a participant will be credited to his or her account under the Plan and will be withheld in whole percentages only. A participant may not make any additional payments into such account, unless required by Applicable Laws.

(d) A participant may discontinue his or her participation in the Plan as provided in Section 10, or may decrease (but not increase) the rate of his or her Contributions during the Offering Period by (i) properly completing and submitting to the Company’s payroll office (or its designee), on or before a date prescribed by the Administrator prior to an applicable Exercise Date, a new subscription agreement authorizing the change in Contribution rate in the form provided by the Administrator for such purpose, or (ii) following an electronic or other procedure prescribed by the Administrator; provided, however, that a participant may only make one Contribution change during each Offering Period. A participant may increase or decrease the rate of his or her Contributions for future Offering Periods by (x) properly completing and submitting to the Company’s payroll office (or its designee), on or before a date prescribed by the Administrator prior to an applicable Offering Period, a new subscription agreement authorizing the change in Contribution rate in the form provided by the Administrator for such purpose, or (y) following an electronic or other procedure prescribed by the Administrator. If a participant has not followed such procedures to change the rate of Contributions, the rate of his or her Contributions will continue at the originally elected rate throughout the Offering Period and future Offering Periods (unless terminated as provided in Section 10). The Administrator may, in its sole discretion, limit the nature and/or number of Contribution rate changes that may be made by participants during any Offering Period. Any change in Contribution rate made pursuant to this Section 6(d) will be effective as of the first full payroll period following five (5) business days after the date on which the change is made by the participant (unless the Administrator, in its sole discretion, elects to process a given change in Contribution rate more quickly).

(e) Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(c), a participant’s Contributions may be decreased to zero percent (0%) at any time during an Offering Period. Subject to Section 423(b)(8) of the Code and Section 3(c) hereof, Contributions will recommence at the rate originally elected by the participant effective as of the beginning of the first Offering Period which is scheduled to end in the following calendar year, unless terminated by the participant as provided in Section 10.

(f) At the time the option is exercised, in whole or in part, or at the time some or all of the Common Stock issued under the Plan is disposed of (or any other time that a taxable event related to the Plan occurs), the participant must make adequate provision for the Company’s or Employer’s federal, state, local, or any other tax liability payable to any authority including taxes imposed by jurisdictions outside of the U.S., national insurance, social insurance contributions, social security, payroll tax, fringe benefits tax, payment on account or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock (or any other time that a taxable event related to the Plan occurs). At any time, the Company or the Employer may, but will not be obligated to, withhold from the participant’s compensation or other payments made to the participant the amount necessary for the Company or the Employer to meet applicable withholding obligations, including any withholding required to make available to the Company or the Employer any tax deductions or benefits attributable to sale or early disposition of Common Stock by the participant. In addition, the Company or the Employer may, but will not be obligated to, withhold from the proceeds of the sale of Common Stock or any other method of withholding the Company or the Employer deems appropriate to the extent permitted by U.S. Treasury Regulation Section 1.423-2(f) for Offerings under the Section 423 Component and Applicable Laws for Offerings under the Non-Section 423 Component.

7. Grant of Option. On the Offering Date of each Offering Period, each Eligible Employee participating in such Offering Period will be granted an option to purchase on each Exercise Date during such Offering Period (at the applicable Purchase Price) up to a number of shares of Common Stock determined by dividing such Eligible Employee’s Contributions accumulated prior to such Exercise Date and retained in the Eligible Employee’s account as of the Exercise Date by the applicable Purchase Price; provided that in no event will an Eligible Employee be permitted to purchase during each Offering Period more than 3,000 shares of the Common Stock (subject to any adjustment pursuant to Section 19), and provided further that such purchase will be subject to the limitations set forth in Sections 3(c) and 13. The Eligible Employee may accept the grant of such option by electing to participate in the Plan in accordance with the requirements of Section 5. The Administrator may, for future Offering Periods, increase or decrease, in its absolute discretion, the maximum number of shares of Common Stock that an Eligible Employee may purchase during each Offering Period and/or each Purchase Period of an Offering Period. Exercise of the option will occur as provided in Section 8, unless the participant has withdrawn pursuant to Section 10. The option will expire on the last day of the Offering Period.

8. Exercise of Option.

(a) Unless a participant withdraws from the Plan as provided in Section 10, his or her option for the purchase of shares of Common Stock will be exercised automatically on the Exercise Date, and the maximum number of full shares subject to option will be purchased for such participant at the applicable Purchase Price with the accumulated Contributions in his or her account. No fractional shares of Common Stock will be purchased; any Contributions accumulated in a participant’s account which are not sufficient to purchase a full share will be retained in the participant’s account for the subsequent Purchase Period and/or Offering Period, as applicable, subject to earlier withdrawal by the participant as provided in Section 10. Any other funds left over in a participant’s account after the Exercise Date will be returned to the participant. During a participant’s lifetime, a participant’s option to purchase shares hereunder is exercisable only by him or her.

(b) If the Administrator determines that, on a given Exercise Date, the number of shares of Common Stock with respect to which options are to be exercised may exceed (i) the number of shares of Common Stock that were available for sale under the Plan on the Offering Date of the applicable Offering Period, or (ii) the number of shares of Common Stock available for sale under the Plan on such Exercise Date, the Administrator may in its sole discretion provide that the Company will make a pro rata allocation of the shares of Common Stock available for purchase on such Offering Date or Exercise Date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all participants exercising options to purchase Common Stock on such Exercise Date, and continue all Offering Periods then in effect or terminate all Offering Periods then in effect pursuant to Section 20. The Company may make a pro rata allocation of the shares available on the Offering Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional shares for issuance under the Plan by the Company’s stockholders subsequent to such Offering Date.

9. Delivery. As soon as reasonably practicable after each Exercise Date on which a purchase of shares of Common Stock occurs, the Company will arrange the delivery to each participant the shares purchased upon exercise of his or her option in a form determined by the Administrator (in its sole discretion) and pursuant to rules established by the Administrator. The Company may permit or require that shares be deposited directly with a broker designated by the Company or to a trustee or designated agent of the Company, and the Company may utilize electronic or automated methods of share transfer. The Company may require that shares be retained with such broker, trustee or agent for a designated period of time and/or may establish other procedures to permit tracking of disqualifying dispositions or other dispositions of such shares. No participant will have any voting, dividend, or other stockholder rights with respect to shares of Common Stock subject to any option granted under the Plan until such shares have been purchased and delivered to the participant as provided in this Section 9.

10. Withdrawal.

(a) A participant may withdraw all but not less than all the Contributions credited to his or her account and not yet used to exercise his or her option under the Plan at any time by (i) submitting to the Company’s payroll office (or its designee) a written notice of withdrawal in the form prescribed by the Administrator for such purpose, or (ii) following an electronic or other withdrawal procedure prescribed by the Administrator. All of the participant’s Contributions credited to his or her account will be paid to such participant promptly after receipt of notice of withdrawal and such participant’s option for the Offering Period will be automatically terminated, and no further Contributions for the purchase of shares will be made for such Offering Period. If a participant withdraws from an Offering Period, Contributions will not resume at the beginning of the succeeding Offering Period, unless the participant re-enrolls in the Plan in accordance with the provisions of Section 5.

(b) A participant’s withdrawal from an Offering Period will not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods which commence after the termination of the Offering Period from which the participant withdraws.

11. Termination of Employment. Unless otherwise required by Applicable Laws, upon a participant’s ceasing to be an Eligible Employee, for any reason, he or she will be deemed to have elected to withdraw from the Plan and the Contributions credited to such participant’s account during the Offering Period but not yet used to purchase shares of Common Stock under the Plan will be returned to such participant or, in the case of his or her death, to the person or persons entitled thereto under Section 15, and such participant’s option will be automatically terminated.

12. Interest. No interest will accrue on the Contributions of a participant in the Plan, unless otherwise required by Applicable Laws.

13. Stock.

(a) Subject to adjustment upon changes in capitalization of the Company as provided in Section 19 hereof, the maximum number of shares of Common Stock which will be made available for sale under the Plan will be 22,556,830 shares.

(b) Until the shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), a participant will only have the rights of an unsecured creditor with respect to such shares, and no right to vote or receive dividends or any other rights as a stockholder will exist with respect to such shares.

(c) Shares of Common Stock to be delivered to a participant under the Plan will be registered in the name of the participant or in the name of the participant and his or her spouse.

14. Administration. The Plan will be administered by the Board or a Committee appointed by the Board or a Committee, which Committee will be constituted to comply with Applicable Laws. The Administrator will have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to designate separate Offerings under the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. Every finding, decision and determination made by the Administrator will, to the full extent permitted by law, be final and binding upon all parties. Notwithstanding any provision to the contrary in this Plan, the Administrator may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures for jurisdictions outside of the United States. Without limiting the generality of the foregoing, the Administrator is specifically authorized to adopt rules and procedures regarding eligibility to participate, the definition of Compensation, making of Contributions to the Plan (including, without limitation, in forms other than payroll deductions), establishment of bank or trust accounts to hold Contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of stock certificates which vary with local requirements.

15. Designation of Beneficiary.

(a) If authorized by the Administrator, a participant may file a designation of a beneficiary who is to receive any shares of Common Stock and cash, if any, from the participant’s account under the Plan in the event of such participant’s death subsequent to an Exercise Date on which the option is exercised but prior to delivery to such participant of such shares and cash. In addition, if authorized by the Administrator, a participant may file a designation of a beneficiary who is to receive any cash from the participant’s account under the Plan in the event of such participant’s death prior to exercise of the option. If a participant is married and the designated beneficiary is not the spouse, spousal consent will be required for such designation to be effective.

(b) Such designation of beneficiary may be changed by the participant at any time by notice in a form determined by the Administrator. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant’s death, the Company will deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

(c) All beneficiary designations will be in such form and manner as the Administrator may designate from time to time.

16. Transferability. Neither Contributions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares of Common Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 15 hereof) by the participant. Any such attempt at assignment, transfer, pledge or other disposition will be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10 hereof.

17. Use of Funds. The Company may use all Contributions received or held by it under the Plan for any corporate purpose, and the Company will not be obligated to segregate such Contributions, unless otherwise required by Applicable Laws. Until shares of Common Stock are issued, participants will only have the rights of an unsecured creditor with respect to such shares.

18. Reports. Individual accounts will be maintained for each participant in the Plan. Statements of account will be given to participants at least annually, which statements will set forth the amounts of Contributions, the Purchase Price, the number of shares of Common Stock purchased and the remaining cash balance, if any.

19. Adjustments, Dissolution, Liquidation, Merger or Change in Control.

(a) Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Stock or other securities of the Company, or other change in the corporate structure of the Company affecting the Common Stock occurs, the Administrator, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, shall, in such manner as it may deem equitable, adjust the number and class of Common Stock which may be delivered under the Plan, the Purchase Price per share, and class and number of shares of Common Stock covered by each option under the Plan which has not yet been exercised, and the numerical limits of Sections 7 and 13.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, any Offering Period then in progress will be shortened by setting a New Exercise Date, and will terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Administrator. The New Exercise Date will be before the date of the Company’s proposed dissolution or liquidation. The Administrator will notify each participant in writing or electronically, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the participant’s option has been changed to the New Exercise Date and that the participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10 hereof.

(c) Merger or Change in Control. In the event of a merger or Change in Control, each outstanding option will be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, the Offering Period with respect to which such option relates will be shortened by setting a New Exercise Date and will end on the New Exercise Date. The New Exercise Date will occur before the date of the Company’s proposed merger or Change in Control. The Administrator will notify each participant in writing or electronically prior to the New Exercise Date, that the Exercise Date for the participant’s option has been changed to the New Exercise Date and that the participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10 hereof.

20. Amendment or Termination.

(a) The Administrator, in its sole discretion, may amend, suspend, or terminate the Plan, or any part thereof, at any time and for any reason. If the Plan is terminated, the Administrator, in its discretion, may elect to terminate all outstanding Offering Periods either immediately or upon completion of the purchase of shares of Common Stock on the next Exercise Date (which may be sooner than originally scheduled if determined by the Administrator in its discretion), or may elect to permit Offering Periods to expire in accordance with their terms (and subject to any adjustment pursuant to Section 19). If the Offering Periods are terminated prior to expiration, all amounts then credited to participants’ accounts which have not been used to purchase shares of Common Stock will be returned to the participants (without interest thereon, except as otherwise required by Applicable Laws) as soon as administratively practicable.

(b) Without stockholder consent and without limiting Section 20(a), the Administrator will be entitled to change the Offering Periods, designate separate Offerings, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit Contributions in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed Contribution elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with Contribution amounts, and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable which are consistent with the Plan.

(c) In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify, amend or terminate the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(i) amending the Plan to conform with the safe harbor definition under Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto), including with respect to an Offering Period underway at the time;

(ii) altering the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price;

(iii) shortening any Offering Period by setting a New Exercise Date, including an Offering Period underway at the time of the Administrator action;

(iv) reducing the maximum percentage of Compensation a participant may elect to set aside as Contributions; and

(v) reducing the maximum number of Shares a participant may purchase during any Offering Period or Purchase Period.

Such modifications or amendments will not require stockholder approval or the consent of any Plan participants.

21. Notices. All notices or other communications by a participant to the Company under or in connection with the Plan will be deemed to have been duly given when received in the form and manner specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

22. Conditions upon Issuance of Shares. Shares of Common Stock will not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto will comply with all Applicable Laws, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and will be further subject to the approval of counsel for the Company with respect to such compliance.

As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

23. Code Section 409A. The Plan is intended to be exempt from the application of Code Section 409A, and to the extent not exempt, is intended to comply with Code Section 409A and any ambiguities or ambiguous terms herein will be interpreted to so be exempt from or comply with Code Section 409A. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Administrator determines that an option granted under the Plan may be subject to Code Section 409A or that any provision in the Plan would cause an option under the Plan to be subject to Code Section 409A, the Administrator may amend the terms of the Plan and/or of an outstanding option granted under the Plan, or take such other action the Administrator determines is necessary or appropriate, in each case, without the participant’s consent, to exempt any outstanding option or future option that may be granted under the Plan from or to allow any such options to comply with Code Section 409A, but only to the extent any such amendments or action by the Administrator would not violate Code Section 409A. Notwithstanding the foregoing, in no event will the Company or any Parent, Subsidiary or other affiliate of the Company have any liability or obligation to reimburse, indemnify, or hold harmless a participant or any other party if the option to purchase Common Stock under the Plan that is intended to be exempt from or compliant with Code Section 409A is not so exempt or compliant or for any action taken by the Administrator with respect thereto. The Company makes no representation that the option to purchase Common Stock under the Plan is exempt from or compliant with Code Section 409A.

24. Term of Plan. The Plan will become effective upon the earlier to occur of its adoption by the Board or its approval by the stockholders of the Company. It will continue in effect unless sooner terminated under Section 20.

25. Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

26. Governing Law. The Plan will be governed by, and construed in accordance with, the laws of the State of California (except its choice-of-law provisions).

27. No Right to Employment. Participation in the Plan by a Participant will not be construed as giving a participant the right to be retained as an employee of the Company or a Subsidiary, as applicable. Furthermore, the Company or a Subsidiary may dismiss a participant from employment at any time, free from any liability or any claim under the Plan.

28. Severability. If any provision of the Plan is or becomes or is deemed to be invalid, illegal, or unenforceable for any reason in any jurisdiction or as to any participant, such invalidity, illegality or unenforceability will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as to such jurisdiction or participant as if the invalid, illegal or unenforceable provision had not been included.

29. Compliance with Applicable Laws. The terms of this Plan are intended to comply with all Applicable Laws and will be construed accordingly.

INFINERA CORPORATION ATTN: MICHAEL POST 140 CASPIAN COURT SUNNYVALE, CA 94089

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Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/23/2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/23/2018. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1.	To elect two Class II Directors to serve until the 2021 Annual Meeting of Stockholders or until their successors have been duly elected and qualified.

	Nominees	For	Against	Abstain			For	Against	Abstain
	1a. Paul J. Milbury 1b. David F. Welch, Ph.D.	☐ ☐	☐ ☐	☐ ☐	4	To approve, on an advisory basis, the compensation of Infinera’s named executive officers, as described in the Proxy Statement.	☐	☐	☐
					5	To ratify the appointment of Ernst & Young LLP as Infinera’s independent registered public accounting firm for the fiscal year ending December 29, 2018.	☐	☐	☐
The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5.		For	Against	Abstain

2	To approve an amendment and restatement of the Infinera Corporation 2016 Equity Incentive Plan to (i) increase the number of shares authorized for issuance thereunder by 1,500,000 shares and (ii) effect various technical revisions and improvements.	☐	☐	☐	NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

3	To approve an amendment and restatement of the Infinera Corporation 2007 Employee Stock Purchase Plan to (i) increase the number of shares authorized for issuance thereunder by 4,500,000 shares and (ii) effect various technical revisions and improvements.	☐	☐	☐

For address change/comments, mark here. (see reverse for instructions)		Yes	No	☐

Please indicate if you plan to attend this meeting		☐	☐
Please sign as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

	Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report with Form 10-K is/are available at www.proxyvote.com.

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PROXY - Infinera Corporation

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 24, 2018, 10:00 a.m. Pacific Time

Proxy Solicited by the Board of Directors for Annual Meeting to be held May 24, 2018

The undersigned hereby appoints Thomas J. Fallon and James L. Laufman, and each of them (the “Proxies”), with power to act without the other and with power of substitution as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side all the shares of Infinera Corporation common stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of Infinera to be held on May 24, 2018 or any adjournment, continuation or postponement thereof, with all powers which the undersigned would possess if present at the meeting.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR each of the Nominees listed in Proposal 1 (Election of Directors); FOR Proposal 2 (To approve an amendment and restatement of the Infinera Corporation 2016 Equity Incentive Plan); FOR Proposal 3 (To approve an amendment and restatement of the Infinera Corporation 2007 Employee Stock Purchase Plan); FOR Proposal 4 (To approve, on an advisory basis, the compensation of Infinera’s named executive officers); and FOR Proposal 5 (To ratify the appointment of Ernst & Young LLP as Infinera’s independent registered public accounting firm for the fiscal year ending December 29, 2018). In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) (Continued and to be marked, dated and signed, on the reverse side)